  As filed with the Securities and Exchange Commission on March 22, 1999

                                                Registration No. 333-71585
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    To
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

       CABOT INDUSTRIAL PROPERTIES, L.P.                      CABOT INDUSTRIAL TRUST
 (Exact name of Registrant as specified in its     (Exact name of Registrant as specified in its
                    charter)                                          charter)

                    Delaware                                         Maryland
(State or other jurisdiction of incorporation or (State or other jurisdiction of incorporation or
                  organization)                                    organization)
                   04-3397874                                       04-3397866
    (I.R.S. Employer Identification Number)           (I.R.S. Employer Identification Number)

                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108
                                (617) 723-0900
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                              Robert E. Patterson
                                   President
                            Cabot Industrial Trust
                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108
                                (617) 723-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                   Copy to:
                            James R. Walther, Esq.
                             Mayer, Brown & Platt
                            350 South Grand Avenue
                      Los Angeles, California 90071-1503
                                (213) 229-9597

                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ---------------

  The Registrants hereby amend this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                                  (continued on next page)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(Continued from previous page)

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                     Proposed         Proposed
                                                     Maximum          Maximum        Amount of
    Title of Each Class of        Amount to be    Offering Price     Aggregate      Registration
Securities to be Registered(1)     Registered      Per Unit(2)     Offering Price      Fee(3)
------------------------------------------------------------------------------------------------
Cabot Industrial Trust          $  400,000,000(4)      N/A         $400,000,000(4)  $111,200
-------------------------------------------------------------------------------
  Common shares of beneficial
   interest, par value
   $.01 per share(5)                   (4)             N/A              (4)              --
-------------------------------------------------------------------------------
  Preferred shares of
   beneficial interest, par
   value $.01 per share(6)             (4)             N/A              (4)              --
-------------------------------------------------------------------------------
  Depositary shares
   representing preferred
   shares(7)                           (4)             N/A              (4)              --
-------------------------------------------------------------------------------
  Warrants(8)                          (4)             N/A              (4)              --
------------------------------------------------------------------------------------------------
  Guarantees of debt
   securities                          N/A             N/A              N/A             N/A
-------------------------------------------------------------------------------
Cabot Industrial Properties,
   L.P.                         $  600,000,000         N/A       $  600,000,000     $166,800
------------------------------------------------------------------------------------------------
  Debt securities                                      N/A
------------------------------------------------------------------------------------------------
Total                           $1,000,000,000         N/A       $1,000,000,000     $278,000(9)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The common shares, preferred shares, depositary share, warrants and guarantees of debt securities will be issued by Cabot Industrial Trust. The debt securities will be issued by Cabot Industrial Properties, L.P. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit has been omitted pursuant to Instruction II.D of Form S-3, and will be determined, from time to time, by the Registrants in connection with the issuance of the securities registered hereunder.

(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(4) In no event will the aggregate offering price of the common shares, preferred shares, depositary shares representing preferred shares and warrants registered hereunder exceed $400,000,000.

(5) This registration statement registers up $400,000,000 in aggregate offering price of common shares that may be sold by Cabot Trust, together with such indeterminate number of common shares as may be issued upon conversion of preferred shares, or upon the exercise of the warrants, registered hereunder, as applicable. Also includes an indeterminate number of preferred share purchase rights to be issued in respect of the common shares registered hereunder. No separate consideration will be received for issuance of the preferred share purchase rights.

(6) This registration statement registers up to $400,000,000 in aggregate offering price of preferred shares that may be sold by Cabot Trust, together with such indeterminate number of preferred shares as may be issued upon exchange of depositary shares or exercise of warrants registered hereunder.

(7) To be represented by depositary receipts that will represent an interest in all or a specified portion of a preferred share.

(8) The warrants registered hereunder are warrants representing rights to purchase common shares or preferred shares registered hereunder, as designated by Cabot Trust at the time of any such offering.

(9) This fee was paid in connection with the original filing of this Registration Statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and + +may be changed. We may not sell these securities, nor may we accept offers to +
+buy them, without first delivering a final prospectus supplement and          +
+accompanying prospectus. This preliminary prospectus supplement and           +
+accompanying prospectus is not an offer to sell, and we are not soliciting + +any offers to buy, these securities in any jurisdiction where the offer or +
+sale is not permitted.                                                        +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    Subject to Completion, dated      , 1999

Prospectus Supplement
(To Prospectus dated      , 1999)

[LOGO]

Cabot Industrial Properties, L.P.

$

  % Notes due 200

Issue price:

Interest payable       and

The notes will mature on      , 200 . Interest will accrue on the notes from
     , 1999. We may redeem some or all of the notes at any time prior to maturity at the redemption price described on page S-33. The notes will be issued in minimum denominations of $1,000 and in integral multiples of that amount.

The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness.

See "Risk Factors" beginning on page 1 of the accompanying prospectus for a discussion of material risks that should be considered in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

          Price to    Discounts and Proceeds to
          Public      Commissions   Cabot L.P.
-----------------------------------------------
Per Note        %           %             %
-----------------------------------------------
Total     $           $             $
-----------------------------------------------

We intend to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors on or about
     , 1999 through the facilities of The Depository Trust Company.

J.P. Morgan & Co.

     , 1999

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes described in this prospectus supplement or an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction in which an offer or solicitation would be unlawful.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
                         Prospectus Supplement
Summary.................................................................  S-3
Information about Cabot L.P. ...........................................  S-9
Use of Proceeds......................................................... S-15
Ratio of Earnings to Fixed Charges...................................... S-14
Capitalization.......................................................... S-14
Selected Financial and Other Data....................................... S-15
Property Information.................................................... S-17
Management.............................................................. S-27
Description of the Notes................................................ S-31
Underwriting............................................................ S-41
Legal Matters........................................................... S-42


                               Prospectus
Table of Contents ......................................................   i
Risk Factors............................................................    1
About This Prospectus...................................................    8
Where You Can Find More Information.....................................    9
Forward-Looking Statements..............................................   10
Cabot Trust and Cabot L.P...............................................   10
Use of Proceeds.........................................................   11
Ratios of Earnings to Fixed Charges.....................................   11
Description of Debt Securities..........................................   11
Description of Guarantees of Debt Securities............................   23
Description of Common Shares............................................   24
Description of Preferred Shares.........................................   28
Description of Depositary Shares........................................   35
Description of Warrants.................................................   38
Description of Securityholder Purchase Rights...........................   39
Selected Provisions of Maryland Law and of Cabot Trust's Declaration of
 Trust and Bylaws.......................................................   39
Cabot L.P. Partnership Agreement........................................   43
Federal Income Tax Consequences.........................................   45
Plan of Distribution....................................................   55
Legal Matters...........................................................   56
Experts.................................................................   56
Information Concerning Cabot L.P. ......................................   57
Index to Financial Statements ..........................................  F-1

                                    SUMMARY

Except as otherwise indicated, all references in this prospectus supplement to "Cabot L.P.," "we," "us," "our" and similar references mean Cabot Industrial Properties, L.P. and its subsidiaries. All references to "Cabot Trust" mean Cabot Industrial Trust, including Cabot L.P.

                       Cabot Industrial Properties, L.P.

Cabot L.P. began operations upon the completion of the initial public offering of Cabot Trust, our sole general partner, in February 1998. We hold or control substantially all of the assets of Cabot Trust, including its portfolio of industrial properties, and conduct substantially all of its operations. As of December 31, 1998, Cabot Trust owned approximately 42.7% of our partnership interests.

Cabot Trust was organized in October 1997 as a Maryland real estate investment trust to continue and expand the national industrial real estate business of Cabot Partners Limited Partnership. Cabot Trust is an internally managed real estate company which, acting through us, acquires or develops, leases, manages and holds for investment a diversified portfolio of industrial real estate located in principal markets throughout the United States.

We own and operate bulk distribution, multitenant distribution and workspace properties. Our workspace properties include light industrial, research, back office and combination office/warehouse properties. As of December 31, 1998, our portfolio consisted of 206 properties, which aggregated approximately 28 million rentable square feet and included:

    .55 bulk distribution properties aggregating 13,137,873 rentable square feet;

    .61 multitenant distribution properties aggregating 9,568,641 rentable square feet; and

    .90 workspace properties aggregating 5,326,477 rentable square feet.

During the period from January 1, 1999 through March 8, 1999, we acquired two additional industrial properties containing approximately 139,000 rentable square feet and, as of March 8, 1999, have contracted to purchase 33 additional industrial properties containing approximately 1,822,000 rentable square feet.

As of December 31, 1998, our properties were approximately 97% leased to 414 tenants. We believe that we have achieved high occupancy and tenant retention rates due to our properties' favorable locations and our management expertise.

Our portfolio is geographically diverse, with properties in 21 states and no single market accounting for more than 12.4% of our rentable square feet as of December 31, 1998. Our tenant base is also diversified across industries, with no single tenant accounting for more than 4.0% of our annualized base rent as of that same date.

Our goal is to be the preeminent national real estate company focused on serving a variety of industrial space users. We have a significant market presence across the United States, owning properties in a total of 21 markets, 18 of which we have identified as principal targeted markets. We own properties with more than one million rentable square feet in ten of those markets.

In addition to acquiring existing industrial properties, we selectively develop new industrial properties in submarkets of our existing markets where we believe that property development will produce higher returns than acquiring existing properties. To limit overhead expenses associated with our development program, we currently use local builders with whom we have established strong relationships to provide construction services and to assist in the lease-up of the newly constructed properties.

The seven individuals who comprise our senior management have an average of approximately 19 years of experience in the real estate industry. They have worked together since 1987, as executive officers of Cabot Partners Limited Partnership prior to the formation of Cabot Trust and, previously, as executive officers of Cabot, Cabot & Forbes Realty Advisors, Inc. Realty Advisors was an affiliate of Cabot, Cabot & Forbes Company, a nationwide real estate development, investment, construction and management firm that pioneered the development of large-scale planned industrial parks.

                                  Organization

The following diagram depicts our organizational structure in summary form, giving effect to the issuance of the notes offered by this prospectus supplement, assuming conversion of limited partnership units held by tax exempt entities, all of which have indicated their intention to convert their partnership interests into common shares of Cabot Trust. Without giving effect to any conversion of limited partnership units, Cabot Trust owned a 42.7% general partnership interest in us as of December 31, 1998.

                     [CHART OF CABOT L.P.'S ORGANIZATION]

                                   Properties

The following table provides information regarding the properties we owned as of December 31, 1998, organized by property type.

                                     Rentable Square
                                           Feet         Annualized Net Rent(1)
                                     ----------------  --------------------------
                                                                            Per
                                                                           Leased
                          Number of             % of                % of   Square
Property Type by Region   Properties   Amount   Total     Amount    Total   Foot
-----------------------   ---------- ---------- -----  ------------ -----  ------
Bulk Distribution
 Properties:
West....................       18     3,721,208  13.3% $ 11,564,643  10.9%  3.37
Southwest...............        4     1,326,200   4.8     4,156,595   3.9   3.13
Midwest.................       18     4,256,937  15.2    12,420,395  11.7   3.00
Southeast...............        5     1,355,266   4.8     4,515,121   4.2   3.33
Northeast...............       10     2,478,262   8.8     9,538,615   8.9   3.85
                            -----    ---------- -----  ------------ -----  -----
 Subtotal/weighted
  average...............       55    13,137,873  46.9% $ 42,195,369  39.6%  3.32
                            =====    ========== =====  ============ =====  =====
Multitenant Distribution
 Properties:
West....................       18     2,598,763   9.2% $  9,329,757   8.8%  3.59
Southwest...............        5       592,074   2.1     2,048,818   1.9   3.46
Midwest.................       15     2,318,686   8.3     8,648,936   8.1   3.91
Southeast...............       11     1,899,234   6.8     5,790,116   5.5   3.24
Northeast...............       12     2,159,884   7.7     8,448,634   7.9   3.91
                            -----    ---------- -----  ------------ -----  -----
  Subtotal/weighted
   average..............       61     9,568,641  34.1% $ 34,266,261  32.2%  3.66
                            =====    ========== =====  ============ =====  =====
Workspace Properties:
West....................       41     1,869,634   6.7% $ 10,345,351   9.7%  5.63
Southwest...............        2       255,736   0.9     2,048,714   1.9   8.01
Midwest.................       13       912,158   3.2     5,696,440   5.3   6.63
Southeast...............       15     1,066,363   3.8     4,679,049   4.4   4.47
Northeast...............       19     1,222,586   4.4     7,302,493   6.9   6.02
                            -----    ---------- -----  ------------ -----  -----
  Subtotal/weighted
   average..............       90     5,326,477  19.0% $ 30,072,047  28.2%  5.77
                            -----    ---------- -----  ------------ -----  -----
Total/weighted average..      206    28,032,991 100.0% $106,533,677 100.0%  3.90
                            =====    ========== =====  ============ =====  =====
Properties by Region:
West....................       77     8,189,605  29.2% $ 31,239,751  29.4%  3.97
Southwest...............       11     2,174,010   7.8     8,254,127   7.7   3.80
Midwest.................       46     7,487,781  26.7    26,765,771  25.1   3.71
Southeast...............       31     4,320,863  15.4    14,984,286  14.1   3.58
Northeast...............       41     5,860,732  20.9    25,289,742  23.7   4.32
                            -----    ---------- -----  ------------ -----  -----
Total/weighted average..      206    28,032,991 100.0% $106,533,677 100.0%  3.90
                            =====    ========== =====  ============ =====  =====

(1) "Annualized net rent" means annualized monthly net rent from leases in effect as of December 31, 1998. "Net rent" means contractual rent, excluding any reimbursements for real estate taxes or operating expenses.

                         Business and Growth Strategies

Our fundamental business objective is to maximize the total return to our investors through growth in our cash available for distribution and in the value of our portfolio of industrial properties and business by implementing our business and growth strategies.

Our principal business strategies are to leverage our substantial national market presence and to serve a variety of tenants by offering a broad spectrum of industrial property types. We believe that maintaining and expanding our market presence in our 18 principal targeted markets across the country will be an important factor in achieving future growth and our targeted returns on investment. We also believe that offering a broad spectrum of industrial property types enables us to provide better service on a more cost-efficient basis to national customers who need various types of workspace properties, in addition to distribution space, for their local operations.

Our growth strategy is to grow through a combination of industrial property acquisitions, internal growth and development of new industrial properties. We seek to capitalize on our competitive advantages primarily by acquiring modern, high-quality properties in attractive submarkets within the industrial markets that we currently serve. Our primary internal growth strategy is to increase the cash flow generated by our properties, and from properties that we acquire in the future, by renewing or replacing expiring leases with new leases at higher rental rates and through rent increase provisions in our leases.

In our development program, we identify submarkets in our targeted market areas in which we believe there are attractive opportunities for new development with potentially greater returns than those available from the purchase of existing properties. We then identify appropriate sites and property types for development based on our extensive knowledge of local markets. Using our strong relationships with local builders, we arrange for and manage the construction and leasing of the properties we develop.

                              Financing Activities

In March 1998, we established a $325 million unsecured revolving credit acquisition facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York. We use this facility to acquire and develop properties and for working capital needs. As of March 8, 1999, we had $135 million outstanding under this facility. The acquisition facility matures in March 2001.

In February 1999, we borrowed $87.6 million, secured by specified properties, and used the proceeds of this borrowing to repay a portion of the balance outstanding under our acquisition facility. At February 28, 1999, after giving effect to this borrowing, we had unencumbered properties totaling approximately 23 million rentable square feet, or approximately 82% of our total rentable square feet.

                                  The Offering

 Securities Offered...............  $    aggregate principal amount of   % notes due 200 .
 Maturity.........................       , 200 .
 Interest Payment Dates...........         and       , commencing       , 1999.
 Ranking..........................  The notes:
                                    . will be our direct, senior unsecured obligations and
                                       will not be obligations of or guaranteed by Cabot
                                       Trust;
                                    . will rank equally with our other unsecured and
                                       unsubordinated indebtedness; and
                                    . will be effectively subordinated to our mortgage
                                       indebtedness, to any other secured indebtedness we
                                       incur and to the indebtedness and other liabilities
                                       of our subsidiaries.
 Use of Proceeds..................  We estimate that the net proceeds from this offering
                                    will be approximately $    million. We intend to use
                                    these proceeds primarily to repay our outstanding
                                    indebtedness under our acquisition facility and to use
                                    the balance for general business purposes, including
                                    the purchase or development of additional industrial
                                    properties.
 Optional Redemption .............  We may redeem some or all of the notes at any time at a redemption price equal to the greater of (a) the
                                    principal amount of the notes to be redeemed plus
                                    accrued interest to the redemption date and (b) the sum
                                    of the present values of the remaining scheduled
                                    payments of interest and principal on the notes to be
                                    redeemed plus accrued interest to the redemption date.
                                    See "Description of the Notes--Optional Redemption."
 Covenants........................  The indenture relating to the notes will contain covenants that will limit our ability to:
                                    . borrow money;
                                    . use our assets as security in other transactions; and
                                    . merge or consolidate with any other person or sell or
                                       otherwise dispose of all or substantially all our
                                       assets.

                          INFORMATION ABOUT CABOT L.P.

General

We own and operate bulk distribution, multitenant distribution and workspace properties. As of December 31, 1998, our portfolio consisted of 206 properties, which aggregated approximately 28 million rentable square feet and included:

  .55 bulk distribution properties aggregating 13,137,873 rentable square feet;

  .61 multitenant distribution properties aggregating 9,568,641 rentable square feet; and

  .90 workspace properties aggregating 5,326,477 rentable square feet.

During the period from January 1, 1999 through March 8, 1999, we acquired two additional industrial properties containing approximately 139,000 rentable square feet and have, as of March 8, 1999, contracted to purchase 33 additional industrial properties containing approximately 1,822,000 rentable square feet.

At December 31, 1998, our properties were approximately 97% leased to 414 tenants. We believe that we have achieved high occupancy and tenant retention rates due to our properties' favorable locations and our management expertise.

Our portfolio is geographically diverse, with properties in 21 states and no single market accounting for more than 12.4% of our total rentable square feet as of December 31, 1998. Our tenant base is also diversified across industries, with no single tenant accounting for more than 4.0% of our annualized base rent as of that same date.

Our goal is to be the preeminent national real estate company focused on serving a variety of industrial space users. We have a significant market presence across the United States, owning properties in a total of 21 markets, 18 of which we have identified as principal targeted markets. We own properties with more than one million rentable square feet in ten of those markets.

In addition to acquiring existing industrial properties, we selectively develop new industrial properties in submarkets of our existing markets where we believe that property development will produce higher returns than acquiring existing properties. To limit overhead expenses associated with our development program, we currently use local builders with whom we have established strong relationships to provide construction services and to assist in the lease-up of the newly constructed properties.

The seven individuals who comprise our senior management have an average of approximately 19 years of experience in the real estate industry. They have worked together since 1987 as executive officers of Cabot Partners Limited Partnership prior to the formation of Cabot Trust and, previously, as executive officers of Cabot, Cabot & Forbes Realty Advisors, Inc. Realty Advisors was an affiliate of Cabot, Cabot & Forbes Company, a nationwide real estate development, investment, construction and management firm that pioneered the development of large-scale planned industrial parks.

We are a Delaware limited partnership formed in October 1997. Our principal executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108, and our telephone number is (617) 723-0900.

Business Strategies

Our fundamental business objective is to maximize the total return to our investors through growth in our cash available for distribution and in the value of our portfolio of industrial properties and operations. We believe that we are well positioned to take advantage of the opportunities presented by today's changing industrial real estate markets through the business strategies and operations described below.

Leveraging Our Substantial National Market Presence

We believe that maintaining and expanding our market presence in our 18 principal targeted markets across the country will be an important factor in achieving future growth and our targeted returns on investment.

Our substantial presence in our principal markets provides significant strategic advantages. Foremost among these advantages is that we are well positioned to market our industrial space to national companies, including third-party logistics companies, who have space requirements in multiple markets. We have a national tenant marketing program that, in addition to the quality and attractive locations of our properties, emphasizes the advantages of dealing with a single source for a company's industrial space needs. These advantages include greater efficiency of lease negotiations and day-to-day property management, as well as better understanding of the tenants' current needs and prospective space requirements. We serve 23 tenants that use more than one of our properties. These tenants accounted for approximately 21% of our annualized base rents as of December 31, 1998. Four of those tenants lease properties in multiple markets.

We believe that having a substantial inventory of properties and significant leasing activities within each local market increases our visibility to prospective tenants and enables us to establish strong relationships with leasing brokers and other local market participants. These brokers and market participants serve as sources of information and potential tenant referrals. In addition, larger inventories of properties increase our opportunities to relocate tenants to one or more of our other properties as their needs change. A larger scale of operations in a local market also increases our economic efficiency by enabling us to support the costs of the management personnel needed to build long-term tenant relationships in that market and achieve economies of scale.

Serving a Variety of Tenants by Offering a Broad Spectrum of Industrial Property Types

We also believe that our strategy of offering a broad spectrum of industrial property types provides complementary benefits in meeting our growth objectives. Offering a broad spectrum of property types enables us to provide better service, on a more cost-efficient basis, to national customers who may need various types of workspace properties, in addition to distribution space, for their local operations. At the same time, offering a variety of property types suitable for smaller companies enables us to capture a larger share of the growth in our chosen industrial property markets. This strategy of offering diverse property types also enables us to pursue opportunities as they arise across our tenant mix by responding to shifts in demand at different stages of the economic cycle.

Growth Strategies

We intend to achieve our growth objectives through a combination of industrial property acquisitions, internal growth and industrial property development.

Acquisitions

Our principal growth strategy is to acquire additional modern, high-quality properties in attractive submarkets within the industrial markets that we currently serve. The focus of our acquisition activity is primarily on acquiring individual properties and small collections of properties rather than on large portfolios of properties. We believe this acquisition strategy enables us to be highly selective as to building quality and projected long-term yields of the properties we acquire.

Following the completion of Cabot Trust's initial public offering we acquired 84 properties during the remainder of 1998 in 41 separate transactions for an aggregate purchase price of $426.2 million. These properties contain 9.6 million rentable square feet, of which 43.3% is bulk distribution, 29.6% is multitenant distribution and 27.1% is workspace property.

During the period from January 1, 1999 through March 8, 1999, we acquired two additional properties in the Dallas market, containing 139,287 rentable square feet. As of March 8, 1999, we also have entered into contracts to acquire properties containing 1,821,763 rentable square feet, including multiple properties in each of the New York/New Jersey, Baltimore/Washington and Cincinnati/Northern Kentucky markets and one property in the Minnesota market.

  Emphasis on Market Research. We follow a disciplined, value-oriented strategy in our property acquisitions. We seek to acquire modern, cost-efficient buildings located in key national and regional distribution centers. Our property acquisitions are based on extensive research in each targeted market regarding:

    .capitalization rates;

    .economic and demographic trends;

    .property replacement and operating costs;

    .rent levels, historical occupancy rates and trends;

    . construction quality and property conditions as well as the physical characteristics of other buildings within the market;

    .access to transportation, proximity to housing and local crime rates;

    .location in modern industrial parks;

    .the supply of and demand for industrial space in targeted submarkets;
    and

    .existing and potential tenant space requirements.

Our research includes extensive in-market activity by our employees, including physical site inspections and continuing contacts with leasing brokers and other active participants in the local markets. We have compiled the results of our extensive research and that of Cabot Partners Limited Partnership over the years into a proprietary database, which we update periodically and which covers each market and submarket in which we have significant investments or that we have targeted. This database contains computerized profiles, keyed to aerial maps that we have prepared of our properties and each of the buildings deemed most competitive to our properties or attractive for acquisition. These profiles include information regarding the building's age, current tenant and lease information and the building's physical characteristics, including overall dimensions, clear heights and truck court dimensions.

  Diversification of Industrial Property Types. To date, approximately 72% of our properties, based on annualized net rents at December 31, 1998, have been bulk distribution and multitenant distribution facilities because of the opportunities for superior returns those properties have provided. While we expect that both types of properties will continue to be an important focus of our future acquisition program, we believe that workspace properties are also attractive in selected markets where they are in limited supply and strong demand exists. We have increased our acquisitions of workspace properties, which represented approximately 28% of our properties, based on annualized net rents at December 31, 1998.

  Relationships with Institutional Real Estate Investors. The operations of our sponsor and organizer, Cabot Partners, were focused on serving public and private pension funds and other institutional real estate investors in connection with investments in and management of industrial real estate. This has provided our management with an extensive knowledge of and, we believe, a favorable reputation with these investors. We expect to benefit from our relationships with them through further acquisitions as they increasingly seek to securitize their direct real estate investments.

  Capital and UPREIT Structure. As of December 31, 1998, we had $48.2 million of fixed-rate debt secured by specified properties and $200.0 million of unsecured borrowings. Cabot Trust had no separate indebtedness at that date and had a consolidated debt-to-total market capitalization ratio of 22%. At February 28, 1999, after giving effect to the closing of our $87.6 million mortgage-secured borrowing in that month, we had unencumbered properties totaling approximately 23 million rentable square feet and representing approximately 82% of our total portfolio on a square footage basis.

We and Cabot Trust currently intend to maintain a ratio of debt-to-total market capitalization of 40% or less. Although there is no limit in Cabot Trust's or our organizational documents on the amount of indebtedness that we may incur, the indenture under which the notes described in this prospectus supplement are to be issued contains financial and operating covenants that limit our ability to incur additional secured and unsecured indebtedness.

We intend to exploit our relatively unleveraged capital structure and substantial equity base in our acquisition and future development activities. Cabot Trust's UPREIT structure, which enables it to acquire industrial properties on a non-cash basis by exchanging our limited partnership interests for properties in a tax-deferred manner, provides an attractive alternative to a taxable cash sale for tax-paying property owners.

Development

Our senior management has extensive real estate development experience, including experience derived from the industrial park development activities of Cabot, Cabot and Forbes Company. We believe that in select target markets there are attractive opportunities for new development with potentially greater returns that those available from the purchase of existing stabilized properties, and we are pursuing a development program where those opportunities exist. We are also engaging in discussions with our existing tenants about their future space needs. Based on those discussions, we believe that financially attractive build-to-suit opportunities from our tenant base may be available over time.

To limit overhead expenses associated with our development program, we currently use local builders with whom we have established strong relationships to provide construction services and to assist in the lease-up of the newly constructed properties. However, we may expand our in-house development staff as our development activities increase.

As of December 31, 1998, we had entered into contracts relating to ten development projects with total projected development costs of approximately $78 million and approximately 1.65 million square feet of projected rentable space. These projects are located in nine of our existing markets and involve construction of each of our three principal property types, but with a particular weighting toward development of multitenant and workspace properties with mid-sized tenant spaces of 4,000 to 50,000 square feet. These types of properties have provided the strongest rental increases and face the least competition from other developers.

We currently are in active negotiations regarding four additional projects with projected development costs of approximately $60 million and approximately 1.17 million square feet of projected rentable space.

Increase Cash Flow Generated by Existing Properties

Our primary internal growth strategy is to increase the cash flow generated by our existing properties, and from properties that we acquire in the future, by renewing or replacing expiring leases with new leases at higher rental rates and through rent increase provisions in our leases. In addition, we work actively to:

  . maintain our historically high occupancy levels by retaining existing tenants, thereby minimizing "down time" and re-leasing costs;

  . improve the occupancy levels of any newly acquired properties that have lower occupancy levels than we typically expect from our existing properties; and

  . capitalize on economies of scale arising from the size of our portfolio of properties and control costs.

Financing Activities

In March 1998, we established a $325 million unsecured revolving acquisition facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York. We use this acquisition facility to acquire and develop properties and for working capital needs. The applicable interest rate for this facility ranges from LIBOR plus 75 basis points to LIBOR plus 125 basis points depending on our loan-to-value ratio. As of March 8, 1999, we had $135 million outstanding under this facility. The acquisition facility matures in March 2001.

In February 1999, we borrowed $87.6 million, secured by specified properties. This indebtedness has an interest rate of 7.25% and the principal thereof is to be repaid using a 25-year amortization schedule, but with a balloon payment equal to the then outstanding balance to be due on March 1, 2009. The proceeds of this borrowing were used to repay a portion of the balance outstanding under our acquisition facility.

                                USE OF PROCEEDS

We intend to use the net proceeds from the offering of these notes, which we
expect to be approximately $     million, primarily to repay the outstanding
indebtedness under our acquisition facility. We will use any remaining balance for general business purposes, including the purchase or development of additional industrial properties. As of March 8, 1999, our borrowings under the acquisition facility bore an annual interest rate of LIBOR plus 100 basis points.

                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the year ended December 31, 1998 was 7.25x.

The ratio of earnings to fixed charges is computed by dividing income from continuing operations, excluding earnings from equity investments plus fixed charges, excluding capitalized interest, by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt premiums and discounts.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1998 on a historical basis and as adjusted to give effect to: (1) this offering, (2) the application of the net proceeds of this offering as described under "Use of Proceeds" above, and (3) our incurrence, in February 1999, of $87.6 million of fixed rate mortgage indebtedness and the application of the proceeds of that borrowing to repay a portion of the balance outstanding under our acquisition facility.

                                                            As of December 31,
                                                                   1998
                                                          ----------------------
                                                          Historical As Adjusted
                                                          ---------- -----------
                                                          (dollars in thousands)
Debt:
  Mortgage indebtedness.................................. $   48,206  $135,823
  Borrowings under acquisition facility..................    200,000
   % notes due 20  ......................................        --
                                                          ----------  --------
    Total debt...........................................    248,206
                                                          ----------  --------
Partners' equity:
  Limited partners.......................................    468,311   468,311
  General partner........................................    348,987   348,987
                                                          ----------  --------
    Total partners' equity...............................    817,298   817,298
                                                          ----------  --------
    Total capitalization................................. $1,065,504  $
                                                          ==========  ========

                       SELECTED FINANCIAL AND OTHER DATA

The following table sets forth selected financial and other data on a consolidated basis for Cabot L.P. Our selected operating, balance sheet and cash flow data as of December 31, 1998 and for the period then ended have been derived from financial statements audited by Arthur Andersen LLP, independent auditors.

Since Cabot L.P. was formed in October 1997 and did not begin operations until February 4, 1998, the results for the year ended December 31, 1998 represent activity for 331 days (approximately 11 months) and no comparisons with prior periods are available.

                                                                 Year Ended
                                                              December 31, 1998
   Operating Data                                             -----------------
   (in thousands, except per unit data)
   Total revenues ..........................................     $  102,425
   Property taxes ..........................................     $   11,843
   Property operating expenses .............................     $    6,579
   General and administrative expenses......................     $    6,815
   Depreciation and amortization ...........................     $   20,913
   Interest expense ........................................     $    7,009
   Net income ..............................................     $   50,958
   Basic and diluted earnings per unit .....................     $     1.17
   Basic weighted average units outstanding ................         43,493
   Diluted weighted average units outstanding ..............         43,587
                                                              December 31, 1998
   Balance Sheet Data                                         -----------------
   (in thousands)
   Rental property, before accumulated depreciation ........     $1,072,675
   Total assets ............................................     $1,110,570
   Mortgage debt ...........................................     $   48,206
   Line of credit borrowings ...............................     $  200,000
   Total liabilities .......................................     $  293,272
   Partners' equity ........................................     $  817,298
                                                                 Year Ended
                                                              December 31, 1998
   Other Data                                                 -----------------
   (in thousands, except number of properties and
    percentage)
   EBITDA(/1/) .............................................     $   78,308
   Funds from operations(/2/) ..............................     $   71,269
   Cash flows provided by operating activities .............     $   78,726
   Cash flows used in investing activities .................     $ (398,795)
   Cash flows provided by financing activities .............     $  322,369
   Total rentable square feet of properties at end of period
    ........................................................         28,033
   Number of properties at end of period ...................            206
   Percentage leased at end of period ......................           97.4%

                                                   (footnotes on following page)

(continued from previous page)

(1) EBITDA is computed as net income before gain on sale of properties plus interest expense, income taxes, depreciation and amortization. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measure for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues, property operating expenses, real estate taxes and general and administrative expenses should be considered. Excluded from EBITDA are financing costs such as interest, as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of a REIT's operating performance or to cash flows as a measure of liquidity.

(2) Funds from Operations ("FFO") represents net income before minority interest and extraordinary items, adjusted for depreciation on real property and amortization of tenant improvements costs, lease commissions and gains from the sale of properties. In addition to cash flow and net income, management generally considers FFO to be a measure of the performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. However, FFO does not measure whether cash flow is sufficient to fund all of an entity's cash needs, including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash generated from operating, investing or financing activities as determined in accordance with generally accepted accounting principles. It should not be considered as an alternative to net income as an indicator of a REIT's operating performance or to cash flows as a measure of liquidity. Further, we calculate FFO in accordance with the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. in March 1995. FFO as disclosed by other REITs may not be comparable to our calculation.

                              PROPERTY INFORMATION

For descriptive purposes, our properties may generally be grouped into three broad categories: bulk distribution properties, multitenant distribution properties and workspace properties.

Bulk distribution properties are oriented primarily to large national and regional distribution tenants. These properties generally have at least 100,000 square feet of rentable space, building depths of at least 240 feet and clear heights of 24 feet or more. They also generally have truck courts in excess of 100 feet in depth to accommodate larger modern trucks, a ratio of loading docks to rentable space of one or more per 10,000 square feet and a location with good access to interstate highways.

Multitenant distribution properties are oriented primarily to smaller regional and local distribution tenants and are generally designed to be subdivided to suit tenants whose space requirements generally range from 10,000 square feet 100,000 square feet. These properties generally have clear heights of 20 feet or more, building depths of less than 240 feet unless configured with loading docks on two sides and a location with good access to regional and interstate highways.

Both bulk distribution and multitenant distribution properties are used predominately for the storage and distribution of goods.

Workspace properties are designed to serve a variety of industrial tenants with workspace-related requirements, including light manufacturing and assembly, research, testing, re-packaging and sorting, back office, sales office and office/warehouse functions. Workspace tenants include smaller companies and local units of national or large regional companies whose space requirements generally range from 3,000 square feet to 70,000 square feet. Workspace properties generally have clear heights of 14 to 24 feet, attractive building exteriors, office finish of up to 30% or more, parking ratios of one to four spaces per 1,000 rentable square feet and locations with good access to executive residential areas and local highways, labor supply and dining and shopping amenities.

Our properties are typically leased on a triple net basis, meaning that our tenants pay their share, based generally on square footage leased, of real estate taxes and operating costs. If we are responsible for paying a stated amount of real estate taxes and operating costs and tenants are responsible for any and all increases in real estate taxes and operating costs above that stated amount, we lease those properties at a higher gross rent. Excluding lease renewal options, the lease terms for our properties typically range from three to five years or, for leases that are renewed, a shorter period of generally two to three years. Approximately 42% of our leases, based on annualized net rent, contain a provision providing for an automatic "stepped rent" increase of a specified amount or percentage at a specified point or points during the term of the lease.

Tenant Information

The following table lists our ten largest tenants, as measured by annualized base rent as of December 31, 1998.

                                                                     Weighted
                                                                     Average
                                                                      Months
                                  Total                             Remaining
                                 Leased   Annualized   Percent of     After
                                 Square      Base      Annualized  December 31,
Tenants(1)                       Feet(1)  Rent(1)(2)  Base Rent(1)   1998(1)
----------                      --------- ----------- ------------ ------------
GATX Logistics, Inc. .........  1,296,872 $ 4,108,552      3.8%        33.0
Exel Logistics, Inc.
 (Merchants Home Delivery)....  1,039,648   3,657,482      3.3         55.7
Forestville Industries
 (guaranteed by North American
 Philips Corporation).........    480,258   2,618,591      2.4         31.0
B. Dalton Bookseller
 (guaranteed by Barnes &
 Noble, Inc.).................    400,000   1,606,548      1.5         56.0
Goodtimes Home Video Corp.....    358,564   1,370,837      1.2         39.6
GTE Communications Corp.......     96,517   1,278,850      1.2        106.0
Enesco Corporation............    234,000   1,088,100      1.0          4.9
Wal-Mart......................    278,142   1,052,747      1.0          2.3
Hitachi Home Electronics......    220,000   1,035,858      0.9         46.0
NIBCO, Inc. ..................    360,000   1,026,000      0.9         61.0
                                --------- -----------     ----        -----
TOTAL.........................  4,764,001 $18,843,565     17.2%        41.2
                                ========= ===========     ====        =====

(1) Includes aggregations of all known affiliated entities based on available information.
(2) Annualized base rent means contractual rent stated on an annualized basis.

Lease Expirations

The following table summarizes the lease expirations at our properties for leases in place as of December 31, 1998, assuming that none of our tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations. The table does not include approximately 742,969 rentable square feet which was not leased as of that date.

                                      Expiring Leases
                                   ---------------------
                                                                        Annualized    Percent of
                                                          Annualized    Base Rent     Annualized
                         Number of                       Base Rent of  of Expiring   Base Rent of
        Year of           Leases     Square                Expiring     Leases per     Expiring
    Lease Expiration     Expiring     Feet    % of Total  Leases(1)   Square Foot(1)  Leases(1)
    ----------------     --------- ---------- ---------- ------------ -------------- ------------
1999....................     83     4,279,488    15.7%   $ 16,460,382     $3.85          15.0%
2000....................     90     3,311,254    12.1      13,506,278      4.08          12.3
2001....................     82     3,828,054    14.0      15,717,962      4.11          14.3
2002....................     72     5,084,149    18.6      19,810,344      3.90          18.1
2003....................     61     4,174,391    15.3      16,903,514      4.05          15.4
2004....................     25     1,887,073     6.9       6,993,122      3.71           6.4
2005....................     12       913,970     3.5       3,937,357      4.31           3.6
2006....................      5       656,236     2.4       2,630,969      4.01           2.4
2007....................     10     1,126,664     4.1       5,191,362      4.61           4.7
2008 and beyond.........     19     2,028,743     7.4       8,496,507      4.19           7.8
                            ---    ----------   -----    ------------     -----         -----
TOTAL...................    459    27,290,022   100.0%   $109,647,797     $4.02         100.0%
                            ===    ==========   =====    ============     =====         =====

(1) Based on currently payable contractual rent.

Properties by Type and Location

The following tables provide detailed information regarding the properties we owned as of December 31, 1998, organized by property type and location.

                                              Rentable Sq. Ft. Annualized Net Rent(/1/)
                                              ---------------- ------------------------
                                                                                           Per
                           Year                                                           Leased
Property Type and         Built/   Number of              %                      % of      Sq.
 Location                Renovated Properties  Number   Leased     Amount        Total     Ft.
-----------------        --------- ----------  ------   ------ --------------- -----------------
Bulk Distribution
 Properties:
West Region
Los Angeles Market
 South Vintage Avenue,
  Building 1, Ontario,
  CA                       1986         1       272,448  100%  $       723,389      0.7%  $ 2.66
 South Vintage Avenue,
  Building 2, Ontario,
  CA                       1986         1       248,064   32           263,850      0.3     3.30
 South Rockefeller
  Avenue, Ontario, CA      1986         1       164,140  100           551,510      0.5     3.36
 East Jurupa Street,
  Ontario, CA              1986         1       142,404  100           461,388      0.4     3.24
 DeForest Circle, Mira
  Loma, CA                 1992         1       250,584  100           871,841      0.8     3.48
 Vintage Avenue,
  Ontario, CA              1988         1       284,559  100           973,200      0.9     3.42
 San Fernando Road, Sun
  Valley, CA               1980         1       181,670  100           925,792      0.9     5.10
 Rowland Street, City of
  Industry, CA             1998         1       181,635   30           241,578      0.2     4.38
 Santa Anita Avenue,
  Rancho Cucamonga, CA     1988         1       212,300  100           764,280      0.7     3.60
                                      ---     ---------  ---   --------------- --------   ------
         Market Subtotal                9     1,937,804   85%  $     5,776,828      5.4%  $ 3.52
San Diego Market
 Dornoch Court, San
  Diego, CA                1988         1       220,000  100%  $     1,035,858      1.0%  $ 4.71
                                      ---     ---------  ---   --------------- --------   ------
Phoenix Market
 North 47th Avenue,
  Phoenix, AZ              1986         1       163,200  100%  $       453,867      0.4%  $ 2.78
 South 63rd Avenue,
  Phoenix, AZ              1990         1       168,165  100           450,494      0.4     2.68
 South 55th Avenue,
  Phoenix, AZ              1986         1       100,000  100           300,000      0.3     3.00
 South 41st Avenue,
  Building 2, Phoenix,
  AZ                       1985         1       223,740  100           678,172      0.6     3.03
 South 49th Avenue,
  Phoenix, AZ              1989         1       114,871  100           330,828      0.3     2.88
 North 104th Avenue,
  Tolleson, AZ             1995         1       279,279  100           804,438      0.8     2.88
 West Van Buren,
  Tolleson, AZ             1997         1       278,142  100           931,670      0.9     3.35
 South 84th Avenue,
  Tolleson, AZ             1989         1       236,007  100           802,488      0.8     3.40
                                      ---     ---------  ---   --------------- --------   ------
         Market Subtotal                8     1,563,404  100%  $     4,751,957      4.5%  $ 3.04
                                      ---     ---------  ---   --------------- --------   ------
    West Region Subtotal               18     3,721,208   92%  $    11,564,643     10.9%  $ 3.37
Southwest Region
Dallas Market
 Luna Road, Carrollton,
  TX                       1997         1       205,400  100%  $       679,992      0.6%  $ 3.31
 DFW Trade Center,
  Building 1, Grapevine,
  TX                       1996         1       540,000  100         1,705,799      1.6     3.16
 DFW Trade Center,
  Building 2, Grapevine,
  TX                       1997         1       440,000  100         1,278,000      1.2     2.90
 Airline Drive, Building
  2, Coppell, TX           1990         1       140,800  100           492,804      0.5     3.50
                                      ---     ---------  ---   --------------- --------   ------

                                                                       Rentable Sq. Ft. Annualized Net Rent(/1/)
                                                                       ---------------- ------------------------
                                                                                                                    Per
                                                    Year                                                           Leased
                                                   Built/   Number of              %                      % of      Sq.
Property Type and Location                        Renovated Properties  Number   Leased     Amount        Total     Ft.
--------------------------                        --------- ----------  ------   ------ --------------- -----------------
                 Southwest Region/Market Subtotal                4     1,326,200  100%  $     4,156,595     3.9%   $ 3.13
Midwest Region
Chicago Market
 West 73rd Street, Building 1, Bedford Park, IL     1982         1       233,282   100% $       735,280      0.7%  $ 3.15
 West 73rd Street, Building 2, Bedford Park, IL     1986         1       380,269   100        1,034,331      1.0     2.72
 West 73rd Street, Building 3, Bedford Park, IL     1979         1       232,000   100          727,667      0.7     3.14
 Remington Street, Bolingbrook, IL                  1996         1       212,333   100          796,925      0.7     3.75
 Harvester Drive, Chicago, IL                       1974         1       212,922   100          628,119      0.6     2.95
 Arthur Avenue, Elk Grove, IL                       1978         1       230,768   100          699,228      0.6     3.03
 North Raddant Road, Batavia, IL                    1991         1       170,462   100          711,954      0.7     4.18
 Ambassador Road, Naperville, IL                    1996         1       203,500    65          503,366      0.5     3.80
 Mark Street, Wood Dale, IL                         1985         1       234,000   100          833,392      0.8     3.56
                                                               ---     ---------  ----  --------------- --------   ------
                                  Market Subtotal                9     2,109,536    97% $     6,670,262      6.3%  $ 3.27
Cincinnati/Northern Kentucky Market
 Holton Drive, Independence, KY                     1996         1       352,000   100% $       991,951      0.9%  $ 2.82
 International Way, Hebron, KY                      1990         1       192,000   100          556,800      0.5     2.90
 Kingsley Drive, Building 1, Cincinnati, OH         1981         1       154,004   100          429,999      0.4     2.79
 Kingsley Drive, Building 2, Cincinnati, OH         1981         1       249,402   100          710,000      0.7     2.85
 International Road, Building 1, Cincinnati, OH     1990         1       192,000   100          528,000      0.5     2.75
 International Road, Building 2, Cincinnati, OH     1990         1       204,800   100          721,520      0.7     3.52
                                                               ---     ---------  ----  --------------- --------   ------
                                  Market Subtotal                6     1,344,206   100% $     3,938,270      3.7%  $ 2.93
Columbus Market
 Westbelt Drive, Building 2, Columbus OH            1980         1       229,200   100% $       640,552      0.6%  $ 2.79
 Equity Drive, Building 1, Columbus, OH             1980         1       227,480    79          412,186      0.4     2.29
                                                               ---     ---------  ----  --------------- --------   ------
                                  Market Subtotal                2       456,680    89% $     1,052,738      1.0%  $ 2.57
Other Market
 North State Road #9, Howe, IN                      1988         1       346,515   100% $       759,125      0.7%  $ 2.19
                                                               ---     ---------  ----  --------------- --------   ------
                          Midwest Region Subtotal               18     4,256,937    97% $    12,420,395     11.7%  $ 3.00
Southeast Region
Memphis Market
 Pilot Drive, Memphis, TN                           1987         1       336,080   100% $       795,326      0.7%  $ 2.37
                                                               ---     ---------  ----  --------------- --------   ------
Orlando Market
 Landstreet Road, Building 1, Orlando FL            1997         1       355,732   100% $     1,639,782      1.5%  $ 4.61
                                                               ---     ---------  ----  --------------- --------   ------
Charlotte Market
 Reames Road, Charlotte, NC                         1994         1       105,600   100% $       327,095      0.3%  $ 3.10
                                                               ---     ---------  ----  --------------- --------   ------
Atlanta Market
 Highway 316, Dacula, GA                            1989         1       326,019   100% $     1,057,413      1.0%  $ 3.24
 Westgate Parkway, Fulton County, GA                1988         1       231,835   100          695,505      0.7     3.00
                                                               ---     ---------  ----  --------------- --------   ------
                                  Market Subtotal                2       557,854   100% $     1,752,918      1.7%  $ 3.14
                                                               ---     ---------  ----  --------------- --------   ------
                        Southeast Region Subtotal                5     1,355,266   100% $     4,515,121      4.2%  $ 3.33
Northeast Region
Baltimore/Washington Market
 Tar Bay Drive, Jessup, MD                          1990         1       210,000   100% $       800,527      0.8%  $ 3.81
 Oceano Avenue, Jessup, MD                          1987         1       243,500   100          998,349      0.9     4.10
                                                               ---     ---------  ----  --------------- --------   ------
                                  Market Subtotal                2       453,500   100% $     1,798,876      1.7%  $ 3.97
New York/New Jersey Market
 Pepes Farm Road, Milford, CT                       1980         1       200,000   100% $       829,998      0.8%  $ 4.15
 South Middlesex Avenue, Building 1, Cranbury, NJ   1989         1       204,369   100          735,728      0.7     3.60

                                               Rentable Sq. Ft.  Annualized Net Rent(/1/)
                                               ----------------- ------------------------
                                                                                             Per
                            Year                                                            Leased
Property Type and          Built/   Number of               %                      % of      Sq.
Location                  Renovated Properties   Number   Leased     Amount        Total     Ft.
-----------------         --------- ---------- ---------- ------ --------------- -----------------
 Birch Creek Road,
  Bridgeport, NJ          1991/1997      1        203,229  100%          792,463      0.7%    3.90
 Pierce Street, Franklin
  Township, NJ                 1984      1        182,764  100           776,748      0.7     4.25
 Herrod Boulevard, South
  Brunswick, NJ                1989      1        400,000  100         1,719,547      1.6     4.30
                                       ---     ----------  ---   --------------- --------   ------
         Market Subtotal                 5      1,190,362  100%  $     4,854,484      4.5%  $ 4.08
Harrisburg Market
 Brackbill Boulevard,
  Building 1,
  Mechanicsburg, PA            1984      1        259,200  100%  $       912,384      0.8%  $ 3.52
 Brackbill Boulevard,
  Building 2,
  Mechanicsburg, PA            1994      1        235,200  100           827,904      0.8     3.52
 Cumberland Parkway,
  Mechanicsburg, PA            1992      1        340,000  100         1,144,967      1.1     3.37
                                       ---     ----------  ---   --------------- --------   ------
         Market Subtotal                 3        834,400  100%  $     2,885,255      2.7%  $ 3.46
                                       ---     ----------  ---   --------------- --------   ------
        Northeast Region
                Subtotal                10      2,478,262  100%  $     9,538,615      8.9%  $ 3.85
                                       ---     ----------  ---   --------------- --------   ------
 Bulk Distribution
  Properties Total                      55     13,137,873   97%  $    42,195,369     39.6%  $ 3.32
Multitenant Distribution
 Properties:
West Region
Los Angeles Market
 West Rincon Street,
  Corona, CA                   1986      1        162,900  100%  $       729,600      0.7%  $ 4.48
 Jersey Court, Rancho
  Cucamonga, CA                1989      1         88,134  100           291,000      0.3     3.30
 12th Street, Chino, CA        1990      1        104,600  100           402,000      0.4     3.84
 Industry Circle, La
  Mirada, CA                   1966      1        112,946  100           474,373      0.4     4.20
 East Santa Ana Street,
  Building 1, Ontario,
  CA                           1990      1         98,782  100           355,615      0.3     3.60
 East Santa Ana Street,
  Building 2, Ontario,
  CA                           1990      1         62,398  100           224,632      0.2     3.60
 East Dyer Road, Santa
  Ana, CA                 1954/1965      1        372,096  100         1,363,619      1.4     3.66
                                       ---     ----------  ---   --------------- --------   ------
         Market Subtotal                 7      1,001,856  100%  $     3,840,839      3.7%  $ 3.83
San Francisco Market
 Reed Avenue, Building
  1, West Sacramento, CA       1988      1        103,110  100%  $       461,905      0.4%  $ 4.48
 Reed Avenue, Building
  2, West Sacramento, CA       1988      1        105,600  100           423,336      0.4     4.01
                                       ---     ----------  ---   --------------- --------   ------
         Market Subtotal                 2        208,710  100%  $       885,241      0.8%  $ 4.24
Phoenix Market
 South 40th Avenue,
  Building 1, Phoenix,
  AZ                           1990      1        126,360  100%  $       338,093      0.3%  $ 2.68
 South 40th Avenue,
  Building 3, Phoenix,
  AZ                           1987      1        201,600  100           622,944      0.6     3.09
 South 41st Avenue,
  Building 1, Phoenix,
  AZ                           1989      1        161,230  100           440,157      0.4     2.73
 South 40th Avenue,
  Building 2, Phoenix,
  AZ                           1989      1        127,042  100           384,872      0.4     3.03
 South 39th Avenue,
  Phoenix, AZ                  1989      1        159,450  100           658,368      0.6     4.13
 South 53rd Avenue,
  Phoenix, AZ                  1987      1        127,680  100           327,498      0.3     2.56
 South 9th Street,
  Phoenix, AZ                  1983      1         89,423  100           436,218      0.4     4.88
 44th Avenue, Phoenix,
  AZ                           1997      1        144,592  100           429,035      0.4     2.97
                                       ---     ----------  ---   --------------- --------   ------
         Market Subtotal                 8      1,137,377  100%  $     3,637,185      3.4%  $ 3.20
Seattle Market
 Kent West Corporate
  Park II, Kent, WA            1989      1        250,820  100%  $       966,492      0.9%  $ 3.85
                                       ---     ----------  ---   --------------- --------   ------
    West Region Subtotal                18      2,598,763  100%  $     9,329,757      8.8%  $ 3.59
Southwest Region
Dallas Market
 113th Street,
  Arlington, TX                1979      1         79,735  100%  $       291,032      0.3%  $ 3.65
 10th Street, Building
  1, Plano, TX                 1997      1         99,679  100           439,824      0.4     4.41
 10th Street, Building
  2, Plano, TX                 1997      1        107,260  100           423,086      0.4     3.94
 Airline Drive, Building
  1, Coppell, TX               1991      1         75,000  100           262,500      0.2     3.50
 North Lake Drive,
  Coppell, TX                  1982      1        230,400  100           632,376      0.6     2.74
                                       ---     ----------  ---   --------------- --------   ------
 Southwest Region/Market
                Subtotal                 5        592,074  100%  $     2,048,818      1.9%  $ 3.46
Midwest Region

                                                                       Rentable Sq. Ft. Annualized Net Rent(/1/)
                                                                       ---------------- ------------------------
                                                                                                                     Per
                                                    Year                                                            Leased
                                                   Built/   Number of              %                       % of      Sq.
Property Type and Location                        Renovated Properties  Number   Leased     Amount         Total     Ft.
--------------------------                        --------- ----------  ------   ------ ---------------- -----------------
Chicago Market
 Medinah Road, Building 1, Chicago, IL                 1986      1       319,459  100%  $      1,741,840       1.6% $ 5.45
 Medinah Road, Building 2, Chicago, IL                 1986      1       160,799  100            876,751       0.8    5.45
 Swenson Avenue, St. Charles, IL                       1988      1        81,110  100            299,751       0.3    3.70
 High Grove Lane, Naperville, IL                       1994      1        95,000  100            392,549       0.4    4.13
 Western Avenue, Lisle, IL                        1979/1985      1        67,996  100            383,143       0.4    5.63
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                5       724,364  100%  $      3,694,034       3.5% $ 5.10
Cincinnati/Northern Kentucky Market
 Lake Forest Drive, Building 1, Blue Ash, OH           1978      1       239,891  100%  $        651,741       0.6% $ 2.72
 Lake Forest Drive, Building 2, Blue Ash, OH           1979      1       176,956   95            433,055       0.4    2.60
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                2       416,847   98%  $      1,084,796       1.0% $ 2.67
Columbus Market
 International Street, Columbus, OH                    1988      1       152,800  100%  $        435,479       0.4% $ 2.85
 Port Road, Building 1, Franklin County, OH            1995      1       205,109  100            677,903       0.6    3.31
 Port Road, Building 2, Franklin County, OH            1995      1       156,000  100            425,899       0.4    2.73
 Westbelt Drive, Building 1, Columbus, OH              1980      1       202,000  100          1,010,000       1.0    5.00
 Dividend Drive, Columbus, OH                          1979      1       144,850  100            443,241       0.4    3.06
 Twin Creek Drive, Columbus, OH                        1989      1       176,000   76            386,256       0.4    2.87
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                6     1,036,759   96%  $      3,378,778       3.2% $ 3.40
Minneapolis Market
 Woodale Drive, Building 1, Mounds View, MN            1992      1        78,016   33%  $        124,533       0.1% $ 4.86
                                                               ---     ---------  ---   ----------------  --------  ------
Other Market
 Sysco Court, Grand Rapids, MI                         1985      1        62,700  100%  $        366,795       0.3% $ 5.85
                                                               ---     ---------  ---   ----------------  --------  ------
                          Midwest Region Subtotal               15     2,318,686   96%  $      8,648,936       8.1% $ 3.91
Southeast Region
Orlando Market
 Orlando Central Park, Building 1, Orlando, FL         1988      1       267,432  100%  $        883,879       0.8% $ 3.31
 Orlando Central Park, Building 2, Orlando, FL         1983      1       156,660  100            493,476       0.5    3.15
 Orlando Central Park, Building 3, Orlando, FL         1991      1       356,583   90          1,401,377       1.3    4.36
 Orlando Central Park, Building 4, Orlando, FL         1984      1       133,400   81            386,766       0.4    3.59
 Orlando Central Park, Building 5, Orlando, FL         1985      1       139,800  100            492,042       0.5    3.52
 Orlando Central Park, Building 6, Orlando, FL         1986      1       119,000  100            397,702       0.4    3.34
 Exchange Drive, Orlando, FL                           1979      1       115,728  100            320,888       0.3    2.77
 Kingspointe Parkway, Orlando, FL                      1991      1       101,870   49            197,496       0.2    3.95
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                8     1,390,473   92%  $      4,573,626       4.4% $ 3.58
Atlanta Market
 Atlanta Industrial Drive, Atlanta, GA                 1986      1       161,965  100%  $        408,679       0.4% $ 2.52
 Westpark Drive, Building 1, Fulton County, GA         1981      1       216,074  100            539,189       0.5    2.50
 Westpark Drive, Building 2, Fulton County, GA         1981      1       130,722  100            268,622       0.2    2.05
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                3       508,761  100%  $      1,216,490       1.1% $ 2.39
                                                               ---     ---------  ---   ----------------  --------  ------
                        Southeast Region Subtotal               11     1,899,234   94%  $      5,790,116       5.5% $ 3.24
Northeast Region
Boston Market
 First Avenue, Needham, MA                        1961/1992      1       119,573  100%  $        693,065       0.7% $ 5.80
                                                               ---     ---------  ---   ----------------  --------  ------
Baltimore/Washington Market
 Port Capital Drive, Jessup, MD                        1974      1        94,381  100%  $        458,338       0.4% $ 4.86
                                                               ---     ---------  ---   ----------------  --------  ------
New York/New Jersey Market
 South Middlesex Avenue, Building 2, Cranbury, NJ      1982      1       203,404  100%  $        661,062       0.6% $ 3.25
 Colony Road, Building 1, Jersey City, NJ              1976      1       262,453  100            918,438       0.9    3.50

                                              Rentable Sq. Ft. Annualized Net Rent(/1/)
                                              ---------------- ------------------------
                                                                                           Per
                           Year                                                           Leased
Property Type and         Built/   Number of              %                      % of      Sq.
Location                 Renovated Properties  Number   Leased     Amount        Total     Ft.
-----------------        --------- ---------- --------- ------ --------------- -----------------
 Colony Road, Building
  2, Jersey City, NJ          1974      1       124,933  100%          499,731      0.5%    4.00
 Pulaski Boulevard, Port
  Jersey, NJ                  1974      1       224,664  100           703,139      0.6     3.13
 Port Jersey Boulevard,
  Building 1, Port
  Jersey, NJ             1974/1982      1       425,121  100         1,711,836      1.6     4.03
 Port Jersey Boulevard,
  Building 2, Port
  Jersey, NJ             1974/1982      1       204,564  100           754,841      0.7     3.69
 Industrial Drive,
  Building 1, Port
  Jersey, NJ                  1976      1       263,717  100         1,002,124      0.9     3.80
 Industrial Drive,
  Building 2, Port
  Jersey, NJ                  1976      1       154,000  100           615,996      0.6     4.00
 Industrial Drive,
  Building 3, Port
  Jersey, NJ                  1972      1        45,274  100           181,095      0.2     4.00
                                      ---     ---------  ---   --------------- --------   ------
         Market Subtotal                9     1,908,130  100%  $     7,048,262      6.6%  $ 3.69
Harrisburg Market
 Ritter Road,
  Mechanicsburg, PA           1986      1        37,800  100%  $       248,969      0.2%  $ 6.59
                                      ---     ---------  ---   --------------- --------   ------
        Northeast Region
                Subtotal               12     2,159,884  100%  $     8,448,634      7.9%  $ 3.91
                                      ---     ---------  ---   --------------- --------   ------
 Multitenant
  Distribution
  Properties Total                     61     9,568,641   98%      $34,266,261     32.2%  $ 3.66
Workspace Properties:
West Region
Los Angeles Market
 East Howell Avenue,
  Building 1, Anaheim,
  CA                          1968      1        81,475  100%  $       327,882      0.3%  $ 4.02
 East Howell Avenue,
  Building 2, Anaheim,
  CA                          1991      1        25,962  100           109,040      0.1     4.20
 Royal Avenue, Simi
  Valley, CA                  1988      1        26,120  100           157,442      0.2     6.03
 Union Place, Building
  1, Simi Valley, CA          1985      1        22,710  100           145,768      0.1     6.42
 Union Place, Building
  2, Simi Valley, CA          1987      1        36,538  100           324,360      0.3     8.88
 Anza Drive, Building 1,
  Valencia, CA                1990      1        10,296  100            65,121      0.1     6.32
 Anza Drive, Building 2,
  Valencia, CA                1990      1         7,944  100            57,192      0.1     7.20
 Anza Drive, Building 3,
  Valencia, CA                1990      1         8,663  100            62,400      0.1     7.20
 Kovacs Lane, Huntington
  Beach, CA                   1988      1       125,000  100         1,000,800      0.9     8.01
 Artesia Avenue,
  Building 1, Fullerton,
  CA                          1991      1        55,498  100           233,548      0.2     4.21
 Artesia Avenue,
  Building 2, Fullerton,
  CA                          1991      1        60,502  100           283,149      0.2     4.68
 Commonwealth Avenue,
  Fullerton, CA               1965      1        64,292  100           250,047      0.2     3.89
                                      ---     ---------  ---   --------------- --------   ------
         Market Subtotal               12       525,000  100%  $     3,016,749      2.8%  $ 5.75
San Diego Market
 Airway Road, Building
  1, Otay Mesa, CA            1996      1        44,840  100%  $       285,489      0.3%  $ 6.37
 Airway Road, Building
  2, Otay Mesa, CA            1996      1        78,296  100           449,738      0.4     5.74
 Avenida Encinas,
  Building 1, Carlsbad,
  CA                          1972      1        80,000  100           637,600      0.6     7.97
 Avenida Encinas,
  Building 2, Carlsbad,
  CA                          1993      1       126,008  100           716,846      0.7     5.69
                                      ---     ---------  ---   --------------- --------   ------
         Market Subtotal                4       329,144  100%  $     2,089,673      2.0%  $ 6.35
San Francisco Market
 Brisbane Industrial
  Park, Building 1,
  Brisbane, CA                1961      1        39,800  100%  $       220,293      0.2%  $ 5.54
 Brisbane Industrial
  Park, Building 2,
  Brisbane, CA                1960      1        21,186  100           139,802      0.1     6.60
 Brisbane Industrial
  Park, Building 3,
  Brisbane, CA                1969      1        23,586  100           172,058      0.2     7.29
 Brisbane Industrial
  Park, Building 4,
  Brisbane, CA                1968      1        40,680  100           246,340      0.2     6.06
 Brisbane Industrial
  Park, Building 5,
  Brisbane, CA                1966      1        37,040  100           214,612      0.2     5.79
 Brisbane Industrial
  Park, Building 6,
  Brisbane, CA                1963      1        31,745  100           201,888      0.2     6.36
 Brisbane Industrial
  Park, Building 7,
  Brisbane, CA                1967      1        32,211  100           169,670      0.2     5.27
 Brisbane Industrial
  Park, Building 8,
  Brisbane, CA                1961      1        18,600  100           130,045      0.1     6.99
 Brisbane Industrial
  Park, Building 9,
  Brisbane, CA                1966      1        43,500  100           284,354      0.3     6.54
 Brisbane Industrial
  Park, Building 10,
  Brisbane, CA                1961      1       116,400  100            89,773      0.1     0.77
 Brisbane Industrial
  Park, Building 11,
  Brisbane, CA                1968      1        35,744  100           214,464      0.2     6.00
 Brisbane Industrial
  Park, Building 12,
  Brisbane, CA                1968      1        24,786  100           138,949      0.1     5.61
 Brisbane Industrial
  Park, Building 13,
  Brisbane, CA                1962      1        58,000  100           307,703      0.3     5.31
 Brisbane Industrial
  Park, Building 14,
  Brisbane, CA                1969      1        19,100  100            99,912      0.1     5.23
 Huntwood Avenue,
  Hayward, CA                 1982      1        62,031  100           477,445      0.4     7.70
                                      ---     ---------  ---   --------------- --------   ------
         Market Subtotal               15       604,409  100%  $     3,107,308      2.9%  $ 5.14

                                                                       Rentable Sq. Ft. Annualized Net Rent(/1/)
                                                                       ---------------- ------------------------
                                                                                                                     Per
                                                    Year                                                            Leased
                                                   Built/   Number of              %                       % of      Sq.
Property Type and Location                        Renovated Properties  Number   Leased     Amount         Total     Ft.
--------------------------                        --------- ---------- --------- ------ ---------------- -----------------
Phoenix Market
 West Alameda Drive, Building 1, Tempe, AZ             1984      1        30,606   67%  $         93,041       0.1% $ 4.56
 West Alameda Drive, Building 2, Tempe, AZ             1984      1        30,606  100            133,165       0.1    4.35
 West Alameda Drive, Building 3, Tempe, AZ             1984      1        30,606  100            134,666       0.1    4.40
 West Alameda Drive, Building 4, Tempe, AZ             1984      1        30,606  100            149,347       0.1    4.88
 South Priest Drive, Tempe, AZ                         1998      1        54,900  100            394,200       0.4    7.18
 East Encanto Drive, Tempe, AZ                         1990      1        81,817  100            329,950       0.3    4.03
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                6       259,141   96%  $      1,234,369       1.1% $ 4.96
Seattle Market
 Kent West Corporate Park I, Building 1, Kent, WA      1989      1        41,700  100%  $        501,984       0.5% $12.04
 Kent West Corporate Park I, Building 2, Kent, WA      1989      1        16,000   86             93,096       0.1    6.77
 Kent West Corporate Park I, Building 3, Kent, WA      1989      1        36,250   50             77,064       0.1    4.24
 Kent West Corporate Park I, Building 4, Kent, WA      1989      1        57,990  100            225,108       0.2    3.88
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                4       151,940   87%  $        897,252       0.9% $ 6.82
                                                               ---     ---------  ---   ----------------  --------  ------
                             West Region Subtotal               41     1,869,634   98%       $10,345,351       9.7% $ 5.63
Southwest Region
Dallas Market
 DFW Trade Center, Building 3, Grapevine, TX           1997      1       202,361  100%  $      1,723,670       1.6% $ 8.52
 Diplomat Drive, Building 1, Farmers Branch, TX        1997      1        53,375  100            325,044       0.3    6.09
                                                               ---     ---------  ---   ----------------  --------  ------
                 Southwest Region/Market Subtotal                2       255,736  100%  $      2,048,714       1.9% $ 8.01
Midwest Region
Chicago Market
 Feehanville Drive, Mount Prospect, IL                 1987      1        57,150  100%  $        454,342       0.4% $ 7.95
 Tower Lane, Bensenville, IL                           1977      1        76,737  100            449,872       0.4    5.86
 Business Center, Building 1, Mount Prospect, IL       1985      1        43,250  100            356,379       0.3    8.24
 Business Center, Building 2, Mount Prospect, IL       1989      1        79,900  100            777,677       0.8    9.73
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                4       257,037  100%  $      2,038,270       1.9% $ 7.93
Cincinnati/Northern Kentucky Market
 Empire Drive, Florence, KY                            1991      1       101,250  100%  $        318,999       0.3% $ 3.15
 Spiral Drive, Building 1, Florence, KY                1988      1        26,556  100            236,900       0.2    8.92
 Spiral Drive, Building 2, Florence, KY                1989      1        34,999   87            231,972       0.2    7.64
 Airport Exchange Drive, Erlanger, KY                  1997      1        67,749  100            462,373       0.4    6.82
 Creek Road, Blue Ash, OH                              1983      1        66,095   95            469,341       0.5    7.49
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                5       296,649   97%  $      1,719,585       1.6% $ 5.96
Columbus Market
 Equity Drive, Building 2, Columbus, OH                1980      1       116,160   61%  $        415,371       0.4% $ 5.83
                                                               ---     ---------  ---   ----------------  --------  ------
Minneapolis Market
 Woodale Drive, Building 2, Mounds View, MN            1989      1        55,742  100%  $        470,356       0.4% $ 8.44
 Woodale Drive, Building 3, Mounds View, MN            1990      1       144,019  100            844,751       0.8    5.87
 Woodale Drive, Building 4, Mounds View, MN            1992      1        42,551  100            208,107       0.2    4.89
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                3       242,312  100%  $      1,523,214       1.4% $ 6.29
                                                               ---     ---------  ---   ----------------  --------  ------
                          Midwest Region Subtotal               13       912,158   94%  $      5,696,440       5.3% $ 6.63
Southeast Region
Charlotte Market
 Airport Road, Monroe, NC                         1957/1972      1       118,930  100%  $        591,600       0.5% $ 4.97
 Old Charlotte Highway, Monroe, NC                1957/1972      1       135,000  100            394,400       0.4    2.92
                                                               ---     ---------  ---   ----------------  --------  ------
                                  Market Subtotal                2       253,930  100%  $        986,000       0.9% $ 3.88

                                                          Rentable Sq. Ft.  Annualized Net Rent(/1/)
                                                          ----------------- ---------------------------
                                                                                                       Per
                                       Year                                                           Leased
                                      Built/   Number of               %                      % of     Sq.
Property Type and Location           Renovated Properties   Number   Leased     Amount       Total     Ft.
--------------------------           --------- ---------- ---------- ------ --------------- ----------------
Atlanta Market
 Cobb International Place, Building
  1, Atlanta, GA                          1996      1         60,000  100%  $       260,820      0.3% $ 4.35
 Cobb International Place, Building
  2, Atlanta, GA                          1996      1         68,000  100           242,617      0.2    3.57
 Town Park Drive, Building 1,
  Kennesaw, GA                            1995      1         65,830  100           317,275      0.3    4.82
 Town Park Drive, Building 2,
  Kennesaw, GA                            1995      1         55,554  100           250,632      0.2    4.51
 South Royal Drive, Building 1,
  Tucker, GA                              1987      1         53,402  100           256,179      0.2    4.80
 South Royal Drive, Building 2,
  Tucker, GA                              1987      1         43,720  100           179,019      0.2    4.09
 South Royal Drive, Building 3,
  Tucker, GA                              1989      1         37,041  100           150,286      0.1    4.06
                                                  ---     ----------  ---   --------------- --------  ------
                     Market Subtotal                7        383,547  100%  $     1,656,828      1.5% $ 4.32
Orlando Market
 Boggy Creek Road, Building 1,
  Orlando, FL                             1992      1         52,500   85%  $       217,349      0.2% $ 4.88
 Boggy Creek Road, Building 2,
  Orlando, FL                             1996      1         55,456  100           311,543      0.3    5.62
 Boggy Creek Road, Building 3,
  Orlando, FL                             1998      1         55,456   81           257,928      0.3    5.77
 Landstreet Road, Building 2,
  Orlando, FL                             1997      1         55,456  100           311,812      0.3    5.62
 Landstreet Road, Building 3,
  Orlando, FL                             1996      1         50,018  100           247,589      0.2    4.95
                                                  ---     ----------  ---   --------------- --------  ------
                     Market Subtotal                5        268,886   93%  $     1,346,221      1.3% $ 5.38
Other Markets
 Industrial Drive South, Gluckstadt,
  MS                                      1988      1        160,000  100%  $       690,000      0.7% $ 4.31
                                                  ---     ----------  ---   --------------- --------  ------
           Southeast Region Subtotal               15      1,066,363   98%  $     4,679,049      4.4% $ 4.47
Northeast Region
Baltimore/Washington Market
 The Crysen Center, Building 1,
  Jessup, MD                              1985      1         75,820  100%  $       371,997      0.3% $ 4.91
 The Crysen Center, Building 2,
  Jessup, MD                              1985      1         76,043  100           357,158      0.3    4.70
 West Nursery Road, Building 1,
  Linthicum, MD                           1989      1         49,100  100           343,700      0.3    7.00
 West Nursery Road, Building 2,
  Linthicum, MD                           1989      1         39,041  100           380,720      0.4    9.75
 Fontana Lane, Building 1,
  Baltimore, MD                           1988      1         47,434  100           251,103      0.2    5.29
 Fontana Lane, Building 2,
  Baltimore, MD                           1988      1         61,320   84           340,263      0.4    6.58
 Bristol Court, Jessup, MD                1988      1         73,071  100           379,683      0.4    5.20
 Guilford Road, Annapolis Junction,
  MD                                      1989      1         96,686  100           579,608      0.5    5.99
 Nokes Boulevard, Sterling, VA            1998      1         88,489  100           726,576      0.7    8.21
 Oakville Industrial Park, Building
  1, Alexandria, VA                       1949      1         67,225  100           400,179      0.4    5.95
 Oakville Industrial Park, Building
  2, Alexandria, VA                       1940      1         23,683  100           114,883      0.1    4.85
 Oakville Industrial Park, Building
  3, Alexandria, VA                       1947      1         76,089  100           517,389      0.5    6.80
 Oakville Industrial Park, Building
  4, Alexandria, VA                       1952      1          2,800  100            18,624      0.0    6.65
 Oakville Industrial Park, Building
  5, Alexandria, VA                       1955      1         56,134   98           216,197      0.2    3.92
 Oakville Industrial Park, Building
  6, Alexandria, VA                       1946      1         50,876  100           502,253      0.5    9.87
                                                  ---     ----------  ---   --------------- --------  ------
                     Market Subtotal               15        883,811   99%  $     5,500,333      5.2% $ 6.30
Boston Market
 Technology Drive, Auburn, MA             1973      1         54,400  100%  $       194,448      0.2% $ 3.57
 John Hancock Road, Taunton, MA           1986      1         34,224  100           206,147      0.2    6.02
                                                  ---     ----------  ---   --------------- --------  ------
                     Market Subtotal                2         88,624  100%  $       400,595      0.4% $ 4.52
New York/New Jersey Market
 New England Avenue, Piscataway, NJ  1975/1995      1        101,553  100%  $       404,861      0.4% $ 3.99
 Memorial Drive, Franklin Township,
  NJ                                      1988      1        148,598  100           996,704      0.9    6.71
                                                  ---     ----------  ---   --------------- --------  ------
                     Market Subtotal                2        250,151  100%  $     1,401,565      1.3% $ 5.60
                                                  ---     ----------  ---   --------------- --------  ------
           Northeast Region Subtotal               19      1,222,586   99%  $     7,302,493      6.9% $ 6.02
                                                  ---     ----------  ---   --------------- --------  ------
 Workspace Properties Total                        90      5,326,477   98%  $    30,072,047     28.2% $ 5.77
                                                  ---     ----------  ---   --------------- --------  ------
 Grand Total                                      206     28,032,991   97%     $106,533,677    100.0% $ 3.90
                                                  ===     ==========  ===   =============== ========  ======

                                   MANAGEMENT

The following table sets forth information with respect to the officers and trustees of Cabot Trust, our sole general partner.

                                        Positions with Cabot Trust, Business
              Name              Age        Experience and Other Positions
              ----              ---     ------------------------------------
 Ferdinand Colloredo-Mansfeld..  59 Ferdinand Colloredo-Mansfeld has served as
                                    Chairman of the Board of Trustees and Chief
                                    Executive Officer of Cabot Trust since its
                                    formation in October 1997. Mr. Colloredo-
                                    Mansfeld also serves as the Chairman and
                                    Chief Executive Officer of Cabot Advisors.
                                    Mr. Colloredo-Mansfeld served as Chairman,
                                    Chief Executive Officer and Chief
                                    Investment Officer of Cabot Partners
                                    Limited Partnership from 1990 to 1997,
                                    having previously served in the same
                                    positions with Cabot, Cabot & Forbes Realty
                                    Advisors, Inc., an affiliate of Cabot,
                                    Cabot & Forbes Company, since its formation
                                    in 1986. Mr. Colloredo-Mansfeld began his
                                    real estate career in 1970 when he joined
                                    Cabot, Cabot & Forbes Company, a national
                                    real estate development, management and
                                    construction firm, becoming its Chief
                                    Financial Officer in 1973, Chief Operating
                                    Officer in 1974 and Chief Executive Officer
                                    in 1976, a position he held until his
                                    retirement from that company in 1989. As
                                    Chief Executive Officer, Mr. Colloredo-
                                    Mansfeld oversaw the development and
                                    management of approximately $4 billion of
                                    commercial properties in twenty states,
                                    including 35 master planned suburban
                                    business and industrial parks. Mr.
                                    Colloredo-Mansfeld is a graduate of Harvard
                                    College and Harvard Business School. He is
                                    a limited partner in Brown Brothers
                                    Harriman & Co. and is a Director of Data
                                    General Corporation and Raytheon Company.
                                    He is Chairman of the Board of Trustees of
                                    Massachusetts General Hospital. Mr.
                                    Colloredo-Mansfeld is the father of Franz
                                    Colloredo-Mansfeld, the Chief Financial
                                    Officer of Cabot Trust.
 Robert E. Patterson...........  54 Mr. Patterson has served as President and a
                                    Trustee of Cabot Trust since its formation
                                    in October 1997. Mr. Patterson served as
                                    Executive Vice President, Director of
                                    Acquisitions and a member of the Investment
                                    Committee of Cabot, Cabot & Forbes Realty
                                    Advisors, Inc. and Cabot Partners Limited
                                    Partnership from 1987 to 1997. Mr.
                                    Patterson began his real estate career in
                                    1972 as a lawyer with the firm of Gaston,
                                    Snow & Ely Bartlett. In 1978, he became the
                                    first Executive Director of the
                                    Massachusetts Industrial Finance Agency and
                                    remained in that position until 1983 when
                                    he joined the Beal Companies, a Boston-
                                    based real estate development, management
                                    and investment firm as Senior Vice-
                                    President. He joined Cabot, Cabot & Forbes
                                    Realty Advisors, Inc. in 1987 to head its
                                    acquisitions group and was a founding
                                    partner of Cabot Partners Limited
                                    Partnership upon its formation as an
                                    independent entity in 1990. Mr. Patterson
                                    is a graduate of Harvard College and
                                    Harvard Law School. He is a Trustee of The
                                    Putnam Group of Mutual Funds, a Trustee of
                                    the Sea Education Association and Chairman
                                    of the Board of Trustees of the Joslin
                                    Diabetes Center. He is a member of numerous
                                    industry associations, including the
                                    National Association of Real Estate
                                    Investment Trusts and the Urban Land
                                    Institute.

                                Positions with Cabot Trust, Business Experience
           Name            Age                and Other Positions
           ----            ---  -----------------------------------------------
 George M. Lovejoy, Jr. ..  68 Mr. Lovejoy became a Trustee of Cabot Trust in
                               March 1999. Mr. Lovejoy has since 1994 been
                               President of Fifty Associates, a real estate
                               investment company of which he has been an
                               executive officer since 1966, and was a senior
                               executive officer from 1972 to 1993 of Meredith
                               & Grew, a real estate service company of which
                               he was President from 1978 to 1988 and Chairman
                               from 1988 to 1993. He is a Trustee of MGI
                               Properties, Chairman of the Investment Committee
                               of Copley Investors Limited Partnership and a
                               Director or Trustee of a number of funds in the
                               Scudder family of mutual funds. Mr. Lovejoy's
                               professional organization affiliations include
                               the Counselors of Real Estate, the Greater
                               Boston Building Owners & Managers Association
                               and the Greater Boston Real Estate Board, of
                               each of which organizations he is a past
                               President, the International Council of Shopping
                               Centers, the Massachusetts Association of
                               Realtors, the National Association of Realtors
                               and the Institute of Real Estate Management. He
                               is also a Trustee and a past President of the
                               New England Aquarium, a member of the
                               Corporation of Northeastern University, a member
                               and past Chairman of the Massachusetts Advisory
                               Committee of the Nature Conservancy.
 Christopher C. Milliken..  53 Mr. Milliken has been a Trustee of Cabot Trust since February 1998. He has been President,
                               Chief Executive Officer and a Director of the
                               Boise Cascade Office Products Corporation since
                               April 1998, previously having served as Senior
                               Vice President, Operations from 1995 to April
                               1998 and Eastern Regional Manager from 1990 to
                               1995. Prior to beginning his career at Boise
                               Cascade Office Products Corporation in 1977,
                               Mr. Milliken served in various merchandise
                               management positions at Marshall Field & Company
                               from 1970 to 1977.
 Maurice Segall...........  69 Mr. Segall has been a Trustee of Cabot Trust since February 1998. Mr. Segall has been a
                               senior lecturer at the MIT-Sloan School of
                               Management and a senior advisor to the Boston
                               Consulting Group since 1989. Until 1989, he was
                               Chairman, President and Chief Executive
                               Corporate Officer of Zayre Corporation, which he
                               joined as President and Chief Executive Officer
                               in 1978. Mr. Segall is a Director of AMR
                               Corporation and Harcourt General, Inc. He is a
                               Trustee of Massachusetts General Hospital and
                               the Boston Museum of Fine Arts.
 W. Nicholas Thorndike....  65 Mr. Thorndike has served as a Trustee of Cabot
                               Trust since February 1998. Mr. Thorndike retired
                               in 1988 from Wellington Management
                               Company/Thorndike, Doran, Paine and Lewis where
                               he was Chairman of the Board and Managing
                               Partner. Mr. Thorndike serves as a Director of
                               Courier Corporation, Data General Corporation,
                               the Providence Journal (where he is Chairman of
                               the Executive Committee) and Bradley Real
                               Estate, Inc. He also serves as a Trustee of
                               Massachusetts General Hospital, having served as
                               its Chairman of the Board from 1987 to 1992 and
                               President from 1992 to 1994, and serves as a
                               Trustee of Eastern Utilities Associates,
                               Northeastern University and The Putnam Funds.

                                Positions with Cabot Trust, Business Experience
            Name            Age               and Other Positions
            ----            --- -----------------------------------------------
 Ronald L. Skates..........  57 Mr. Skates has been a Trustee of Cabot Trust since February 1998. Mr. Skates has been
                                President, Chief Executive Officer and Director
                                of Data General Corporation since 1989. Prior
                                to joining Data General Corporation in 1986,
                                Mr. Skates was a Partner of Price Waterhouse
                                LLP, certified public accountants. He is a
                                member of the American Institute of Certified
                                Public Accountants and the Massachusetts
                                Society of Certified Public Accountants. He is
                                also a Trustee of Massachusetts General
                                Hospital and Vice Chairman and a Director of
                                the Massachusetts High Technology Council.
 Franz Colloredo-Mansfeld..  36 Franz Colloredo-Mansfeld has been Chief
                                Financial Officer of Cabot Trust since October
                                1997 and served as a Senior Vice President of
                                Cabot Partners since 1996. He was a Senior
                                Engagement Manager of McKinsey & Company, Inc.
                                from 1992 through 1996. He previously worked
                                for the Deutsche Bank real estate investment
                                group in 1992 and was a Robert Bosch Fellow at
                                the German Central Bank (Bundesbank) in
                                Frankfurt, Germany in 1991. He was also an
                                investment banker with Merrill Lynch & Co. from
                                1986 through 1989 where he specialized in
                                mergers and acquisitions. Mr. Colloredo-
                                Mansfeld is a graduate of Harvard College and
                                Harvard Business School. He is on the Board of
                                Advisors of Gilbane, Inc. and is a director or
                                trustee of numerous charitable organizations.
                                Mr. Colloredo-Mansfeld is the son of Ferdinand
                                Colloredo-Mansfeld, the Chief Executive Officer
                                of Cabot Trust.
 Andrew D. Ebbott..........  43 Mr. Ebbott has served as Senior Vice
                                President--Director of Acquisitions of Cabot
                                Trust since October 1997. Mr. Ebbott joined
                                Cabot, Cabot & Forbes Realty Advisors, Inc. in
                                1988 as Director of Research and a member of
                                its acquisition department, becoming a Vice-
                                President in 1991 and a Senior Vice President
                                in 1995 of Cabot Partners Limited Partnership.
                                Mr. Ebbott is a graduate of Dartmouth College
                                and the University of Chicago Business School.
                                He has over 13 years experience in real estate
                                finance, investment and research and is a
                                member of the American Institute of Certified
                                Public Accountants.
 Howard B. Hodgson, Jr. ...  43 Mr. Hodgson has been a Senior Vice President--
                                Director of Real Estate Operations of Cabot
                                Trust since October 1997, and has served as a
                                Senior Vice President--Director of Asset
                                Management and Member of the Investment
                                Committee of Cabot Partners Limited Partnership
                                from 1992 to October 1997. Mr. Hodgson began
                                his real estate career in 1979 with the Boston-
                                based real estate firm of R.M. Bradley & Co.,
                                Inc., becoming the head of its institutional
                                property management group prior to joining
                                Cabot, Cabot & Forbes Asset Management Company
                                in 1991 as a Senior Vice President and head of
                                its property management group. Mr. Hodgson is a
                                graduate of Northeastern University. He is a
                                Trustee and member of the Executive Committee
                                of the Cambridge Savings Bank and is a Trustee
                                of Cambridge Financial Group, Inc. He is a
                                member of the Building Owners and Managers
                                Association and the National Association of
                                Industrial and Office Parks and is a corporate
                                Trustee of the Trustees of Reservations.

                          Positions with Cabot Trust, Business Experience and
        Name        Age                     other Positions
        ----        ---   ---------------------------------------------------
 Neil E. Waisnor...  44 Mr. Waisnor has served as Senior Vice President--
                        Finance, Treasurer and Secretary of Cabot Trust since
                        October 1997. Mr. Waisnor was a founding partner of
                        Cabot Partners Limited Partnership, joining as a Vice
                        President and Treasurer in 1990 and becoming a Senior
                        Vice President and Chief Financial Officer in 1995.
                        Prior to joining Cabot Partners Limited Partnership, he
                        was Vice President and Controller of Cabot, Cabot &
                        Forbes Company, where he served in a variety of
                        financial capacities since 1985. He worked for Arthur
                        Andersen & Co. from 1977 until 1985 where he was a
                        senior audit manager serving real estate and high
                        technology companies. Mr. Waisnor is a graduate of the
                        University of Massachusetts at Amherst and is a member
                        of the American Institute of Certified Public
                        Accountants and the Massachusetts Society of Certified
                        Public Accountants and has served on the Accounting
                        Committee of the National Council of Real Estate
                        Investment Fiduciaries.
 Eugene F. Reilly..  38 Mr. Reilly has been Senior Vice President--Director of
                        Development of Cabot Trust since October 1997. Mr.
                        Reilly served as Director of Leasing and Marketing of
                        Cabot Partners Limited Partnership from 1992 to October
                        1997, becoming Senior Vice President in 1996. Mr.
                        Reilly began his real estate career with the Boston
                        commercial real estate brokerage firm of Leggat McCall
                        and Werner in 1983 and subsequently became a leasing
                        broker with Julien J. Studley, Inc. In 1985, he joined
                        National Development Corporation where he became a
                        Senior Vice President prior to joining Cabot Partners
                        Limited Partnership as a Vice President in 1992. Mr.
                        Reilly is a graduate of Harvard College. He is a member
                        of the National Association of Industrial and Office
                        Parks, the Industrial Development Research Council and
                        the Council of Logistics Managers.

                            DESCRIPTION OF THE NOTES

The following description of the material terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities." In this description, the words "we," "our," "ours" and "us" refer only to Cabot L.P. and not to any of its Subsidiaries.

We will issue the notes under the indenture dated as of    , 1999, as
supplemented, between us and The Bank of New York, as trustee.

The following description is a summary of the provisions of the indenture relating to the notes. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, will define your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes the accompanying prospectus, copies of which are available for inspection at our offices.

Brief Description of the Notes

The notes:

  . will be our direct, senior unsecured obligations and will not be obligations of or guaranteed by Cabot Trust;

  . will rank equally with our other unsecured and unsubordinated indebtedness;

  . will be effectively subordinated to our mortgage indebtedness, to our other secured indebtedness and to the indebtedness and other liabilities of our subsidiaries; and

  . will be issued in denominations of $1,000 and integral multiples of $1,000.

As of December 31, 1998, we had approximately $238.9 million of indebtedness, of which approximately $38.9 million was indebtedness secured by mortgages on our properties. At that date, our subsidiaries had approximately $9.3 million of indebtedness, all of which was secured by mortgages on their properties. In February 1999, we borrowed $87.6 million, secured by specified properties, and used the proceeds of this borrowing to repay a portion of the balance outstanding under our acquisition facility.

Except as described below under the heading "Covenants--Limitations on Incurrence of Indebtedness" or in the accompanying prospectus under the heading "Description of Debt Securities--Merger, Consolidation or Sale," the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would protect you in the event of:

  . a highly leveraged or similar transaction involving us or any of our affiliates;

  . a change of control; or

  . a reorganization, restructuring, merger or similar transaction involving us or Cabot Trust that may adversely affect you.

We do not presently intend to engage in a transaction which would result in a change of control. In addition, there are restrictions on the ownership and transfer of Cabot Trust's common shares that are intended to protect its status as a real estate investment trust for federal income tax purposes but may also act to prevent or hinder a change of control of Cabot Trust. These restrictions, as well as Cabot Trust's shareholder rights plan and other provisions that may prevent or hinder attempts to acquire control of Cabot Trust that are not approved by its Board of Trustees, are described in the accompanying prospectus under the headings "Description of Common Shares--Restrictions on Transfer" and "Description of Common Shares-- Shareholder Rights Plan."

Principal, Maturity and Interest

We will issue the notes in an aggregate principal amount of $   million.

The notes will mature on    , 200 , unless earlier redeemed.

Interest on the notes will accrue at the rate of  % per year and will be
payable semiannually in arrears on     and    , commencing on    , 1999. We
will make each interest payment to the holders of the notes of record on the
immediately preceding     and    .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date to which interest on the notes was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and that payment will not include interest for the period from and after that interest payment date, maturity date or redemption date. A business day is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in New York City or in Boston are authorized or required to close.

We will make all payments on the notes in New York City at the office or agency of The Bank of New York, which will act as our paying agent and whose office is
located at     . Alternatively, we may, at our option, pay interest on a note by check mailed to the address of the person entitled thereto or by a wire transfer of funds to that person at an account maintained within the United States.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed plus the interest accrued thereon to the redemption date, and (b) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the redemption date, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate plus basis points plus, the interest accrued on the notes to be redeemed to the redemption date.

The "Adjusted Treasury Rate," with respect to any redemption date, is the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

For purposes of determining the Adjusted Treasury Rate, the following terms have the meanings summarized below:

"Comparable Treasury Issue" means the United States Treasury security having a maturity comparable to the remaining term of the notes that are to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes that are to be redeemed.

"Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations of the bid and asked prices for the Comparable Treasury Issue for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations obtained, or (b) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of the quotations obtained. The entities that will be consulted to obtain the Reference Treasury Dealer Quotations will be primary dealers in the United States government securities markets located in New York City who will
be selected by us and who may include J.P. Morgan Securities Inc. and      .

We will give notice of any optional redemption at least 30 but not more than 60 days before the redemption date. The notice of redemption will specify, among other things, the redemption price and the principal amount of the notes held by a noteholder that will be redeemed.

If we redeem less than all of the notes, we will notify the trustee at least 45 days before our intended redemption date, or a shorter period that is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and their redemption date. In that event, the trustee will select the notes to be redeemed in a manner it deems fair and appropriate. We will not redeem notes in less than $1,000 increments.

Covenants

The following paragraphs summarize the covenants to which we will agree in connection with the issuance of the notes. The definitions of important terms used in these covenants are provided below under the subheading "Definitions." These definitions should be read for further information regarding the intended operation and effect of the covenants. Additional general covenants applicable to the notes and other debt securities we may issue are described in the prospectus under the heading "Description of Debt Securities--Covenants."

Limitations on Incurrence of Indebtedness.

Aggregate Debt Test. We will not, and will not permit any of our Subsidiaries to, incur any Indebtedness, other than Intercompany Indebtedness, if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Indebtedness and that of our Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles is greater than the 60% of the sum of, without duplication:

(1) our Total Assets and those of our Subsidiaries as of the end of the period covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act, then with the trustee, or if we have not yet filed our first quarterly report on Form 10-Q, then as of December 31, 1998) prior to the incurrence of the proposed additional Indebtedness; and

(2) the purchase price of any real estate assets or mortgage loans receivable acquired by us or any of our Subsidiaries, and the amount of any securities offering proceeds received that were not used to acquire real estate assets or mortgage loans receivable or used to reduce indebtedness, in each case since the end of the period, including the proceeds to be obtained from the incurrence of the proposed additional Indebtedness.

Secured Debt Test. In addition to the preceding limitation on the incurrence of Indebtedness, we will not, and will not permit any of our Subsidiaries to, incur any Indebtedness secured by any mortgage, lien or security interest on or in any of our property or any of our Subsidiaries' property, whether owned at the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of the proposed additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Indebtedness and that of our Subsidiaries on a consolidated basis which is secured by any mortgage, lien or security interest on or in our property or any of our Subsidiaries' property is greater than 40% of the sum of, without duplication:

(1) our Total Assets and those of our Subsidiaries as of the end of the period covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities Exchange Commission (or, if such filing is not permitted under the Exchange Act, then with the trustee, or if we have not yet filed our first quarterly report or Form 10-Q, then as of December 31, 1998) prior to the incurrence of the proposed additional Indebtedness; and

(2) the purchase price of any real estate assets or mortgage loans receivable acquired, and the amount of any securities offering proceeds received that were not used to acquire real estate assets or mortgage loans receivable or used to reduce Indebtedness, in each case by us or any of our Subsidiaries since the end of the calendar quarter, including the proceeds to be obtained in connection with the incurrence of the proposed additional Indebtedness.

Annual Debt Service Test. In addition to the preceding limitations on the incurrence of Indebtedness, we will not, and will not permit any of our Subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which the proposed additional Indebtedness is to be incurred was less than 1.5:1 on a pro forma basis after giving effect to the proposed additional Indebtedness and to the application of the proceeds of that Indebtedness, and calculated on the assumption that:

(1) the proposed Indebtedness and any other Indebtedness incurred by us and our Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of the period;

(2) the repayment or retirement of any other Indebtedness by us and our Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of the period, except that, in making this computation, the amount of Indebtedness under any revolving credit facility will be computed based upon the average daily balance of that Indebtedness during the period;

(3) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

(4) in the case of any acquisition or disposition by us or our Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

Required Maintenance of Total Unencumbered Assets. We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our Unsecured Indebtedness and that of our Subsidiaries on a consolidated basis.

Provision of Financial Information.

So long as any notes are outstanding and whether or not required by the Securities and Exchange Commission, we will furnish to the trustee within 15 days of the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to annual information only, a report on our annual financial statements by our certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

If we are not subject to Sections 13 and 15(d) of the Exchange Act, we will furnish to the holders of the notes, without cost to the holders, a copy of the information and reports referred to in clauses (1) and (2) above within 15 days after the filing dates therefor specified in the SEC's rules and regulations.

In addition, whether or not required by the SEC, we will file a copy of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, in which case we will supply copies of the documents upon written request and payment of the reasonable cost of duplication and delivery by any holder or prospective holder of the notes.

Waiver of Covenants.

We may omit to comply with any term, provision or condition of the covenants described above, and with any other term, provision or condition with respect to the notes, except any such term, provision or condition which could not be amended without the consent of all holders of notes, if before or after the time for compliance the holders of at least a majority in principal amount of all the outstanding notes, by act of such holders, either waive compliance in the particular instance or waive compliance generally. Except to the extent expressly waived, and until the waiver becomes effective, our obligations and the duties of the trustee in respect of any term, provision or condition of the indenture and the notes will remain in full force and effect.

Definitions.

The definitions of important terms used in this prospectus supplement and the indenture are summarized below.

"Acquired Indebtedness" means Indebtedness of a person (1) existing at the time the person becomes a Subsidiary of ours or (2) assumed in connection with the acquisition of assets from the person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the person becoming a Subsidiary of ours or such acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary of ours.

"Annual Debt Service Charge" for any period means the aggregate interest expense for the period in respect of, and the amortization during the period of any original issue discount of, our Indebtedness and that of our Subsidiaries and the amount of dividends which are payable during the period in respect of Disqualified Stock.

"Consolidated Income Available for Debt Service" for any period means our Earnings from Operations and that of our Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

  (1) interest on our Indebtedness and that of our Subsidiaries;

  (2) provision for our taxes and those of our Subsidiaries based on income;

  (3) amortization of debt discount and deferred financing costs;

  (4) provisions for gains and losses on properties and depreciation and amortization;

  (5) increases in deferred taxes and other non-cash investments;

  (6) the effect of any non-cash charge resulting from a change in accounting principles in determining Earnings from Operations for the period; and

  (7) amortization of deferred charges.

"Disqualified Stock" means, with respect to any person, any capital stock (including all types of ownership interests in an entity and warrants and options to purchase the same) of such person which by the terms of such capital stock, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise,

  (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, other than capital stock which is redeemable solely in exchange for capital stock which is not Disqualified Stock or the maturity price or redemption price of which may, at the option of the person, be paid in capital stock which is not Disqualified Stock;

  (2) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock; or

  (3) is redeemable at the option of the holder thereof, in whole or in part, other than capital stock which is redeemable solely in exchange for capital stock which is not Disqualified Stock or the redemption price of which may, at the option of the person, be paid in capital stock which is not Disqualified Stock, in each case on or prior to the stated maturity of the notes.

"Earnings from Operations" for any period means net income excluding the net amount of any:

  (1) provisions for gains and losses on sales of investments;

  (2) extraordinary and non-recurring items; and

  (3) property valuation losses;

in each case, as reflected in our consolidated financial statements and those of our Subsidiaries for the period, as determined on a consolidated basis in accordance with generally accepted accounting principles.

"Indebtedness" means any of our indebtedness or that of any Subsidiary of ours, whether or not contingent, in respect of:

  (1) borrowed money or that is evidenced by bonds, notes, debentures or similar instruments, whether or not such indebtedness is secured by any mortgage, lien or security interest existing on or in property owned by us or any Subsidiary of ours;

  (2) indebtedness for borrowed money of a person other than us or a Subsidiary of ours which is secured by any mortgage, lien or security interest existing on or in property owned by us or any Subsidiary of ours, to the extent of the lesser of,

     (a) the amount of indebtedness so secured, and

     (b) the fair market value of the property subject to such mortgage, lien or security interest;

  (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any balance that constitutes an accrued expense or trade payable, all conditional sale obligations and all obligations under any title retention agreement;

  (4) the principal amount of all of our and our Subsidiaries' obligations with respect to the redemption, repayment or other repurchase of any Disqualified Stock; or

  (5) any lease of property by us or any Subsidiary of ours as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles.

Indebtedness also includes, to the extent not otherwise included, any undertaking by us or any Subsidiary of ours to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, any Indebtedness of another person, other than us or any Subsidiary of ours. Indebtedness will be deemed to be incurred by us or any Subsidiary of ours whenever we or the Subsidiary create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness of a Subsidiary of ours existing prior to the time it became a Subsidiary will be deemed to be incurred upon the Subsidiary's becoming a Subsidiary of ours. Indebtedness of a person existing prior to a merger or consolidation of that person with us or any Subsidiary of ours in which the person is the successor to us or our Subsidiary will be deemed to be incurred upon the completion of the merger or consolidation. However, Indebtedness shall not include any indebtedness that has been the subject of an "in substance" defeasance and is therefore no longer considered indebtedness in accordance with generally accepted accounting principles.

"Intercompany Indebtedness" means indebtedness to which the only parties are us, Cabot Trust and any Subsidiary of ours, but only so long as that indebtedness is held solely by any of us, Cabot Trust and any Subsidiary of ours, and is subordinate in right of payment to the notes.

"Subsidiary" means, with respect to any person, any corporation or other entity of which a majority of the voting power of the voting equity securities or the outstanding equity interests are owned, directly or indirectly, by the person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has that voting power by reason of any contingency.

"Total Assets" as of any date means the sum of:

  (1) the Undepreciated Real Estate Assets; and

  (2) all of our other assets and those of our Subsidiaries, determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles, except that the term "Total Assets" does not include any assets which have been deposited in trust in connection with an "in substance" defeasance in accordance with generally acceptable accounting principles.

"Total Unencumbered Assets" means the sum of:

  (1) those Undepreciated Real Estate Assets that are not subject to any mortgage, lien or security interest given as security for borrowed money; and

  (2) all of our other assets and those of our Subsidiaries that are not subject to any mortgage, lien or security interest for borrowed money, as determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles, except that the term "Total Unencumbered Assets" does not include any assets which have been deposited in trust in connection with an "in substance" defeasance in accordance with generally acceptable accounting principles.

"Undepreciated Real Estate Assets" as of any date means the historical cost plus the cost of capital improvements of our real estate assets and those of our Subsidiaries on that date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

"Unsecured Indebtedness" means Indebtedness that is not secured by any mortgage, lien or security interest upon any of our properties or those of any of our Subsidiaries.

Events of Default

The events of default under the indenture and the remedies therefor, which include the right to declare the principal amount of the notes to be immediately due and payable, are described in the accompanying prospectus under the heading "Description of Debt Securities--Events of Default." If the maturity of the notes is so accelerated the note holders will be entitled to receive an amount equal to the redemption price described herein under the heading "Optional Redemption," determined as if a redemption had occurred on the same date as the event of default.

Discharge, Defeasance and Covenant Defeasance

The provisions of the indenture relating to defeasance and covenant defeasance will apply to the notes. These provisions are described in the accompanying prospectus under the heading "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance". Each of the covenants described in this prospectus supplement under the heading "Covenants" and under the heading "Description of Debt Securities--Covenants" in the accompanying prospectus will be subject to covenant defeasance.

Book-Entry System

The Depository Trust Company will act as securities depository for the notes. The notes will be issued as fully registered securities that are registered in the name of Cede & Co., which is the nominee of DTC, and will be deposited with DTC. The provisions described under the heading "Description of Debt Securities--Book-Entry Securities" in the accompanying prospectus will apply to the notes.

DTC has provided the following information to us: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. This eliminates the need to exchange certificates. Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and interest payments, to securityholders, book-entry deliveries and settlement of trades within DTC continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third-party vendors, from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third-party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and those other members for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

The indenture will be governed by, and shall be construed in accordance with, the laws of the State of New York.

No Personal Liability

No past, present or future partner, stockholder, employee, officer or director of ours or any successor of us shall have any liability for any of our obligations, covenants or agreements contained under the notes or the indenture. By accepting the notes, you waive and release all liabilities described in the preceding sentence. This waiver and release is part of the consideration for the issuance of the notes.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                                       Principal
                                                                       Amount of
   Underwriters                                                          Notes
   ------------                                                        ---------
   J.P. Morgan Securities Inc. .......................................  $
                                                                        -------
     Total............................................................  $
                                                                        =======

If the underwriters take any of the notes, then they are obligated to take and pay for all of the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering price set forth on the cover page and part to selected dealers at a price that represents a concession not in excess of % of the principal amount of the notes. Any underwriter may allow, and any dealer may reallow, a concession not in excess of % of the principal amount of the notes to some other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We intend to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any of those liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

We estimate that the expenses associated with this offering that will be paid by us will be approximately $ .

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and with our affiliates. Morgan Guaranty Trust Company of New York, which is an affiliate of J.P. Morgan Securities Inc. is the lead agent for the syndicate of banks, and is itself a lender, under our acquisition facility. Morgan Guaranty will receive a portion of the amounts to be repaid under that acquisition facility with the net proceeds of this offering.

                                 LEGAL MATTERS

The legality of the notes will be passed upon for us by Mayer, Brown & Platt, which firm will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to various matters of Maryland law. Cahill Gordon & Reindel, a partnership including a professional corporation, will act as counsel to the underwriters in connection with this offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where an offer or sale is not permitted.              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 22, 1999

PROSPECTUS

                             CABOT INDUSTRIAL TRUST

                        Common Shares, Preferred Shares,
         Depositary Shares, Warrants and Guarantees of Debt Securities

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                                Debt Securities

  Cabot Trust may offer from time to time, in one or more series and on terms to be determined at the time of offering, up to $400,000,000 of any of the following types of securities: common shares of beneficial interest, preferred shares of beneficial interest, depositary shares representing preferred shares and warrants to purchase common shares or preferred shares.



  Cabot L.P. may offer from time to time up to $600,000,000 of its unsecured senior debt securities in one or more series and on terms to be determined at the time of offering. Cabot Trust may unconditionally guarantee Cabot L.P.'s payment obligations on debt securities on the terms described herein and in the applicable prospectus supplement.

  Each time we offer any of the securities described in this prospectus we will provide a prospectus supplement that will describe the specific terms of the securities being offered. You should read both this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to sell any securities unless it is accompanied by the applicable prospectus supplement.

  The common shares are listed on the New York Stock Exchange under the symbol "CTR." On March 19, 1999, the last reported sale price of the common shares was $18.875 per share.

  See "Risk Factors" beginning on page 1 for descriptions of material considerations relevant to an investment in the securities described in this prospectus.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                  -----------

               The date of this prospectus is March   , 1999

                                  RISK FACTORS

   Investing in the securities described in this prospectus involves various risks. You should carefully consider the following material risks that we and our investors face and should read this entire prospectus and the applicable prospectus supplement before purchasing any of the securities described herein.

We May Not Be Able to Maintain Our Shareholder Distributions at Their Current Level

   While we expect to maintain or increase our current level of distributions over time, we cannot guarantee that we will be able to do so. We base the level of our cash distributions to shareholders on numerous assumptions and projections that we make regarding our future performance, any of which may prove to be incorrect, and our own decisions to reinvest rather than distribute available cash. Our assumptions and projections relate, among other things, to:

  . property occupancy and the profitability of tenants,

  . the amount of future capital expenditures and expenses relating to our properties,

  . the level of leasing activity and future rental rates at our properties,

  . the strength of the industrial real estate market in the areas in which we own properties, and

  . competition and the costs of compliance with environmental and other laws.

Provisions of Our Declaration of Trust and Bylaws, and Our Shareholder Rights Plan, May Discourage Changes in Control of Us

   Share Ownership Limited to 9.8% of Outstanding Shares. In order to remain qualified as a real estate investment trust for federal income tax purposes under the federal Tax Code, five or fewer persons cannot own or be deemed to own more than 50% in value of our outstanding shares at any time during the last half of any taxable year, other than our first taxable year. To preserve our qualification as a REIT, our Declaration of Trust provides that, subject to specified exceptions, no person may own more than 9.8% in number or value of our issued and outstanding shares of beneficial interest. Our Board of Trustees has the power to exempt a proposed transferee from this ownership limit based on an Internal Revenue Service ruling, an opinion of counsel or other satisfactory evidence that the proposed ownership of common shares by the transferee would not result in the termination of our REIT status. If the proposed transfer would violate the ownership limit, the transfer will be void. This ownership limit may delay, defer or prevent a transaction or a change in control which could involve an offer for your shares above the then prevailing market price or that you may for other reasons consider to be in your best interest.

   Staggered Elections of Trustees. Our Board of Trustees is divided into three classes, with only one class being elected each year. These staggered terms may lengthen to two years the time needed to change a majority of the members of our Board of Trustees and may thereby reduce the possibility of an attempt to acquire control of Cabot Trust.

   Possibility of Additional Share Issuances. Our Board of Trustees can, without shareholder approval, increase or decrease the aggregate number of shares of beneficial interest of any class that we have authority to issue, issue additional shares of beneficial interest, classify or reclassify any unissued common shares and preferred shares and set the rights, preferences and other terms of those shares. Under the Maryland law governing our operations, you will have no preemptive right to acquire any of our equity securities. Accordingly, to the extent we issue additional equity securities, the voting power of existing shareholders may be diluted.

   Shareholder Rights Plan. We have adopted a shareholder rights plan that could delay, defer or prevent change in control of Cabot Trust. See "Description of Common Shares--Shareholder Rights Plan."

We Would Incur Adverse Tax Consequences If We Fail to Qualify as a REIT

   Adverse Consequences of Failure to Qualify as a REIT We intend to operate so as to qualify as a REIT for federal income tax purposes, but we do not intend to request a ruling from the Internal Revenue Service that we do in fact qualify as a REIT. We have received an opinion from our legal counsel that we are organized in conformity with the requirements for qualification as a REIT as of the taxable year ended December 31, 1998 and that the actual and proposed methods of operation that we have described to our counsel satisfy the requirements for REIT qualification. Our counsel's opinion, however, is not binding on the Internal Revenue Service and is based on our representations as to factual matters and on our counsel's review and analysis of existing law, which includes no controlling precedent.

   If we were to fail to qualify as a REIT for any taxable year, we would not be permitted to deduct the amount we distribute to shareholders from our taxable income and we would have to pay federal income tax, including any alternative minimum tax, at regular corporate tax rates. In 1998, this would have resulted in our net income of $21.8 million, for which, based on our assumed qualification as a REIT, no taxes have been provided in our Financial Statements being taxed at regular corporate income tax rates. Unless entitled to relief under Tax Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which our REIT qualification was lost. As a result, cash available for distribution to our shareholders would be reduced for each of the years involved. Our Board of Trustees is authorized to revoke our REIT election at any time in response to future economic, market, legal, tax or other considerations.

   Limited Management Experience in Maintaining REIT Qualification. Our continued qualification as a REIT depends on our ability to meet various requirements concerning, among other things, the ownership of our outstanding shares, the nature of our assets, the sources of our income and the amounts we distribute to shareholders. The relevant requirements are detailed and complex. Our management did not have experience in operating in compliance with these requirements prior to the commencement of our operations in our current form in February 1998.

   We May Need to Borrow Funds to Meet Our REIT Minimum Distribution Requirements. To qualify as a REIT, we are generally required to distribute at least 95% of our annual net taxable income, excluding any net capital gain, to our shareholders. If we fail to meet this requirement we will have to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make are less than the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year and (3) 100% of our undistributed taxable income from prior years.

   We derive our income primarily from our share of Cabot L.P.'s income and the cash available for distribution to our shareholders comes primarily from cash distributions from Cabot L.P. We may have to borrow funds to meet the 95% of net taxable income distribution requirement and thereby avoid being required to pay the nondeductible excise tax referred to above. This is due to differences in timing between when we actually receive cash income and pay deductible expenses and when the income and expenses are included in our taxable income.

We Can Change Our Financing, Investment, Distribution and Other Business Policies Without Your Approval.

   Our Board of Trustees establishes our financing, investment, distribution and other business policies based on management's recommendations and the Board's evaluation of business and general economic conditions and other relevant factors. The Board may change these policies without your consent. Among other policies, it is our current policy to limit our debt-to-total market capitalization ratio to 40%, but our organizational documents do not limit the amount of indebtedness that we may incur without shareholder approval and this policy could therefore be changed by the Board at any time. Our "debt-to-total market capitalization ratio" is the ratio of our total consolidated and unconsolidated debt as a percentage of the sum of the market value of all of our outstanding common shares and all outstanding partnership units of Cabot L.P. that we do not own plus total consolidated and unconsolidated debt, but excluding all nonrecourse consolidated debt in excess of our proportionate share of the debt and all nonrecourse unconsolidated debt of partnerships in which we are a limited partner.

Our Business Consists Primarily of Acquiring and Operating Real Estate and Is Therefore Subject to Real Estate Investment and Operating Risks

   Summary of Real Estate Risks. The yields available from equity investments in real estate depend in large part on rental income, as compared with operating and other expenses, and any appreciation in the value of the real estate. The following factors, a number of which are not subject to our control, may adversely affect our revenues and the value of our properties over time:

  . the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates;

  . the perceptions of prospective tenants of the attractiveness, convenience and safety of our properties;

  . our ability to provide adequate property management, maintenance and insurance;

  . our ability to collect rent from tenants on a timely basis;

  . the expense of periodically renovating, repairing and reletting spaces in our properties;

  . increasing operating costs, including real estate taxes and utilities, to the extent that the increased costs cannot be passed through to tenants;

  . costs of compliance with environmental and other state and federal laws;

  . interest rate levels; and

  . the availability of financing.

   Tenant Defaults and Bankruptcies May Reduce Our Income and Cash Flow. We derived more than 98% of our income from rental operations during 1998. If a significant number of tenants fail to meet their lease obligations, our revenues and cash flow will decrease and we may be unable to make expected distributions to our shareholders. We have not to date experienced any significant tenant defaults and none were experienced by our organizer and sponsor, Cabot Partners Limited Partnership, with respect to the investments of its advisory clients. There is no assurance, however, that this favorable experience will continue.

   Defaulting tenants may seek bankruptcy protection, which could result in payment delays or in the rejection and termination of the tenants' leases. This would reduce our income, cash flow and amounts available to distribute to our shareholders. In addition, a tenant may suffer business losses which may weaken its financial condition and result in the failure to make rental payments when due.

   We May Be Adversely Affected by Increases in Real Estate Operating Costs. If our properties do not generate revenues sufficient to meet our operating expenses, including debt service, tenant improvement costs, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow and ability to make distributions to shareholders may be adversely affected.

   Commercial properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning and maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While our current tenants are generally obligated to pay a portion of increases in operating costs, there is no assurance that our existing tenants will agree to pay all or any portion of those costs upon renewal of their leases or that new tenants will agree to pay those costs.

   We May Encounter Significant Delays in Reletting Vacant Space and Resulting Losses of Income. When leases of space in our properties expire, the leases may not be renewed, the related space may not be relet promptly or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than the terms of the expiring leases. Leases covering approximately 15.7% of our total leased rental space will expire in 1999 and leases covering approximately 12.1% of our total rental space will expire in 2000, based on annualized base rent.

   In formulating our annual business plans, we make estimates of renovation and reletting costs that take into consideration our views of both current and expected future business conditions in our markets. Our estimates may prove to be inaccurate. If we are unable promptly to relet or renew the leases for all or a substantial portion of our space, if the rental rates upon the renewal or reletting are significantly lower than expected rates or if our cost estimates prove inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

   We May Not Be Able to Meet Our Targeted Levels of Leasing Activity, Acquisitions and Development Due to the Highly Competitive Nature of the Industrial Property Markets. Numerous industrial properties compete with our properties in attracting tenants to lease space and additional properties can be expected to be built in the markets in which our properties are located. The number and quality of competitive industrial properties in a particular area will have a material effect on our ability to lease space at our existing properties or at newly acquired properties and on the rents charged.

   The industrial real estate investment market is also highly competitive. There are a significant number of buyers of industrial property, including other publicly traded industrial REITs, many of which have significant financial resources. This has resulted in increased competition in acquiring attractive industrial properties. Accordingly, we may not be able to meet our targeted level of property acquisitions and developments, which would have an adverse effect on our expected growth in funds from operations.

   We May Incur Significant Environmental Remediation Costs or Liabilities. As an owner and operator of real properties, we are subject to various federal, state and local environmental laws, ordinances and regulations that impose liability on current and previous owners and operators of real property for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. Some of these laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner's ability to borrow using the real property as collateral.

   Environmental laws and common law principles could be used to impose liability for release into the air of and exposure to hazardous substances, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to the released hazardous substances. As an owner of real properties, we could be liable for these types of costs.

   Phase I environmental site assessment reports were obtained by our original contributing investors in connection with their initial acquisition of the properties, or were obtained by us in connection with the transactions resulting in our formation as a publicly traded company. In accordance with our acquisition policies, we have also obtained Phase I's for all of the properties that we have acquired since the date of our formation. The purpose of Phase I's is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The earliest of the Phase I's for our properties were obtained in 1988 and Phase I's on approximately 19% of the properties owned by us as of December 31, 1998 were obtained prior to 1995. Commonly accepted standards and practices for Phase I's have evolved to encompass higher standards and more extensive procedures over the period from 1988 to the present.

   The Phase I's obtained for our properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any material environmental liability. It is possible, however, that the Phase I's relating to the properties do not reveal all environmental liabilities. Moreover, future laws, ordinances or regulations may impose material environmental liability or our properties' current environmental condition may be affected by tenants, by the condition of land or operations in the vicinity of the properties or by third parties unrelated to us.

   We May Be Adversely Affected by Changes in Laws. Our properties are subject to various federal, state and local regulatory requirements, including state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are in material compliance with all current regulatory requirements. However, new requirements may be imposed that would require us to make significant unanticipated expenditures and that could have an adverse effect on our cash flow and ability to make expected distributions to shareholders.

   We Could Be Adversely Affected If Hazard Losses on Our Properties Exceed the Amount of Our Insurance Coverage or Are Not Covered by Insurance. We carry commercial general liability insurance, standard "all-risk" property insurance, flood, earthquake and rental loss insurance with respect to our properties with policy terms and conditions customarily carried for similar properties. We believe that our current insurance coverage is adequate. However, our insurance is subject to normal limitations on the amounts of coverage and some types of losses, such as from wars or from earthquakes for properties located in California, may be uninsurable or may only be insurable at a cost that we believe outweighs the value of obtaining insurance. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that property, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

   In light of the California earthquake risk, California building codes have since the early 1970s established construction standards for all new buildings and also contain guidelines for seismic upgrading of existing buildings that are intended to reduce the possibility and severity of loss from earthquakes. The construction standards and upgrading, however, do not eliminate the possibility of earthquake loss. It is our current policy to obtain earthquake insurance if available at acceptable cost. As of December 31, 1998, all of our 50 properties located in California are covered by earthquake insurance. Seismic upgrading has been completed on 11 of the California properties. Seismic upgrading is expected to be completed on ten additional California properties within nine months from the date of this prospectus. We currently maintain blanket earthquake insurance coverage for all properties located outside California in amounts we believe to be reasonable.

   The Relative Illiquidity of Our Real Estate Investments May Limit Our Ability to Adjust Our Property Portfolio to Respond to Market Changes. Equity real estate investments are relatively illiquid. In addition, the Tax Code limits a REIT's ability to sell properties held for fewer than four years, which may affect our ability to sell properties without adversely affecting returns to common shareholders. These factors will tend to limit our ability to vary our portfolio promptly in response to changes in market or general economic or other conditions.

   Possible Adverse Effects of Acquisition, Development and Construction Activities. We intend to acquire existing industrial properties to the extent that they can be acquired on advantageous terms and meet our investment criteria. These acquisitions will entail the risk that investments will fail to perform as expected, the risk of unexpected liabilities and the risk that necessary property improvement costs may be greater than we estimated in deciding to acquire a property.

   We also intend to grow through the selective development and construction of industrial properties, including build-to-suit properties and speculative development, as suitable opportunities arise. The risks associated with real estate development and construction activities include:

  . we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility;

  . the construction cost of a project may exceed original estimates;

  . occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

  . financing may not be available on favorable terms for development of a property;

  . the construction and lease up of a property may not be completed on schedule, resulting in increased debt service and construction costs; and

  . we may fail to obtain, or may experience delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations.

Conflicts of Interest

   Possible Differing Objectives Between the Chief Executive Officer and Cabot Trust Relating to Sales of Properties. As a holder of partnership units in Cabot L.P., Ferdinand Colloredo-Mansfeld, who is our Chief Executive Officer and the Chairman of our Board of Trustees, has unrealized taxable gains associated with his interests in approximately $27.6 million in net book value of properties that he contributed to Cabot L.P. in connection with its formation. These seven contributed properties represented approximately 2.5% of our total assets at December 31, 1998. Because he may incur different and more adverse tax consequences than would our other investors upon the sale of those properties he may have different views regarding the appropriate pricing and timing of any sale of these properties. While the full Board of Trustees has the ultimate authority to determine whether and on what terms to sell our properties, Mr. Colloredo-Mansfeld could have an incentive to discourage sale of the properties even though the sales might be financially advantageous for Cabot Trust and its other shareholders as a whole.

   Our Duties to Our Shareholders May Conflict with Our Duties to the Partners of Cabot L.P. As the general partner of Cabot L.P., Cabot Trust owes fiduciary duties to Cabot L.P.'s limited partners. Discharging these fiduciary duties could conflict with its shareholders' interests. Pursuant to Cabot L.P.'s limited partnership agreement, the limited partners have acknowledged that Cabot Trust is acting both on behalf of its shareholders and, in its capacity as general partner of Cabot L.P., on behalf of the limited partners. The limited partners have further agreed in the partnership agreement that we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause Cabot L.P. to take, or to decline to take, any actions.

   Influence of Significant Shareholders, Trustees and Executive Officers. As of December 31, 1998 our senior management beneficially owned approximately 3.8% of our outstanding common shares, assuming the exchange of all Cabot L.P. partnership units not held by Cabot Trust for common shares. At the same date, the IBM Retirement Plan Trust, the New York State Teachers' Retirement System and the Pennsylvania Public School Employes' Retirement System beneficially owned approximately 23.6%, 13.7% and 12.7%, respectively, of our outstanding common shares, assuming the exchange of all Cabot L.P. partnership units not held by Cabot Trust for common shares. These holders were each original investors in Cabot Trust and are permitted to hold their respective beneficial ownership percentages of our shares pursuant to an exception to the above-described general ownership limit of 9.8% set forth in Cabot Trust's Declaration of Trust. These investors could have a significant influence on our operations and the outcome of matters submitted to a shareholder vote and could, were they to agree to act in concert with each other, exercise effective control over our affairs.

Increases in Market Interest Rates May Adversely Affect the Market Price of the Common Shares

   One of the factors that influence the market price of our common shares is the annual rate of distributions that we pay on the common shares, as compared with market interest rates. An increase in market interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of the common shares unless we are able to increase our distributions on outstanding common shares and elect to do so.

Shares that Become Available for Future Sale May Adversely Affect the Market Price of the Common Shares

   Substantial sales of common shares, or the perception that substantial sales of common shares may occur, could adversely affect the prevailing market prices of the common shares. At December 31, 1998, we had 18,586,764 outstanding common shares. 8,961,764 of the common shares outstanding at that date and 22,699,884 additional common shares issuable on conversion of outstanding units of limited partnership interest in Cabot L.P. were not transferable, with limited exceptions, until February 4, 1999 and will remain subject to more limited contractual restrictions on transfer until February 4, 2000. A total of 2,154,036 additional common shares issuable on conversion of outstanding Cabot L.P. partnership units will not be transferable, with exceptions for transfers to related parties, donative transfers and bona fide pledges of shares, until February 4, 2000. We have also reserved a total, as of December 31, 1998, of 4,347,500 common shares for issuance pursuant to options and other stock awards to be granted to employees, officers and Trustees under our Long Term Incentive Plan, of which 3,215,999 shares are subject to options and other awards that have been granted to date, subject to four-year vesting schedules. We further expect to acquire additional properties in exchange for units of limited partnership interest in Cabot L.P. that will be exchangeable for our common shares unless we exercise our right to purchase the units for cash instead of issuing our common shares. We are not able to assess the extent to which perceptions of possible future sales of any of the above described common shares have affected the prevailing market prices of the common shares to date or may do so from time to time in the future.

Real Estate Financing Risks

   Potential Adverse Effects of Debt Financing on Our Cash Flows and Distributions. As a result, among other things, of the annual income distribution requirements applicable to REITs under the Tax Code, we rely to a significant extent on borrowings to fund acquisitions, capital expenditures and other items and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of financing, the risk that our cash flow may not cover both required debt service payments and distributions to our shareholders, and the risk that we will not be able to refinance existing indebtedness or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the property or properties subject to the mortgage indebtedness could be foreclosed upon by or transferred to the lender.

   Rising Interest Rates. We have a bank credit facility that permits us to borrow up to $325 million for property acquisitions and other purposes that provides for interest at variable rates, and we may incur additional variable rate indebtedness in the future. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to distribute to our shareholders. While we have entered into hedging arrangements that are intended to reduce our exposure to rising interest rates and may enter into additional arrangements for that purpose in the future, changes in interest rates will still affect our business and results of operations.

                           ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, Cabot Trust may sell from time to time up to $400,000,000 of its common shares, preferred shares, depositary shares and warrants, in any combination, and Cabot L.P. may sell from time to time up to $600,000,000 of its debt securities. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described herein, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information," before purchasing any securities.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Cabot Trust," "we," "us," "our" and similar references mean Cabot Trust and its subsidiaries, including Cabot L.P. and its subsidiaries. All references herein to "Cabot L.P." mean Cabot Industrial Properties, L.P. and its subsidiaries.

                    WHERE YOU CAN FIND MORE INFORMATION

   Cabot Trust and Cabot L.P. are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file annual, quarterly and special reports with the SEC. Cabot Trust also files proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the SEC at 1-800-SEC-0330 for further information on the SEC's public reference facilities. The SEC also maintains a computer site on the World Wide Web (http://www.sec.gov) that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   A registration statement on Form S-3, of which this prospectus is a part, has been filed jointly by Cabot Trust and Cabot L.P. with the SEC to register offers and sales of the securities described in this prospectus under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may read the registration statement and the exhibits thereto without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or on the SEC's World Wide Web site, and you may obtain copies of it from the SEC at prescribed rates.

   The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

   We incorporate into this prospectus by reference the following documents filed by Cabot Trust with the SEC, each of which documents should be considered an important part of this prospectus:

        SEC Filing (File No. 1-13829)          Period Covered or Date of Filing
        -----------------------------          --------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 1998
Current Reports on Form 8-K..................  Filed on January 29, 1999 and March 22, 1999
Description of common shares contained in
 Registration Statement on Form 8-A, as
 amended.....................................  Filed on January 27, 1998
Financial statements included in Registration
 Statement on Form S-11 (Registration No.
 333-61543)..................................  Filed on August 14, 1998
All subsequent documents filed by Cabot Trust
 pursuant to Sections 13(a), 13(c), 14 or      After the date of this prospectus and prior
 15(d) of the Exchange Act...................   to the termination of the offering

   All filings made by Cabot L.P. with the SEC after the date hereof pursuant to Section 15(d) of the Exchange Act are also incorporated into this prospectus by reference.

   To receive a free copy of any of the documents incorporated by reference in this prospectus telephone or write Cabot Trust, Two Center Plaza, Suite 200, Boston, MA 02108, Attention: Secretary; telephone: 617/723-0900. Exhibits to the documents will not be provided unless they are specifically incorporated by reference therein.

                        FORWARD-LOOKING STATEMENTS

   Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our portfolio performance and future results of operations, market conditions and prospects. The pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. You can identify forward-looking statements by their use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. Discussions of strategy, plans or intentions also include forward-looking statements.

   Forward-looking statements inherently involve risks and uncertainties and you should not rely on them as predictions of future events. The factors described above under the heading "Risk Factors," as well as changes in the industrial real estate market and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements.

                        CABOT TRUST AND CABOT L.P.

   Cabot Trust is a real estate company formed to continue and expand the national industrial real estate business of Cabot Partners Limited Partnership. We commenced operations in our current form upon the completion of our initial public offering on February 4, 1998. At December 31, 1998, we had a portfolio of 206 industrial buildings located in 21 states throughout the United States and containing approximately 28.0 million rentable square feet. These properties were approximately 97% leased to 414 tenants at that date, with no single tenant accounting for more than 4.0% of our total annualized base rent.

   We own and operate a diversified portfolio of bulk distribution, multitenant distribution and workspace properties and have a significant presence in targeted markets across the United States. We believe that our geographic and property diversification and our substantial presence in multiple markets is a strategic advantage that allows us to serve industrial space users with multiple site and property type requirements, to compete more effectively in our chosen markets and to respond quickly to acquisition opportunities across the country.

   Substantially all of our assets, including our interests in our properties, are held by and our operations are conducted through Cabot L.P. Cabot Trust is the sole general partner, and thereby controls the operations, of Cabot L.P. and held an approximate 42.7% partnership interest therein as of December 31, 1998. Cabot L.P. receives substantially all of the economic benefit of the real estate investment management business carried on by Cabot Advisors, Inc. by virtue of its ownership of all of Cabot Advisor's outstanding preferred stock. Cabot Trust was formed as a Maryland real estate investment trust, and Cabot L.P. was organized as a limited partnership under Delaware law, on October 10, 1997.

   The seven individuals who comprise our senior management have an average of approximately 19 years of experience in the real estate industry. They have worked together since 1987 as executive officers of Cabot Partners Limited Partnership prior to the formation of Cabot Trust and, previously, as executive officers of Cabot, Cabot & Forbes Realty Advisors, Inc. Realty Advisors was an affiliate of Cabot, Cabot & Forbes Company, a nationwide real estate development, investment, construction and management firm that pioneered the development of large-scale planned industrial parks.

   Our executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108 and our telephone number is (617) 723-0900.

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of the securities described in this prospectus for the acquisition or development and construction of industrial properties as suitable opportunities arise, repayment of our outstanding indebtedness and for general business purposes. Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

                    RATIOS OF EARNINGS TO FIXED CHARGES

   The ratios of earnings to fixed charges for each of Cabot Trust and Cabot L.P. for the year ended December 31, 1998 was 7.25x. Neither Cabot Trust nor Cabot L.P. had any outstanding preference securities during the period.

   The ratios of earnings to fixed charges are computed by dividing income from continuing operations, plus fixed charges, excluding capitalized interest, by fixed charges. For this purpose, income from continuing operations include, with respect to Cabot Trust only, income from minority interests, but exclude earnings from equity interests. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt premiums and discounts.

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities will be issued under the indenture among Cabot L.P., Cabot Trust and The Bank of New York, as trustee. The indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

   The following description summarizes what Cabot Trust and Cabot L.P. believe to be the material provisions of the debt securities and the indenture, but is not a complete statement of all of the provisions of the indenture or of any of the debt securities. All section references appearing in the following description are to sections of the indenture, and capitalized terms used but not defined herein have the respective meanings set forth in the indenture. For further information you should read the form of the indenture that is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for instructions on how to obtain a copy of the indenture.

Summary of Terms

   The debt securities will be direct, senior unsecured and unsubordinated obligations of Cabot L.P. and will rank equally with our other unsecured and unsubordinated indebtedness, but will be subordinate to secured indebtedness, of Cabot L.P. The indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by resolutions of Cabot Trust's Board of Trustees, as general partner of Cabot L.P., or as established in one or more indentures supplemental to the indenture.

   The prospectus supplement relating to any series of debt securities offered by Cabot L.P. will describe the specific terms of those debt securities and of the guarantees, if any, endorsed on the debt securities, including, where applicable:

     (1)the title of the debt securities;

     (2)any limit on the aggregate principal amount of the debt securities;

     (3) the date or dates, or the method for determining the dates, on which the principal of the debt securities will be payable and the amounts of principal payable thereon;

     (4) the rate or rates, or the method by which the rates will be determined, at which the debt securities will bear interest, if any, and the date or dates, or the method for determining the dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates, if any, for the interest payment dates, or the method by which the regular record dates will be determined, and the basis on which interest will be calculated if other than a 360-day year comprised of twelve 30-day months;

     (5) the place or places where the required payments on the debt securities will be made, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon Cabot L.P., or Cabot Trust if the debt securities are guaranteed by it, in respect of the debt securities, any related guarantees and the indenture may be served;

     (6) the periods within which, the prices at which, the currencies, currency units or composite currencies in which, and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Cabot L.P., if Cabot L.P. is to have this option, including any provision for the payment of any amount (a "Make-Whole Amount") in lieu of the interest that, but for the redemption, would accrue during the remaining original term of the debt securities to be redeemed;

     (7) the obligation, if any, of Cabot L.P. to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the periods within which, the dates on which, the prices at which, the currencies, currency units or composite currencies in which, and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part;

     (8) if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the debt securities will be issuable;

     (9) if other than the trustee, the identity of the security registrar and the paying agent for the debt securities;

    (10) the percentage of the principal amount at which the debt securities will be issued and, if other than their full principal amount, the portion of the principal amount of the debt securities that would be payable upon declaration of acceleration of the maturity thereof;

    (11) if other than United States dollars, the currency or currencies in which payments on the debt securities are denominated and payable;

    (12) whether the amounts of payments required to be made on the debt securities are to be determined with reference to an index, formula or other method and the manner in which those amounts will be determined;

    (13) whether the required payments on the debt securities are to be payable, at the election of Cabot L.P. or a holder of the debt securities, in one or more currencies, currency units or composite currencies other than that in which the debt securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currencies in which the debt securities are denominated or stated to be payable and the currencies, currency units or composite currencies in which the debt securities are to be so payable;

    (14) provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of specified events;

    (15) any deletions from, modifications of or additions to the terms of the debt securities as compared with the events of default, covenants or other terms set forth in the initial form of the indenture and described herein;

    (16) whether the debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any permanent global debt security may exchange the interests for debt securities of the same series and of like tenor of any authorized form and denomination, the circumstances under which any exchanges may occur and the identity of the depository for the series of debt securities;

    (17) the person to whom any interest on any debt security is payable, if other than the person in whose name the debt security is registered at the close of business on the regular record date for the interest;

    (18) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture to the debt securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (19) if the debt securities are to be issuable in definitive form only upon receipt of certificates, documents or conditions, the form and terms of the certificates, documents or conditions;

    (20) whether the debt securities are to be accompanied by a guarantee and, if so, the terms of the guarantees endorsed thereon;

    (21) whether and under what circumstances Cabot L.P. will be required to pay additional amounts ("Additional Amounts") under the terms of a series of debt securities in respect of taxes imposed on any holder who is not a United States person and, if so, whether and on what terms Cabot L.P. will have the option to redeem the debt securities rather than pay the Additional Amounts; and

    (22) any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

   The debt securities may provide that less than the entire principal amount thereof will be paid if the maturity of the debt securities is accelerated, or may bear no interest or may bear interest at a rate which at the time of issuance is below market rates (such debt securities being referred to herein as "Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations apply to Original Issue Discount Securities and will be described in the applicable prospectus supplement.

   Under the indenture, Cabot L.P. will have the ability to reopen a previously issued series of debt securities and issue additional debt securities of that series without the consent of the holders of that series of debt securities (Section 301).

   The indenture will not contain any other provisions that would limit the ability of Cabot L.P. or Cabot Trust to incur indebtedness or that would protect holders of debt securities in the event of:

    (1) a highly leveraged or similar transaction involving Cabot L.P. or Cabot Trust, the management of Cabot L.P. or Cabot Trust, or any affiliate of them;

    (2)a change of control of Cabot L.P. or Cabot Trust; or

    (3) a reorganization, restructuring, merger or similar transaction involving Cabot L.P. or Cabot Trust that may adversely affect the holders of the debt securities.

However, Cabot Trust's Declaration of Trust contains restrictions on ownership and transfers of Cabot Trust's common and preferred shares which are designed to preserve Cabot Trust's status as a REIT but may also act to prevent or hinder a change of control of Cabot Trust. Cabot Trust's Shareholder Rights Plan and provisions of its Declaration of Trust and Bylaws may also inhibit changes in control of Cabot Trust. See "Description of Common Shares" and "Selected Provisions of Maryland Law and of Cabot Trust's Declaration of Trust and

Bylaws" for further information regarding the shareholder rights plan and the limitations on ownership and transfer of Cabot Trust's shares.

Denominations

   The debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. (Section 302).

Principal and Interest

   Unless otherwise described in the applicable prospectus supplement, all required payments on any series of debt securities will be payable at the corporate trust office of the trustee, provided that, at the option of Cabot L.P., payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to the person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

   If any payment date falls on a day that is not a business day, the required payment will be made on the next business day and no additional interest will be paid as a result of the delay in payment (Section 113). Any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner, all as more completely described in the indenture (Section 307).

Registration and Transfer

   Subject to limitations imposed by the indenture upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee. In addition, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the trustee. Every debt security surrendered for conversion or registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but Cabot L.P. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305).

   Cabot L.P. may designate one or more offices or agencies where debt securities may be presented or surrendered for payment or surrendered for registration of transfer or exchange. If Cabot L.P. has designated an office or agency, Cabot L.P. may at any time rescind the designation or approve a change in the location of the office or agency, except that Cabot L.P., or Cabot Trust in the case of a series of debt securities guaranteed by it, will be required to maintain an office or agency in each place of payment for the debt securities (Section 1002).

   Neither Cabot L.P. nor the trustee will be required to:

    (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

    (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

    (3) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale

   Cabot L.P. or Cabot Trust may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person without the consent of the holders of that series of debt securities, if:

    (1) either (A) Cabot L.P. or Cabot Trust, will be the continuing entity, or (B) the successor entity formed by or resulting from any consolidation or merger or which will have received the transfer of the assets is a person organized and existing under the laws of the United States or any state thereof and will expressly assume payments on all of the debt securities, in the case of any successor to Cabot L.P., or any applicable guarantee in the case of any successor to Cabot Trust, and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture and the debt securities or guarantee;

    (2) immediately after giving effect to the transaction and taking into account any indebtedness which becomes an obligation of Cabot L.P. or Cabot Trust or any subsidiary, no event of default under the indenture will have occurred and be continuing; and

    (3) an officer's certificate and legal opinion as to compliance with the conditions described above is delivered to the trustee. (Sections 801, 803, 804 and 806)

Covenants

   Under the indenture, Cabot Trust and we will each generally be required to comply with the following covenants.

   Existence. Except as permitted under the circumstances described under the heading "Merger, Consolidation or Sale," each of Cabot L.P. and we will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises, except that neither of us will be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities (Section 1004).

   Maintenance of Properties. Cabot L.P. and we will cause all of our properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except that we will not be prevented from selling our properties or otherwise disposing of them for value in the ordinary course of business (Section 1005).

   Insurance. Cabot L.P. and we will keep all of our insurable properties insured against loss or damage at least equal to their full insurable value with financially sound and reputable insurance companies (Section 1006).

   Payment of Taxes and Other Claims. Cabot L.P. and we will pay or discharge or cause to be paid or discharged, before the same become delinquent, all taxes, assessments and governmental charges levied or imposed on us or on the income, profits or property of it or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien on the property of it or any subsidiary, except that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1007).

   Provision of Financial Information. Whether or not Cabot L.P. or we are subject to Section 13 or 15(d) of the Exchange Act, Cabot L.P. and we will, to the extent permitted under the Exchange Act, file with the

SEC the annual reports, quarterly reports and other documents which each of us would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject, on or prior to the respective dates by which they would have been required so to file the documents. Cabot L.P. and Cabot Trust will also in any event:

    (1) within 30 days of each required filing date:

      (A) transmit by mail to all holders of debt securities, as their names and addresses appear in the Security Register, without cost to the holders, copies of the annual reports and quarterly reports which Cabot L.P. and we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if each of us were subject to these Sections; and

      (B) file with the trustee copies of the annual reports, quarterly reports and other documents which Cabot L.P. and we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if each of us were subject to these Sections; and

    (2) if the filing of the above documents by either of us with the SEC is not permitted under the Exchange Act, promptly on written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder (Section 1008).

Possible Additional Covenants or Modifications to the Covenants Described Above

   Any additional covenants with which we must comply and/or modifications to the covenants described above with respect to any particular series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the indenture or in an indenture supplement thereto and described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

   The indenture provides that each of the following events are "events of default" with respect to any series of debt securities issued thereunder:

    (1) default which continues for 30 days in the payment of any installment of interest or Additional Amounts payable on any debt security of the series;

    (2) default in the payments of principal on any debt security of the series at its maturity;

    (3) default in making any sinking fund payment that is required for any debt security of the series;

    (4) default in the performance of any other covenant or warranty contained in the indenture that continues for 60 days after written notice of the default is given as provided in the indenture;

    (5) default in the payment of an aggregate principal amount exceeding $20,000,000 of any evidence of indebtedness of Cabot L.P., or of Cabot Trust if the debt securities of the series are guaranteed by Cabot Trust, or any mortgage, indenture or other instrument under which the indebtedness is issued or secured, but only if the default has occurred after the expiration of any applicable grace period, the default has resulted in the acceleration of the maturity of the indebtedness and the indebtedness has not been discharged or the acceleration of the indebtedness has not been rescinded or annulled;

    (6) judgments against Cabot L.P. or any of its subsidiaries, or against Cabot Trust or any of its subsidiaries if the debt securities of the series are guaranteed by Cabot Trust, in an aggregate amount, not covered by insurance, exceeding $20,000,000;

    (7) specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for Cabot L.P., for Cabot Trust if the debt securities are guaranteed by Cabot

       Trust, for any Significant Subsidiary of Cabot L.P. or, if the debt securities are guaranteed by Cabot Trust, Cabot Trust, or for all or substantially all of the properties of Cabot L.P.; and

    (8) any other event of default provided with respect to a particular series of debt securities (Section 501).

The term Significant Subsidiary as used above means "significant subsidiary" as defined in Regulation S-X of the SEC.

   If an event of default occurs and continues unremedied, the trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of that series may declare to be immediately due and payable the principal of (or, if the debt securities of that series are Original Issue Discount Securities or Indexed Securities, the portion of the principal that may be specified in the terms thereof), and any applicable Make-Whole Amount or other amount that under the terms of the debt securities of that series may be declared to be due and payable upon the occurrence of an event of default, in each case immediately by written notice to Cabot L.P., and to Cabot Trust if the series of debt securities is guaranteed by Cabot Trust, and to the trustee if the notice is given by the holders of the debt securities.

   At any time after a declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of the series may rescind and annul the declaration and its consequences if:

    (1) Cabot L.P., or Cabot Trust if the series of debt securities is guaranteed by it, has paid or deposited with the trustee all required payments on the debt securities of the series, plus reasonable compensation, expenses, disbursements and advances of the trustee; and

    (2) all events of default, other than the nonpayment of amounts owing with respect to debt securities of the series, have been cured or waived as provided in the indenture (Section 502).

The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to the series and its consequences, except a default in the payment on any debt security of the series or in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

   The trustee is required to give notice to the holders of debt securities within 90 days of a default under the indenture, except that the trustee may withhold notice to the holders of any series of debt securities, except a payment default, if a responsible officer of the trustee considers the withholding to be in the interest of the holders (Section 601).

   The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of the series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment on the debt securities on or after the due dates (Section 508).

   Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity (Section
602). The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the series not joining therein (Section 512).

   Within 120 days after the end of each fiscal year, Cabot L.P., and Cabot Trust for any series of debt securities guaranteed by it, must deliver a certificate to the trustee, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof (Section 1009).

Modification of the Indenture

   Modifications of and amendments to the indenture may be made with the consent of the holders of at least a majority in principal amount of all outstanding debt securities which are affected by the modification or amendment, except that no modification or amendment may, without the consent of the holder of each debt security affected thereby:

    (1) change the maturity date of payments on any debt security;

    (2) reduce the rate of interest or payment amounts on any debt security, or reduce the amount of principal of an Original Issue Discount Security or the Make-Whole Amount, if any, that would be due and payable on any declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

    (3) change the place of payment, or the currency for payment of any debt security;

    (4) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

    (5) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture;

    (6) modify or affect in any manner adverse to the holders the terms and conditions of the obligations of Cabot Trust under the related guarantees in respect of payments on any series of debt securities guaranteed by it; or

    (7) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or covenants, except to increase the required percentage to effect the action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security (Section
        902).

   The holders of at least a majority in principal amount of each series of outstanding debt securities have the right to waive compliance by Cabot L.P. and Cabot Trust with the covenants given by them in the indenture (Section
1011).

   Cabot L.P., Cabot Trust and the trustee may modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:

     (1) to evidence the succession of another person to Cabot L.P. as obligor under the indenture or Cabot Trust as the guarantor under any guarantees;

     (2) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred on us in the indenture;

     (3) to add Events of Default for the benefit of the holders of all or any series of debt securities;

     (4) to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of any series of debt securities in any material respect;

     (5) to change or eliminate any provisions of the indenture, provided that any change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of the provision;

     (6) to secure the debt securities;

     (7) to establish the form or terms of any series of debt securities;

     (8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

     (9) to cure any ambiguity in the indenture, correct or supplement any provision in the indenture which may be defective or inconsistent or make any other changes with respect to matters or questions arising under the indenture, provided that the action will not adversely affect the interests of holders of any series of debt securities in any material respect;

    (10) to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

    (11) to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities, provided that the action will not adversely affect the interests of the holders of any series of debt securities in any material respect.

   The indenture contains provisions for convening meetings of the holders of a series of debt securities (Section 1501). A meeting may be called at any time by the trustee, and also, upon request, by Cabot L.P., Cabot Trust in the case of a series of debt securities guaranteed by it, or the holders of at least 10% in principal amount of the outstanding debt securities of the series, in any case upon notice given as provided in the indenture (Section 1502).

Discharge, Defeasance and Covenant Defeasance

   Cabot L.P.may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, including scheduled for redemption within one year, by irrevocably depositing funds with the trustee, in trust, in an amount sufficient to make all payments that are due or that will become due through the maturity date or the redemption date of the debt securities, as the case may be (Section 1401, 1402, 1403 and 1404).

   The indenture contains provisions that, if made applicable to the debt securities of or within a series pursuant to Section 301 of the indenture, will permit Cabot L.P. to elect either a "defeasance" or a "covenant defeasance" (each as defined in the following paragraphs) with respect to the debt securities at any time, or at the time or times as may be specified under the terms of the securities. Either of the elections may be made, however, only upon the irrevocable deposit with the trustee, in trust, of a specified amount of cash or Governmental Obligations or both. The "specified amount" of cash or Government Obligations required to be deposited is the amount, which, through the scheduled payment of principal and interest in accordance with the terms will provide money in an amount sufficient to pay all amounts due on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates (Section 1404).

   A "defeasance" means an election by Cabot L.P. to defease and discharge itself and, if applicable, Cabot Trust from any and all obligations with respect to the debt securities. However, Cabot L.P. and, if applicable, Cabot Trust would, in the event of a defeasance, still be obligated to:

    (1) pay Additional Amounts, if any, upon the occurrence of events of tax, assessment or governmental charge with respect to payments on the debt securities;

    (2) register the transfer or exchange of the debt securities;

    (3) replace temporary or mutilated, destroyed, lost or stolen debt securities;

    (4) maintain an office or agency in respect of the debt securities; and

    (5) hold moneys for payment in trust (Section 1402).

   A "covenant defeasance" means an election by Cabot L.P. to release itself and, if applicable, Cabot Trust from its obligations with respect to the debt securities under Sections 1004 to 1008, inclusive, of the indenture (which are the restrictions described above under the heading "---Covenants") and, if provided pursuant to Section 301 of the indenture, their obligations with respect to any other covenant. Any subsequent omission to comply with those obligations would not constitute a default or an event of default with respect to the debt securities (Section 1403).

   A trust may only be established for the purpose of effecting a defeasance or covenant defeasance if, among other things, Cabot L.P. or, if applicable, Cabot Trust has delivered to the trustee an Opinion of Counsel (as specified in the indenture) to the effect that the holders of the applicable debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the Opinion of Counsel must further refer to and be based on a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture (Section 1404).

   "Government Obligations" means securities which are:

    (1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

    (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt (Section 101).

   If after Cabot L.P. or, if applicable, Cabot Trust has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of the series is entitled to, and does, elect pursuant to Section 301 of the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payments due on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of:

  (1) a currency (other than the Euro or other currency unit) both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

  (2) the Euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

  (3) any currency unit or composite currency other than the Euro for the purposes for which it was established.

All payments on any debt security that, under the terms of the indenture, are payable in a foreign currency that ceases to be used by its government of issuance must be made in United States dollars (Section 101).

   If Cabot L.P. effects covenant defeasance with respect to any debt securities and those debt securities are declared to be due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 through 1008, inclusive, of the indenture (which Sections would no longer be applicable to the debt securities), the amount in the currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, Cabot L.P. or, if applicable, Cabot Trust would remain liable to make payments due at the time of acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Conversion Rights

   The debt securities will not be convertible into or exchangeable for any capital stock of Cabot Trust or equity interest in Cabot L.P.

Book-Entry Securities

   The debt securities of a series may be represented by one or more global certificates. A global certificate representing debt securities will be deposited with, or on behalf of, The Depository Trust Company or a successor depository appointed by Cabot L.P. (the "Depository") and registered in the name of the Depository or its nominee.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The Rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities represented by global certificates under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security (a "beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

   The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. Such laws may impair a holder's ability to transfer beneficial interests in debt securities represented by global certificates.

   So long as the Depository for debt securities represented by global certificates, or its nominee, is the registered owner of the global certificates, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of those securities represented by the global certificates for all purposes under the indenture. Except as provided below, beneficial owners of debt securities represented by global certificates will not be entitled to have debt securities represented by the global certificates registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

   To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Cabot L.P. as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date and who are identified in a listing attached to the omnibus proxy.

   Payments of amounts due on debt securities represented by the global certificates registered in the name of DTC or its nominee will be made by Cabot L.P. through the trustee under the indenture or a paying agent, which may also be the trustee under the indenture, to DTC or its nominee, as the case may be, as the registered owner of the debt securities represented by the global certificates. None of Cabot L.P., Cabot Trust, the trustee, or the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in debt securities represented by global certificates or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Cabot L.P. has been advised that DTC, upon receipt of any payments in respect of debt securities represented by global certificates, will credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the paying agent, Cabot L.P. or Cabot Trust, subject to any statutory or regulatory requirements that may be in effect from time to time. Payments to DTC are the responsibility of the paying agent, Cabot L.P. or Cabot Trust, as the case may be, disbursement of the payments to direct participants of DTC will be the responsibility of DTC, and disbursement of the payments to the beneficial owners shall be the responsibility of DTC's direct and indirect participants.

   If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Cabot L.P. within 90 days, Cabot L.P. will issue certificated notes in exchange for the debt securities represented by the Global Security.

No Personal Liability

   No past, present or future trustee, officer, employee or shareholder of Cabot L.P. or Cabot Trust or any successor thereof will have any liability for any obligations of Cabot L.P. or Cabot Trust under the debt securities or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of debt securities by accepting the debt securities waives and releases all liabilities described in the preceding sentence. The waiver and release are part of the consideration for the issue of debt securities (Section 111).

Trustee

   The indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more Persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture (Section 609).

               DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

   Cabot Trust may unconditionally and irrevocably guarantee, on a senior or subordinated basis, the due and punctual payment of amounts due on one or more of the series of debt securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise. The applicability and any additional terms of any guarantee relating to a series of debt securities will be described in the applicable prospectus supplement. The guarantees will be unsecured obligations of Cabot Trust.

                          DESCRIPTION OF COMMON SHARES

Summary of Terms

   Our Declaration of Trust provides that we may issue up to 150,000,000 shares of beneficial interest, which may consist of common shares and any other types or classes of shares that the Trustees may create and authorize from time to time, including preferred shares. At December 31, 1998, we had 18,586,764 common shares and no preferred shares outstanding.

   As permitted by Maryland law, the Declaration of Trust permits the Board of Trustees, without any action by the shareholders of Cabot Trust, to amend the Declaration of Trust to increase or decrease the aggregate number of shares or the number of shares of any class or series of shares of beneficial interest that the Trust has authority to issue. The additional shares, including common shares, will be available for issuance without further action by Cabot Trust's shareholders, unless action by the shareholders is required by applicable law or the rules of any stock exchange or automated quotation system on which Cabot Trust's securities may be listed or traded. Acting pursuant to this authority, the Board has authorized the issuance of a new class of preferred shares in connection with its adoption of the shareholder rights plan described below under the heading "Shareholder Rights Plan."

   The following paragraph describes the rights of holders of the common shares to which any prospectus supplement may relate, including a prospectus supplement relating to common shares issuable pursuant to subscription offerings or rights offerings or upon conversion of preferred shares which are offered pursuant to the prospectus supplement and convertible into common shares for no additional consideration. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Bylaws of Cabot Trust. For further information regarding the common shares, including a description of some provisions that could have the effect of delaying, deferring or preventing a change in control, see "Selected Provisions of Maryland Law and of Cabot Trust's Declaration of Trust and Bylaws."

   The issued and outstanding common shares are fully paid and, except as set forth below under the heading "--Shareholder Liability," non-assessable. Subject to the provisions of the Declaration of Trust regarding Excess Shares, which are described below under the heading "Restrictions on Transfer", each outstanding common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of common shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding common shares can elect all of the Trustees then standing for election. Holders of common shares are entitled to distributions that may be declared from time to time by the Board out of funds legally available therefor. Cabot Trust currently pays regular quarterly dividends. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of Cabot Trust. In the event of a liquidation, dissolution or winding up of the affairs of Cabot Trust, the holders of the common shares are entitled to share ratably in the assets of Cabot Trust remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and subject to the rights of holders of other series of preferred shares, if any. The rights of holders of the common shares are subject to the rights and preferences established by the Board for any series of preferred shares which may subsequently be issued by Cabot Trust, including any preferred shares issued under the Shareholder Rights Plan. See "Description of Preferred Shares" and "Shareholder Rights Plan."

Shareholder Rights Plan

   On June 11, 1998, our Board of Trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to common shareholders of record at the close of business on June 15, 1998. The holders of any additional common shares issued after that date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each additional common share issued. Each purchase right entitles the holder, under some circumstances, to purchase one one-hundredth of a share of a series of participating preferred shares, par value $.01 per share at a price of $85.00 per one one-hundredth of a participating preferred share, subject to adjustment.

   The purchase rights will become exercisable if a person or group of persons (an "Acquiring Person"):

  (1) acquires 15% or more of our outstanding common shares; or

  (2) announces a tender offer or exchange offer for 15% or more of our outstanding common shares; or

  (3) files a document with a governmental agency regarding any transaction or series of transactions that would result in the Acquiring Persons becoming the beneficial owner of 15% or more of our outstanding common shares.

Some existing holders of common shares specified in the Rights Agreement referred to below (the "Grandfathered Persons") who may be deemed to have beneficially owned 15% or more of our outstanding common shares as of the date of the initial distribution of the purchase rights (the "Grand Fathered Persons") will not be deemed to be Acquiring Persons unless they become the beneficial owner of an additional 1% of our outstanding common shares without our prior written approval. The terms of the purchase rights are set forth in a Rights Agreement, dated as of June 11, 1998, as amended and restated as of September 10, 1998, between Cabot Trust and BankBoston, N.A., as Rights Agent.

   If any person or group of affiliated or associated persons becomes an Acquiring Person, each purchase right other than purchase rights held by the Acquiring Person will entitle the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value equal to twice the purchase right's exercise price. If we are acquired pursuant to a merger or other business combination, or if 50% or more of our consolidated assets or earning power is sold after any person or group has become an Acquiring Person, the purchase rights will entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value equal to twice the purchase right's exercise price. The purchase rights will expire on June 11, 2008 and, prior to the time they become exercisable, are subject to redemption in whole, but not in part, at a price of $.01 per purchase right payable in cash, common shares or any other form of consideration determined by our Board of Trustees. In addition, we have the right under some circumstances to exchange each purchase right that has become exercisable for one newly issued common share.

Restrictions on Transfer

   To qualify as a REIT under the Tax Code, Cabot Trust must meet some requirements concerning the ownership of our outstanding shares of beneficial interest. Specifically, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly (taking into account attribution rules), by five or fewer individuals (as defined in the Tax Code to include some entities) at any time during the last half of a taxable year (other than the first year we elected to be taxed as a REIT), and 100 or more persons must be beneficial owners of our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

   To assist us in meeting the above requirements, the Declaration of Trust provides, subject to some exceptions described below, that no person may own, or be deemed to own by virtue of the ownership attribution or "deemed ownership" provisions of the Tax Code, more than 9.8% in number or value of our issued and outstanding shares (the "Ownership Limit"). Any transfer of common shares or preferred shares that would result in any person owning, directly or indirectly, taking into account the applicable ownership attribution rules under the Tax Code, more common shares or preferred shares than permitted by the Ownership Limit, or would result in our common shares and preferred shares being owned by fewer than 100 persons (determined without reference to any special rules of attribution or "deemed ownership" under the Tax Code), or would result in Cabot Trust being "closely held" within the meaning of Section 856(h) of the Tax Code, will be null and void, and the intended transferee will acquire no rights in the common or preferred shares so transferred.

   Subject to the exceptions described in the following paragraph, if any purported transfer of common or preferred shares would result in any person owning, directly or indirectly (taking into account the applicable attribution rules), more common or preferred shares than permitted by the Ownership Limit, would result in our common shares being owned by fewer than 100 persons, or would result in Cabot Trust being "closely held" within the meaning of Section 856(h) of the Tax Code, the common or preferred shares exceeding the Ownership Limit will be designated as "Excess Shares" and will be deemed to be automatically transferred to a trust (the "Share Trust") effective as of the close of business on the business day before the purported transfer of the excess common or preferred shares. The record holder of the common or preferred shares that are designated as Excess Shares (the "Purported Transferee") will have no rights in the shares except as described below. We will designate the trustee of the Share Trust (the "Share Trustee"), but the designee will not be affiliated with us. We will name one or more charitable organizations as beneficiaries of the Share Trust.

   The Ownership Limit generally will not apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of the shares. In addition, the Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as the Board may direct, may exempt a person from the Ownership Limit under some circumstances. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, taking into account applicable ownership attribution rules, of shares of beneficial interest in excess of the Ownership Limit would result in the termination of our REIT status.

   Excess Shares will remain issued and outstanding common or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Excess Shares and will hold the dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Excess Shares. At our direction, the Share Trustee must transfer the shares held in the Excess Share Trust to a person whose ownership of the shares will not violate the Ownership Limit. The transfer must be made within 60 days after the latest of the date of the transfer that resulted in the Excess Shares and the date that our Board of Trustees determines in good faith that a transfer resulting in excess shares has occurred, if we do not receive notice of the transfer. Upon such a transfer, which is subject to our waiving our purchase right described below, the Purported Transferee generally will receive from the Share Trustee the lesser of the price per share the Purported Transferee paid for the common or preferred shares that were designated as Excess Shares (or, in the case of a gift or devise, the market price (as defined below) per share on the date of the transfer) and the price per share received by the Share Trustee from the sale of the Excess Shares. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Purported Transferee will be distributed to the Beneficiary.

   The Excess Shares will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that created the Excess Shares (or, in the case of a gift or devise, the market price per share on the date of the transfer) and the market price per share on the date that we accept, or our designee accepts, the offer. We have the right to accept the offer for a period of 90 days after the later of the date of the purported transfer which resulted in the Excess Shares and the date we determine in good faith that a transfer resulting in the excess shares occurred.

   "Market price" means the last sales price reported on the New York Stock Exchange for a particular class of shares on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price for the class of shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on or through which the class of shares may be traded, or if not then traded on or through any exchange or quotation system, then the market price of the class of shares on the relevant date as determined in good faith by our Board of Trustees.

   Any person who acquires or attempts to acquire common shares or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a Share Trust, will be required to give us immediate written notice of the event or, in the event of a proposed or attempted transfer, must give at least 15 days prior written notice of the event, and will be further required to provide to us other information as we may request in order to determine the effect, if any, of the transfer on our REIT status.

   The Declaration of Trust requires all persons who own, directly or indirectly, more than 5%, or such lower percentage as may be required pursuant to the regulations adopted under the Tax Code, of the number or value of the outstanding common and preferred shares, within 30 days after January 1 of each year, to provide to us a written statement of the name and address of the direct or indirect owner, the number of common and preferred shares owned directly or indirectly by the person and a description of how the shares are held. In addition, each direct or indirect shareholder must provide to us additional information as we may request in order to determine the effect, if any, of the ownership on our REIT status and to ensure compliance with the Ownership Limit.

   The Ownership Limit could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for the common shares or that might for other reasons be considered by shareholders to be in their best interest.

   All certificates representing our common or preferred shares are required to bear a legend referring to the limitation described above.

Shareholder Liability

   Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of Cabot Trust will be personally liable for any obligations of Cabot Trust, other than the obligation to pay to Cabot Trust the consideration for which shares were or are to be issued, solely by virtue of his status as a shareholder. The Declaration of Trust further provides that Cabot Trust must indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder. Cabot Trust must also reimburse each shareholder for all legal and other expenses reasonably incurred in connection with any of those claims or liabilities, unless, in either case, the claims or liabilities arise out of the shareholder's bad faith, willful misconduct or gross negligence. In either case, the shareholder must give prompt notice as to the claims or liabilities and must take such action as will permit Cabot Trust to conduct the defense thereof. In addition, it is Cabot Trust's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of Cabot Trust. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that the claims are not satisfied by Cabot Trust. Cabot Trust carries public liability insurance which it considers adequate. For this reason, Cabot Trust believes that any risk of personal liability to shareholders is limited to situations in which Cabot Trust's assets plus its insurance coverage are not sufficient to satisfy the claims against Cabot Trust and its shareholders.

Indemnification of Trustees and Officers

   Maryland statutory law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or from active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Under the Declaration of Trust, Cabot Trust is required to indemnify each trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of Cabot Trust or is or was serving at the request of Cabot Trust as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which the person may become subject by reason of service in this capacity and to pay or reimburse reasonable expenses, as the expenses are incurred, of each trustee in connection with the proceedings. The Board believes that the indemnification provision will enhance Cabot Trust's ability to attract and retain superior Trustees and officers for Cabot Trust and subsidiaries of Cabot Trust.

   Additionally, Cabot Trust has entered into indemnity agreements with each of its executive officers and Trustees that require Cabot Trust to indemnify them to the fullest extent permitted by Maryland law in connection with any threatened, pending or completed litigation to which they may become subject as a result of their positions with Cabot Trust.

Transfer Agent and Registrar

   BankBoston, N.A. has been appointed as transfer agent and registrar for the common shares and we will specify in the applicable prospectus supplement the transfer agent and registrar for any other securities to be offered pursuant to this prospectus and an applicable prospectus statement.

                        DESCRIPTION OF PREFERRED SHARES

   The Declaration of Trust provides that Cabot Trust may issue up to 150,000,000 Shares, consisting of common shares and any other types or classes of securities, including preferred shares, that the Trustees may create and authorize from time to time and designate as representing a beneficial interest in Cabot Trust. At December 31, 1998, we had no outstanding preferred shares but the Board had authorized the issuance of a class of Series A junior participating preferred shares pursuant to the Shareholders Rights Plan described under the heading "Description of Common Shares--Shareholders Rights Plan" below. Cabot Trust will contribute proceeds of issuances of each series of preferred shares to Cabot L.P. in exchange for "mirror" preferred partnership units having terms that are substantially similar to those of the preferred shares.

   The following description summarizes what Cabot Trust believes to be the material terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares and the summary included in the applicable prospectus supplement are not complete and for more detail you should refer to the applicable provisions of the Declaration of Trust and Bylaws and any applicable amendment to the Declaration of Trust or Articles Supplementary designating terms of a series of preferred shares (a "Designating Amendment"). Each Designating Amendment will be filed as an exhibit to the registration statement relating to this prospectus or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K.

Permitted Terms

   Subject to the limitations prescribed by the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the Board of Trustees. The Board may provide to holders of preferred shares preferences, powers and rights that are senior to those of holders of common shares which could have the effect of delaying, deferring or preventing a transaction or a change in control of Cabot Trust. The preferred shares will, when issued, be fully paid and nonassessable by Cabot Trust (except as described under "--Shareholder Liability" below) and will have no preemptive rights.

   The prospectus supplement relating to any series of preferred shares offered by Cabot Trust will describe the specific terms thereof, including, where applicable:

   (1) the title and stated value of the preferred shares;

   (2) the number of the preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

   (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

   (4) the date from which dividends on the preferred shares will accumulate, if applicable;

   (5) the procedures for any auction and remarketing, if any, for the preferred shares;

   (6) the provisions for a sinking fund, if any, for the preferred shares;

   (7) the provisions for redemption, if applicable, of the preferred shares;

   (8) any listing of the preferred shares on any securities exchange;

   (9) the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares of Cabot Trust, including the conversion price (or manner of calculation thereof);

  (10) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares;

  (11) a discussion of federal income tax considerations applicable to the preferred shares;

  (12) the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cabot Trust;

  (13) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cabot Trust; and

  (14) any limitations on direct or indirect or constructive beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Cabot Trust as a REIT.

Rank

   The preferred shares will, with respect to dividend rights and rights upon liquidations, dissolution or winding up of Cabot Trust, rank:

  . senior to all classes or series of common shares of Cabot Trust, and to all equity securities ranking junior to the preferred shares;

  . on a parity with all equity securities issued by Cabot Trust the terms of which specifically provide that the equity securities rank on a parity with the preferred shares; and

  . junior to all equity securities issued by Cabot Trust the terms of which specifically provide that the equity securities rank senior to the preferred shares. The term "equity securities" does not include convertible debt securities.

Dividends

   Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees, out of assets of Cabot Trust legally available for payment, cash dividends at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on the share transfer books of Cabot Trust on the record dates that will be fixed by the Board of Trustees.

   Dividends on any series of the preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and Cabot Trust will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series are declared payable on any future dividend payment date.

   If preferred shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any shares of Cabot Trust of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period. However, dividends may be so declared or paid or set apart for payment on the shares of Cabot Trust:

  (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series for all past dividend periods and the then current dividend period; or

  (2) if the series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series.

When dividends are not paid in full (or a sum sufficient for the full payment is not so set apart) upon preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series (the "Equally Ranked Series"), all dividends declared upon preferred shares of the series and any Equally Ranked Series will be declared pro rata. As used in the preceding sentence, "pro rata" means that the amount of dividends declared per preferred share of the series and the other Equally Ranked Series will bear to each other the same ratio that accrued dividends per share on the preferred shares of the series (not including any accumulation in respect of unpaid dividends if the preferred shares do not have a cumulative dividend) and the other Equally Ranked Series bear to each other. No interest, or sum or money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

   Except as provided in the immediately preceding paragraph, no dividends (other than in common shares or other shares ranking junior to the preferred shares of the series as to dividends and upon liquidation) will be declared or paid or set aside for payment (or other distribution declared or made) upon the common shares, or any other shares of Cabot Trust ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation unless:

  (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and

  (2) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

Also, no common shares, or any other shares of Cabot Trust ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation, may be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of the shares) by Cabot Trust. However, a redemption, purchase or other acquisition is allowed if it is a conversion into or an exchange for other shares of Cabot Trust ranking junior to the preferred shares of the series as to dividends and upon liquidation.

Redemption

   Individual series of preferred shares may be made subject to mandatory redemption or redemption at the option of Cabot Trust, as a whole or in part. The terms, the times and the redemption prices thereof will be described in the applicable prospectus supplement.

   The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of the preferred shares that must be redeemed by Cabot Trust in each year commencing after a date to be specified. The prospectus supplement will also specify a redemption price per share that must be paid, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption, unless the preferred shares do not have a cumulative dividend, in which case the full amount payable will not include any accumulation in respect of unpaid dividends for prior dividend periods. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

   If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of shares of Cabot Trust, the terms of the preferred shares may provide that, if no shares have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into the applicable shares of Cabot Trust pursuant to the conversion provisions specified in the applicable prospectus supplement. However, no shares of any series of preferred shares may be redeemed without simultaneously redeeming all outstanding preferred shares of the series unless:


  (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all shares of any series of preferred shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; or

  (2) if the series of preferred shares does not have a cumulative dividend, full dividends of the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

Also, Cabot Trust will not be permitted to purchase or otherwise acquire directly or indirectly any preferred shares of the series (except by conversion into or exchange for shares of Cabot Trust ranking junior to the preferred shares of the series as to dividends and upon liquidation) unless the conditions described in clauses (1) and (2) above are satisfied.

   The restrictions stated in the foregoing paragraph, however, will not prevent the purchase or acquisition of preferred shares of the series to preserve the REIT status of Cabot Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series.

   If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by Cabot Trust and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by Cabot Trust.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books of Cabot Trust. Each notice must state:

  (1) the redemption date;

  (2) the number of shares and series of the preferred shares to be redeemed;

  (3) the redemption price;

  (4) the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

  (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  (6) the date upon which the holder's conversion rights, if any, as to the shares will terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder thereof must also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been set aside by Cabot Trust in trust for the benefit of the holder of any preferred shares so call for redemption, then from and after the redemption date dividends will cease to accrue on the preferred shares, and all rights of the holders of the shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Cabot Trust, then, before any distribution or payment may be made to the holders of any common shares or any other class or series of shares of Cabot Trust ranking junior to the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of Cabot Trust, the holders of each series of preferred shares will be entitled to receive out of assets of Cabot Trust legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share stated in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of the remaining assets of Cabot Trust. In the event that, upon the voluntary or involuntary liquidation, dissolution or winding up, the available assets of Cabot Trust are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares and the corresponding amounts payable on all shares of other classes or series of shares of Cabot Trust ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other classes or series of shares will be entitled to share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions have been made in full to all holders of preferred shares, the remaining assets of Cabot Trust will be distributed among the holders of any other classes or series of shares ranking junior to the preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of Cabot Trust with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Cabot Trust, will not be deemed to constitute a liquidation, dissolution or winding up of Cabot Trust.

Voting Rights

   Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement or as required by applicable law, will apply to each series of preferred shares.

   If six quarterly dividends, whether or not consecutive, payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends or amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of preferred shares of the series, voting together as a class with the holders of any other series of Parity Shares (any other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and the Voting Preferred Shares and at each subsequent annual meeting of shareholders until all the dividends and dividends for the current quarterly period on the preferred shares of the series and the other Voting Preferred Shares have been paid or declared and set aside for payment. The voting rights will terminate when all the accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of the voting rights.

   The approval of two-thirds of the outstanding preferred shares of the series and all other series of Voting Preferred Shares similarly affected, voting as a single class, will be required in order to:

  (1) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or the Voting Preferred Shares;

  (2) enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into Cabot Trust, unless the preferred shares of the series remain outstanding without a material and adverse change to their terms and rights or are converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the preferred shares of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

  (3) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

However, Cabot Trust may create additional classes of Parity Shares and series of preferred shares ranking junior to the series of preferred shares with respect in each case to the payment of dividends or amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of preferred shares of the series.

   Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving Cabot Trust or a sale of all or substantially all of the assets of Cabot Trust.

Conversion Rights

   The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the applicable prospectus supplement relating to the preferred shares. The terms will include:

  (1) the number of common shares into which the preferred shares are convertible and the conversion price or manner of calculation thereof;

  (2) the conversion period and provisions as to whether conversion will be at the option of the holders of the preferred shares or Cabot Trust; and

  (3) the events requiring an adjustment of the conversion price, the manner of determining any adjustment and provisions affecting conversion in the event of the redemption of the series of preferred shares.

Restrictions on Ownership

   The Designating Amendment for each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares similar to those described under "Description of Common

Shares--Restrictions on Transfer." The applicable prospectus supplement will specify any additional ownership limitations relating to a series of preferred shares and all certificates representing preferred shares will bear a legend referring to any restrictions.

Registrar and Transfer Agent

   The registrar and transfer agent for the preferred shares will be set forth in the applicable prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

   Cabot Trust may issue depositary shares, each of which will represent a fractional interest in a preferred share of a particular series of preferred shares, as described in the applicable prospectus supplement. Cabot Trust will deposit preferred shares represented by depositary shares with a depositary pursuant to a separate deposit agreement among Cabot Trust, the preferred shares depositary and the holders from time to time of the depositary receipts issued by the preferred shares depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class of preferred shares represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the class of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

   Immediately after Cabot Trust issues and delivers the preferred shares to a preferred shares depositary, it will cause the preferred shares depositary to issue the depositary receipts evidencing the depositary shares on its behalf. The statements made in this section relating to the deposit agreements and the depositary receipts are summaries of the material anticipated provisions thereof and are not complete statements of all of their provisions. For more information you should refer to the deposit agreement itself, which will be included with or incorporated by reference in the prospectus supplement relating to any offer of depositary shares.

Dividends and Other Distributions

   The preferred shares depositary will distribute all cash dividends or other cash distributions received in respect of a series of preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders, subject to obligations of holders to file proofs, certificates and other information and to pay charges and expenses to the preferred shares depositary.

   In the event of a distribution other than in cash, the preferred shares depositary will distribute property that it receives to the record holders of depositary receipts entitled to the property, subject to obligations of holders to file proofs, certificates and other information and to pay charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make the distribution, in which case the preferred shares depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

   No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares that have been converted or exchanged into or for other securities.

Withdrawal of Stock

   Upon surrender of the depositary receipts at the corporate trust office of the preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted, or exchanged into or for other securities into Excess Shares or otherwise), the holders will be entitled to delivery at the corporate trust office, or upon each holder's order, of the number of whole or fractional shares of the series of preferred shares and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related series of preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of the preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred shares depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

   Whenever Cabot Trust redeems preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of the depositary shares representing the series of preferred shares so redeemed, provided that Cabot Trust has paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends on the preferred shares to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding portion of the redemption price and any other amounts per share payable with respect to the series of preferred shares. If Cabot Trust redeems fewer than all the depositary shares, the depositary shares selected will be redeemed pro rata (as nearly as may be practicable without creating fractional depositary shares), by lot or by any other equitable method that Cabot Trust determines will not result in the issuance of any Excess Shares.

   From and after the date fixed for redemption, all dividends in respect of a series of preferred shares so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption upon surrender of the depositary receipts to the preferred shares depositary.

Voting of Preferred Shares

   Upon receipt of notice of any meeting at which the holders of a series of preferred shares deposited with the preferred shares depositary are entitled to vote, the preferred shares depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the series of preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the series of preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The preferred shares depositary will vote the amount of the series of preferred shares represented by the depositary shares in accordance with the instructions, and Cabot Trust will agree to take all reasonable action which the preferred shares depositary may deem necessary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred shares depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as any action or non-action is in good faith and does not result from the preferred shares depositary's negligence or willful misconduct.

Liquidation Preference

   In the event that Cabot Trust voluntarily or involuntarily liquidates, dissolves or wind ups, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by the depositary receipt as set forth in the applicable prospectus Supplement.

Conversion of Preferred Shares

   The depositary shares will not be convertible into common shares or any other securities or property. See "Description of Common Shares--Restrictions on Transfer."

Amendment and Termination of Deposit Agreements

   The form of depositary receipt evidencing depositary shares which represent preferred shares and any provision of the deposit agreement may at any time be amended by agreement between Cabot Trust and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be inconsistent in any material adverse respect with the rights granted to the holders of the related preferred shares will not be effective unless the amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment will impair the right, subject to anticipated exceptions in the deposit agreements, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class of preferred shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with applicable law. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the applicable deposit agreement as amended.

   Cabot Trust may terminate a deposit agreement upon not less than 30 days' prior written notice to the preferred shares depositary if the termination is necessary to preserve Cabot Trust's status as a REIT or a majority of each series of preferred shares subject to the deposit agreement consents to termination, at which time the preferred shares depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the preferred shares depositary with respect to the depositary receipts. Cabot Trust will agree that if a deposit agreement is terminated to preserve its status as a REIT, then it will use its best efforts to list each series of preferred shares issued upon surrender of the related depositary shares. In addition, a deposit agreement will automatically terminate if:

    (1) Cabot Trust has redeemed all outstanding depositary shares;

    (2) a final distribution has been made on each series of preferred shares in connection with Cabot Trust's liquidation, dissolution or winding up and the distribution has been distributed to the holders of the depositary receipts evidencing the depositary shares representing the series of preferred shares; or

    (3) each related preferred share has been converted into a security of Cabot Trust which is not represented by depositary shares.

Charges of Preferred Shares Depositary

   Cabot Trust will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Cabot Trust will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Shares Depositary

   A preferred shares depositary may resign at any time by delivering to Cabot Trust notice of its election to do so, and Cabot Trust may at any time remove the preferred shares depositary, any resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company with its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred shares depositary will forward to holders of depositary receipts any reports and communications from Cabot Trust which are received by the preferred shares depositary with respect to the related preferred shares.

   Cabot Trust will not be liable, and the preferred shares depositary will not be liable, if either is prevented from or delayed in, by law or any circumstances beyond its control, performing the obligations under the deposit agreement. Cabot Trust's obligations and the obligations of the preferred shares depositary under the deposit agreement will be limited to performing their respective duties in good faith and without negligence (in the case of any action or inaction in the voting of a series of preferred shares represented by the depositary shares), and without gross negligence or willful misconduct (in the case of any other action or inaction). Cabot Trust will not be obligated, and the preferred shares depositary will not be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or a series of preferred shares represented thereby unless satisfactory indemnity is furnished. Cabot Trust and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred shares represented thereby for deposit, holders of depositary receipts or other persons that Cabot Trust believes in good faith to be competent to give the information, and on documents that each believes in good faith to be genuine and signed by a proper party.

   If a preferred shares depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and from Cabot Trust, on the other hand, the preferred shares depositary will be entitled to act on the claims, requests or instructions received from Cabot Trust.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any other securities described in this prospectus that are offered pursuant to any prospectus supplement and the warrants may be attached to or may be transferable separately from the other securities being offered. We will issue each series of warrants under a separate warrant agreement that we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as Cabot Trust's agent in connection with the warrants of the series and will not assume any obligation or relationship of agency or trust for or with respect to any provisions of the warrants.

   The prospectus supplement relating to any warrants offered by Cabot Trust will describe the specific terms thereof, including, where applicable:

     (1) the title of the warrants;

     (2) the aggregate number of the warrants;

     (3) the price or prices at which the warrants will be issued;

     (4) the designation, terms and number of common shares or preferred shares purchasable upon exercise of the warrants;

     (5) the designation and terms of any securities with which the warrants are issued and the number of any warrants issued with each security;

     (6) the date, if any, on and after which the warrants and the related common shares or preferred shares will be separately transferable, including any limitations on ownership and transfer of the warrants as may be appropriate to preserve Cabot Trust's status as a REIT;

     (7) the price at which each common share or preferred share purchasable upon exercise of the warrants may be purchased;

     (8) the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     (9) the minimum or maximum amount of the warrants which may be exercised at any one time;

    (10) information with respect to book-entry procedures, if any;

    (11)a discussion of federal income tax considerations relevant to the warrants; and

    (12) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

               DESCRIPTION OF SECURITYHOLDER PURCHASE RIGHTS

   As set forth under "Plan of Distribution" below, Cabot Trust may sell the securities described in this prospectus directly through securityholder purchase rights. If securities are to be sold through securityholder purchase rights, the securityholder purchase rights will be distributed as a dividend to securityholders of Cabot Trust or Cabot L.P., for which the securityholders will not be required to pay any separate consideration. The prospectus supplement relating to any offer by Cabot Trust of securities pursuant to securityholder purchase rights will describe the specific terms of the securityholder purchase rights, including, where applicable:

    (1) the type and terms, and the number or amount of the securities to be offered pursuant to the securityholder purchase rights;

    (2) the period during which and the price at which the securityholder purchase rights will be exercisable;

    (3) the number of securityholder purchase rights then outstanding;

    (4) any provisions for changes to or adjustments in the exercise price of the securityholder purchase rights; and

    (5) any other material terms of the securityholder purchase rights.

                SELECTED PROVISIONS OF MARYLAND LAW AND OF

               CABOT TRUST'S DECLARATION OF TRUST AND BYLAWS

   We have summarized in the following paragraphs provisions of Maryland law, the Declaration of Trust and the Bylaws that we consider to be material. This summary is not complete and reference is made to Maryland law as well as the Declaration of Trust and the Bylaws, which are filed as exhibits to the registration statement filed with the SEC of which this prospectus is a part. See "Where You Can Find More Information."

Board of Trustees

   The Declaration of Trust and the Bylaws provide that the number of Trustees of Cabot Trust may be established by a majority of the entire Board of Trustees but may not be fewer than three nor more than fifteen. There are currently seven Trustees. The Declaration of Trust also provides that a majority of the Trustees must be "Independent Trustees." An "Independent Trustee" is a person who is not an officer or employee of Cabot Trust. Any vacancy on the Board of Trustees arising for any cause other than an increase in the number of Trustees may be filled by a majority of the remaining Trustees, even if less than a quorum, or by a sole remaining trustee. Any vacancy created by an increase in the number of Trustees may be filled by a majority of the entire Board. Only the Independent Trustees may nominate a replacement for a vacancy in an Independent Trustee position. If a majority of the Board are not Independent Trustees, the remaining Independent Trustees (or, if there are no Independent Trustees, the remaining members of the Board) may elect that number of Independent Trustees necessary to cause the Board to include a majority of Independent Trustees.

   The Trustees are divided into three classes, holding office initially for one-year, two-year and three-year terms, respectively. As these initial terms expire, Trustees in each class are elected for terms of three years and until their successors are duly elected and qualified. At least two annual meetings of shareholders, instead of one, will thus generally be required to effect a change in a majority of the Board of Trustees.




Cabot Trust believes that classification of the Board of Trustees in this manner helps to assure the continuity and stability of Cabot Trust's business strategies and policies as determined by the Board of Trustees. The classified trustee provision could have the effect of making the removal of incumbent Trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Cabot Trust, even though such an attempt might be considered by some or many shareholders to be beneficial to Cabot Trust and its shareholders.

   Holders of common shares have no right to cumulative voting for the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of common shares voting together as a single class will be able to elect all of the successors of the Trustees whose terms expire at that meeting. Trustees may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. This provision has the effect of limiting shareholders' power to remove incumbent Trustees to cases in which a substantial majority of shareholders approve their removal.

Business Combinations

   Under Maryland law, "business combinations" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

    . any person who beneficially owns ten percent or more of the voting power of the trust's shares; or

    . an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

After the five-year prohibition, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

    . 80% of the votes entitled to be cast by holders of outstanding shares of voting shares of the trust; and

    . two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder, voting together as a single voting group.

These super-majority vote requirements do not apply if the trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder.

   The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

   Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. As permitted by Maryland law, we have elected in our By-laws that the control share provisions of Maryland law will not apply to transactions involving Cabot Trust, but the Board of Trustees retains the discretion to change this election in the future.

   "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiror or shares for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

    . one-fifth or more but less than one-third;

    . one-third or more but less than a majority; or

    . a majority or more of all voting power.

   Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

   Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to the conditions and limitations in the statute, the trust may redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

   The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the trust.

Amendment of Declaration of Trust

   The Trustees, by a two-thirds vote, may amend the provisions of the Declaration of Trust, without shareholder approval, to qualify Cabot Trust as a REIT. The Board of Trustees may also amend the Declaration of Trust, without shareholder approval, to increase or decrease the aggregate number of Shares that Cabot Trust has the authority to issue. Otherwise, Cabot Trust's Declaration of Trust generally may be amended only by the affirmative vote or written consent of the holders of at least a majority of the outstanding Shares then entitled to vote. Subject to the provisions of any class or series of shares then outstanding, the shareholders are only entitled to vote with respect to amendments to the Declaration of Trust and:

    . the election of Trustees (which, under our Bylaws, requires a plurality of all the votes cast at a shareholders' meeting at which a quorum is present);

    . the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding shares of beneficial interest entitled to vote generally in the election of Trustees, which action can only be taken by vote at a shareholder meeting);

    . our merger with or into another entity, consolidation or sale (or other disposition) of all or substantially all of our assets (which each requires the affirmative vote of the holders of two-thirds of our outstanding shares entitled to vote on the matter, which action can only be taken by vote at a shareholder meeting);

    . our termination (which requires the affirmative vote of two-thirds of our outstanding shares); and

    . matters submitted to the shareholders at the direction of the Board of Trustees.

Termination of Cabot Trust and REIT Status

   The Declaration of Trust permits the termination of Cabot Trust and the discontinuation of its operations by the affirmative vote or written consent of the holders of not less than two-thirds of Cabot Trust's outstanding shares of all classes. The Declaration of Trust also permits the termination of Cabot Trust's qualification as a REIT if qualification as a REIT, in the opinion of the Board of Trustees, is no longer advantageous to Cabot Trust's shareholders.

Advance Notice of Trustee Nominations and New Business

   The Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only:

    . pursuant to Cabot Trust's notice of the meeting;

    . by or at the direction of the Board of Trustees; or

    . by a shareholder who was a shareholder of record at the time of giving advance notice of the nomination or proposal and is entitled to vote at the meeting and has complied with the advance notice procedures contained in the Bylaws.

   The Bylaws also provide that, with respect to special meetings of shareholders, only the business specified in Cabot Trust's notice of meeting may be brought before the meeting of shareholders.

Anti-takeover Effect of Selected Provisions of Maryland Law and of the Declaration of Trust and Bylaws

   The business combination provisions of Maryland law, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of Trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of Cabot Trust that might involve a premium price for holders of common shares or which shareholders might otherwise consider to be in their best interest.

                     CABOT L.P. PARTNERSHIP AGREEMENT

Partnership Structure

   As the general partner of Cabot L.P., Cabot Trust has the exclusive power under Cabot L.P.'s limited partnership agreement to manage and conduct the business of Cabot L.P. The Board of Trustees of Cabot Trust manages the affairs of Cabot Trust by directing the affairs of Cabot L.P. Cabot L.P. is responsible for, and pays when due, its share of all administrative and operating expenses of the properties. Cabot Trust's interest in Cabot L.P. entitles it to share in cash distributions from, and in the profits and losses of, Cabot L.P. in proportion to Cabot Trust's percentage ownership of Cabot L.P., apart from tax allocations of profits and losses to take into account pre-contribution property appreciation. Cabot L.P.'s limited partners own the economic interest in Cabot L.P. not held by Cabot Trust.

   Cabot Trust holds one partnership unit in Cabot L.P. for each common share that it has issued. The net proceeds from issuances of common shares are contributed by Cabot Trust to Cabot L.P. in exchange for an equivalent number of partnership units.

   The following paragraphs summarize what Cabot L.P. believes to be the material provisions of the partnership agreement. For a complete statement of all of its provisions, you should refer to the partnership agreement, which is described herein under the heading "Where You Can Find More Information."

Management

   Cabot L.P. has been organized as a Delaware limited partnership pursuant to the terms of the partnership agreement. Cabot Trust, as the sole general partner of Cabot L.P., generally has full, exclusive and complete discretion in managing and controlling Cabot L.P. The limited partners of Cabot L.P. have no authority to transact business for, or to participate in the management activities or decisions of, Cabot L.P., except as provided in the partnership agreement and as provided by applicable law. However, the consent of all the limited partners is required to:

    (1) take any action that would make it impossible to carry on the ordinary business of Cabot L.P., except as otherwise provided in the partnership agreement;

    (2) possess Cabot L.P. property, or assign any rights to specific Cabot L.P. property for other than an Cabot L.P. purpose, except as otherwise provided in the partnership agreement;

    (3) admit a person as a partner, except as otherwise provided in the partnership agreement; or

    (4) perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the partnership agreement or under Delaware law.

Indemnification

   The partnership agreement provides that each individual made a party to a proceeding by reason of his status as a general partner or an officer of Cabot L.P. or a trustee or officer of Cabot Trust or any other person as Cabot Trust may designate from time to time in its sole and absolute discretion (each, an "Indemnitee") will be indemnified and held harmless by Cabot L.P. for any act relating to the operation of Cabot L.P. unless it is established that:

    (1) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

    (2) the Indemnitee actually received an improper personal benefit of money, property or services; or

    (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

The partnership agreement further provides that the termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth above. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, would, under the partnership agreement, create a rebuttable presumption that the individual acted in a manner contrary to that specified above. Any indemnification so made may only be made out of the assets of Cabot L.P.

Capital Contributions

   When Cabot Trust contributes additional capital to Cabot L.P. from the proceeds of common shares or preferred shares issued by Cabot Trust, its interest in Cabot L.P. will be increased on a proportionate basis based upon the number of common shares or preferred shares issued to the extent the net proceeds from, or the property received in consideration for, the issuance thereof are used to fund the contribution.

Tax Matters

   Pursuant to the partnership agreement, Cabot Trust is the tax matters partner of Cabot L.P. and has authority to make tax related decisions and tax elections under the Code on behalf of Cabot L.P.

Operations

   The partnership agreement allows Cabot Trust to operate Cabot L.P. in a manner that enables Cabot Trust to satisfy the requirements for being classified as a REIT. The partnership agreement also requires the distribution of cash available for distribution of Cabot L.P. quarterly on a basis in accordance with the partnership agreement.

Duties and Conflicts

   The partnership agreement provides that Cabot Trust is not permitted to enter into or conduct any business other than in connection with its ownership, acquisition and disposition of partnership interests in Cabot L.P. and the management of the business and incidental activities of Cabot L.P. Therefore, all activities pertaining to the acquisition, development, management and operation of any properties, must be conducted through Cabot L.P.

Term

   Cabot L.P. will continue in full force and effect until December 31, 2097 or until sooner dissolved upon:

    (1) the withdrawal of Cabot Trust as a general partner (unless all of the limited partners elect to continue Cabot L.P.);

    (2) by the election of Cabot Trust, with the consent of a majority in interest of Limited Partners;

    (3) in connection with a merger or other combination of Cabot L.P.;

    (4) by the sale or other disposition of all or substantially all of the assets of Cabot L.P.;

    (5) entry of a decree of judicial dissolution of Cabot L.P.; or

    (6) bankruptcy or insolvency of Cabot Trust.

                        FEDERAL INCOME TAX CONSEQUENCES

   We intend to operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Federal Income Tax Code of 1986 (the "Code"). We can give no assurance, however, that the requirements will be met. The following summarizes the federal income tax considerations for Cabot Trust and our shareholders with respect to our treatment as a REIT. The information below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is based on the opinion of Mayer, Brown & Platt. Mayer, Brown & Platt has served as counsel to Cabot Trust regarding the material federal income tax consequences relevant to purchasers of the common shares.

   Based on the matters described below, in the opinion of Mayer, Brown & Platt, we have been organized in conformity with the requirements for qualification as a REIT, beginning with our taxable year ended December 31, 1998, and our actual and proposed method of operation (as we represented to Mayer, Brown & Platt) will enable us to continue to satisfy the requirements for this qualification. Their opinion is based on assumptions relating to the organization and operation of Cabot Trust, Cabot L.P. and Cabot Advisors. These assumptions include: (1) that the Formation Transactions were consummated in accordance with the operative documents therefor, (2) that the documents accurately reflect the material facts of the transactions, (3) that Cabot Trust, Cabot L.P. and Cabot Advisors will each be operated in the manner described in their applicable organizational documents and in representations we have given to Mayer, Brown & Platt, and (4) that all terms and provisions of the documents will be complied with by all parties involved. Their opinion is also conditioned upon representations made to them in reference to factual matters relating to our organization. In addition, this opinion is based on the law existing and in effect on this date. Our Board of Trustees currently believes that we have operated and will operate in a manner that permits us to elect (and that we will timely and effectively elect) REIT status for our taxable year ended December 31, 1998 and in each taxable year after that. Our qualification and taxation as a REIT will depend on compliance with the law existing and in effect on this date and as the same may be later amended. Our qualification and taxation as a REIT will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Tax Code discussed below. Counsel will not review compliance with these tests on a continuing basis and no assurance can be given that we will satisfy the tests on a continuing basis.

   In brief, a corporation that invests primarily in real estate can claim a tax deduction for the dividends it pays to its shareholders as long as it meets the REIT provisions of the Tax Code described below. Such a corporation generally is not taxed on its "REIT taxable income" to the extent that its income is currently distributed to shareholders. This substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, as discussed in greater detail below, the entity remains subject to tax in some circumstances even if it qualifies as a REIT. Further, if the entity fails to qualify as a REIT in any year, it will not be able to deduct any portion of the dividends it paid to its shareholders. Thus it would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders. See "--Taxation of Cabot Trust--General" and "--Taxation of Cabot Trust--Failure to Qualify."

   The following summary is based on the Tax Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department ("Treasury") regulations. Subsequent changes to any of these may affect the tax consequences described here, possibly on a retroactive basis. The following summary neither exhausts all possible tax considerations, nor gives a detailed discussion of any state, local, or foreign tax considerations, nor discusses all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to some types of shareholders, such as insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, that may be subject to special treatment under the federal income tax laws.

Taxation of Cabot Trust

   General. In any year in which we qualify as a REIT, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation and to the extent we elect to retain and pay income tax on our net long-term capital gains, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income. However, they receive a credit for their share of any taxes paid on the gain by Cabot Trust.

   Notwithstanding our qualification as a REIT, we may also be subject to taxation in some other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test (discussed below), but maintain our qualification as a REIT (because some other requirements are met), we will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below). If we have net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. In addition, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gains, the retained amounts will be treated as distributed for purposes of the 4% excise tax. We may also be subject to the corporate alternative minimum tax, as well as to tax in situations not presently contemplated. Cabot Advisors will be taxed on its income at regular corporate rates. We will use the calendar year both for federal income tax purposes, as is required by a REIT, and for financial reporting purposes.

   REIT Qualification Requirements. In order to qualify as a REIT, we must meet, among others, the following requirements:

   Share Ownership Tests. Our common shares must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding common shares may be owned, directly or indirectly and including the effects of constructive ownership rules, by five or fewer individuals, which for this purpose includes tax-exempt entities. However, for purposes of this test, any common shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in the trust rather than by the trust. These share ownership requirements need not be met until the second taxable year of Cabot Trust for which a REIT election is made. As we have represented to Mayer, Brown & Platt, we have satisfied and will continue to satisfy these requirements.

   In order to comply with the foregoing share ownership tests, we have placed restrictions on the ownership and transfer of common shares. This should prevent additional concentration of stock ownership. Moreover, to show evidence of compliance with these requirements, Treasury regulations require us to maintain records which disclose the actual ownership of our outstanding common shares and the regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares of beneficial interest. The statements must disclose the actual owners of the shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with the demand must be maintained as part of our records. A shareholder failing or refusing to comply with the written demand must submit with his tax return a similar statement, disclosing the actual ownership of shares of beneficial interest and other information. In addition, our Declaration of Trust provides restrictions regarding the ownership and transfer of our common shares that are intended to assist us in continuing to satisfy the share ownership requirements. See "Description of common shares-- Restrictions on Transfer."

   Asset Tests. At the close of each quarter of our taxable year, we must satisfy two tests, which relate to the nature of our assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed:

    (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets (the "Value Test"); or

    (2) 10% of the outstanding voting securities of any one issuer (the "Voting Stock Test").

As we have represented to Mayer, Brown & Platt, we have and will satisfy the 75% asset test, the Value Test, and the Voting Stock Test at the close of each quarter of our taxable years ended 1998 and afterwards. Where we invest in a partnership (such as Cabot L.P.), we will be deemed to own a proportionate share of the partnership's assets. The partnership interest does not constitute a security for purposes of these tests. See "--Tax Aspects of Our Investments in Partnerships--General." Accordingly, our investment in the properties through our interest in Cabot L.P. is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

   Cabot L.P. owns 100% of the non-voting preferred stock of Cabot Advisors. By virtue of our partnership interest in Cabot L.P., we are deemed to own initially a pro rata share of the non-voting preferred stock. Because Cabot L.P. owns none of the voting common stock of Cabot Advisors, and because the non-voting preferred stock's approval right is limited to some fundamental corporate actions that could adversely affect the preferred stock as a class, we believe the Voting Stock Test should be satisfied.

   Based upon the analysis of the estimated value of the stock of Cabot Advisors owned by Cabot L.P. relative to the estimated value of the total assets owned by Cabot L.P., we believe that our pro rata share of the stock of Cabot Advisors held by Cabot L.P. does not exceed on the date of this prospectus 5% of the value of our total assets. In rendering its opinion as to our qualification as a REIT, Mayer, Brown & Platt is relying on our representations to the effect with respect to the value of the stock and assets.

   The Value Test must be satisfied at the end of any quarter in which we increase our interest in Cabot Advisors or acquire other property. If any Limited Partner exercises its conversion option to exchange partnership units for common shares, we will thereby increase our proportionate (indirect) ownership interest in Cabot Advisors. This will require us to meet the Value Test in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of partnership units by employees of Cabot L.P. or Cabot Advisors that they received pursuant to our Long Term Incentive Plan. We plan to take steps to ensure that the Value Test is satisfied for any quarter in which retesting is to occur. However, we cannot give assurance that the steps will always be successful and will not require a reduction in Cabot L.P.'s overall interest in Cabot Advisors.

   Gross Income Tests. There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership. The gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "--Tax Aspects of Our Investments in Partnerships--General" below. The two tests are separately described below:

   The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

    (1) rents from real property, except as modified below;

    (2) interest on obligations secured by mortgages on, or interests in, real property;

    (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property bought primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

    (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of the shares;

    (5) abatements and refunds of real property taxes;

    (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by the property ("foreclosure property"); and

    (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

   Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if we own or are deemed to own, or an owner or deemed owner of 10% or more of us owns, directly or constructively 10% or more of the customer. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for the 75% and 95% gross income tests, if it is based , in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of receipts or sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience" of the amounts received with respect to the services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect to the property.

   We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to Mayer, Brown & Platt that we have and will satisfy these tests for our taxable years ended 1998 and afterwards. Cabot L.P. provides services at the properties that it owns and may provide the services at any newly acquired properties of it. We believe that for purposes of the 75% and 95% gross income tests, the services provided at the properties (and any other services and amenities provided by Cabot L.P. or its agents) are or will be of the type, which is usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. Mayer, Brown & Platt, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors will perform services that cannot be provided directly by Cabot L.P., Cabot Advisors or other agents. We anticipate that the dividend income on our indirect investment in Cabot Advisors will not cause us to fail the 75% gross income test.

   The 95% Test. In addition to deriving 75% of our gross income from the sources above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations (not collateralized by an interest in real property) are included for purposes of the 95% test, but not for purposes of the 75% gross income test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge our indebtedness incurred or to be incurred (and any gain from the sale or other disposition of these instruments) are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

   To determine whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A sale of dealer property (excluding foreclosure property) is a "prohibited transaction", except that a sale of property will not be a prohibited transaction if we hold the property for at least four years, and some other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of Cabot Trust-- General" and "--Tax Aspects of Our Investments in Partnerships--Sale of Properties."

   We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in properties through Cabot L.P. in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties, or of our interest in Cabot L.P., generally will also constitute qualifying income.

   Even if we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under provisions of the Tax Code. These relief provisions will generally be available if:

    (1) our failure to comply is due to reasonable cause and not to willful neglect;

    (2) we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

    (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

   Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends to our shareholders each year in an amount at least equal to:

    (1) the sum of (x) 95% of our REIT taxable income (computed without regard to the dividends paid deduction and Cabot Trust's net capital gain) and (y) 95% of the net income (after tax), if any, from foreclosure property, minus

    (2) the sum of items of non-cash income.

We must pay the distributions in the taxable year to which they relate, or in the following taxable year, if they are declared before we timely file our tax return for the year and if they are paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

   We intend to make timely distributions sufficient to satisfy the annual distribution requirements, as described in the first sentence of the preceding paragraph. We have represented to Mayer, Brown & Platt that we have and will satisfy these distribution requirements for our taxable years ended 1998 and afterwards. In this regard, the partnership agreement authorizes us in our capacity as general partner to take the steps as may be necessary to cause Cabot L.P. to distribute to its partners an amount sufficient to permit us to meet the distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. This may be due to timing differences between the actual receipt of income and actual payment of expenses on the one hand and the inclusion of the income and deduction of the expense (in computing our REIT taxable income) on the other hand. Additionally, this may be due to Cabot L.P.'s inability to control cash distributions (relating to any properties over which it does not have decision making control), or for other reasons. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, borrow funds (or cause Cabot L.P. or other affiliates to borrow funds) to satisfy the distribution requirement. However, we cannot assure that the borrowing would be available at the time.

   If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend" plus applicable penalties and interest within a specified period.

   Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will they generally be required to be made under the Tax Code. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and subject to limitations in the Tax Code. Also, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Tax Aspects of Our Investments in Partnerships

   General. We hold a partnership interest in Cabot L.P. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income. See "--Taxation of Us--General" and "--Gross Income Tests."

   Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement although, the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Tax Code Section 704(b) and the regulations under Tax Code Section 704(b). Cabot L.P.'s allocation of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, we will be deemed to own our proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the partnership based on our capital interest in Cabot L.P. Accordingly, any increase in our REIT taxable income from our interest in Cabot L.P., whether or not a corresponding cash distribution is also received from Cabot L.P., will increase our distribution requirements (see "--Taxation of Us--Annual Distribution Requirements"). However, this will not be subject to federal income tax in our hands provided that we distribute an amount equal to the income to our shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of Us--Asset Tests"), we will include our proportionate share of assets held by Cabot L.P.

   Entity Classification. Based on our representations that Cabot L.P. will satisfy the conditions to avoid classification as a "publicly traded partnership" under the Tax Code, in the opinion of Mayer, Brown & Platt under existing federal income tax law and regulations, Cabot L.P. will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.

   Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Tax Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of the properties or interests therein) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution (a "Book-Tax Difference"). The allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of Cabot L.P. included contributions of appreciated property (including some of the properties or interests therein). Consequently, the partnership agreement requires some allocations to be made in a manner consistent with Section 704(c) of the Tax Code.

   In general, some of the limited partners of Cabot L.P. as contributors of some of the properties or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by Cabot L.P. on the contributed assets (including the properties). This will tend to eliminate the Book-Tax Difference over the life of Cabot L.P. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to us in excess of corresponding cash proceeds in some circumstances.

   Treasury regulations under Section 704(c) of the Tax Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences. Those determinations could have differing timing and other effects on us.

   Properties acquired by Cabot L.P. in taxable transactions will in general have a tax basis equal to their fair market value. Section 704(c) of the Tax Code will not apply in these cases.

   Sale of Properties. Our share of any gain realized by Cabot L.P. on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See "--Taxation of Us-- General" and "--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We intend to hold (and, to the extent within our control, to have any joint venture to which Cabot L.P. is a partner hold) properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make the occasional sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Shareholders

   Taxation of Taxable Domestic Shareholders. As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taxed to the shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain that we designate as capital gain dividends will be taxed to the shareholders as long-term capital gain (to the extent they do not exceed our actual net capital gain for the fiscal year) without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of capital to you, reducing the tax basis of your common shares by the amount of the excess distribution (but not below zero), with distributions in excess of your tax basis being taxed as capital gains if your common shares are held by you as a capital asset. See "Distribution Policy." In addition, any dividend that we declare in October, November or December of any year, which is payable to a shareholder of record on a specific date in any of the three months, must be treated as both paid by us and received by the shareholder on December 31 of the year as long as we actually pay the dividend during January of the following calendar year. You may not include our net operating losses in your individual income tax returns. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to you.

   We are permitted under the Tax Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, you must include in income your proportionate share of our undistributed capital gain for the taxable year. You also will be deemed to have paid your proportionate share of the income tax we pay with respect to the undistributed capital gain. The tax would be credited against your tax liability and subject to normal refund procedures. In addition, your basis in your shares would be increased by the amount of undistributed capital gain (less the tax we paid) included in your income.

   The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of some investments held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate discussed above or as unrecaptured Tax Code Section 1250 gain taxable at a maximum rate of 25%.

   In general, any loss upon a sale or exchange of common shares by a shareholder who has held the common shares for six months or less (after applying holding period rules) will be treated as a long-term capital loss, to the extent distributions from Cabot Trust were required to be treated by the shareholders as long-term capital gains.

   Backup Withholding. We will report to our domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless the shareholder is a corporation or comes within some other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "--Taxation of the Shareholders--Taxation of Foreign Shareholders" below.

   Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon that ruling and the statutory framework of the Tax Code, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Tax Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit ("REMIC") that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Tax Code.

   If any pension or other retirement trust that qualifies under Section 401(a) of the Tax Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by the REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT which would not have qualified as a REIT but for the provisions of the Tax Code which look through such a qualified pension trust in determining ownership of shares of the REIT and as to which at least one qualified pension trust holds more than 25% by value of the interests of the REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in the REIT.

   We do not believe we are currently a pension-held REIT. However, pension funds hold significant amounts of partnership units, which may, subject to some limitations, be exchanged for common shares. In addition, pension funds may purchase common shares in the market. As a result, we may in the future be deemed to constitute a pension-held REIT as a result of exchanges of partnership units for common shares or market purchases of common shares by pension funds.

   Taxation of Foreign Shareholders. The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are highly complex and may be affected by other considerations. The following is only a summary of those rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our common shares, including any reporting requirements.

   We will qualify as a "domestically-controlled REIT" so long as less than 50% in value of our common shares are held by foreign persons such as non-resident aliens, foreign corporations, partnerships, trusts and estates. We currently anticipate that we will qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our common shares by a foreign person should not be subject to United States taxation, unless the gain is effectively connected with the person's United States trade or business or, in the case of an individual foreign person, the person is present within the United States for more than 182 days during the taxable year. However, notwithstanding our current anticipation that we will qualify as a domestically-controlled REIT, because our common shares will be publicly traded no assurance can be given that we will so qualify.

   Distributions of cash generated by our real estate operations, but not by the sale or exchange of properties, that are paid to foreign persons generally will be subject to United States withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing the lower rate, or the foreign shareholder files an Internal Revenue Service Form 4224 with us claiming that the distribution is "effectively connected" income.

   Distributions of proceeds attributable to the sale or exchange of United States real property interests by us are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may also be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated as a capital gain dividend. This amount is creditable against the foreign shareholder's tax liability.

Other Tax Considerations

   Cabot Advisors. The income of Cabot Advisors will be subject to federal and state income tax at full corporate rates. Cabot Advisors cannot claim a deduction for the dividends it pays to its shareholders, including Cabot L.P. To the extent that Cabot Advisors pays federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for us to distribute to our shareholders. Cabot Advisors will attempt to minimize the amount of the taxes, but there can be no assurance whether or the extent to which the measures it takes to minimize taxes will be successful.

   Possible Legislative or Other Actions Affecting Tax Consequences. You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that the action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of your investment in Cabot Trust.

   State and Local Taxes. We and our shareholders may be subject to state or local taxation. We and Cabot L.P. may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in common shares.

   You should consult the applicable prospectus supplement, as well as your tax advisor, regarding the specific tax consequences to you of the purchase, ownership and sale of any of the securities described in this prospectus, including the federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              PLAN OF DISTRIBUTION

   Cabot Trust and Cabot L.P. may offer and sell the securities described in this prospectus to one or more underwriters for public offering and sale by the underwriters or they may offer and sell the securities to investors directly or through agents. Cabot Trust or Cabot L.P. may also offer and sell the securities to existing securityholders of either of them through distributions, without consideration, of rights to purchase the securities. The rights, if distributed, may, but will not necessarily, be transferable in accordance with the terms as Cabot Trust or Cabot L.P. may determine. See "Description of Securityholder Purchase Rights." Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

   The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at fixed prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The securities may also be offered in exchange for one or more of the classes of outstanding securities of Cabot Trust or Cabot L.P. Cabot Trust and Cabot L.P. may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from Cabot Trust or Cabot L.P. in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by Cabot Trust and Cabot L.P. to underwriters or agents in connection with the offering of securities pursuant to this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Cabot Trust and Cabot L.P., to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

   If so indicated in the applicable prospectus supplement, Cabot Trust and Cabot L.P. will authorize dealers acting as their agents to solicit offers by institutions to purchase securities from Cabot Trust and Cabot L.P. at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to the contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of Cabot Trust and Cabot L.P. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and if the securities are being sold to underwriters, Cabot Trust and Cabot L.P. must have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

   Some of the underwriters and their affiliates engage in transactions with or perform services for Cabot Trust and Cabot L.P. in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of securities offered pursuant to this prospectus will be passed upon for Cabot Trust and Cabot L.P. by Mayer, Brown & Platt, and the validity of the common shares, preferred shares, depositary shares and warrants under Maryland law will also be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP. Mayer, Brown & Platt will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to matters of Maryland law. The description of federal income tax consequences contained in this prospectus under the heading "Federal Income Tax Considerations" is based upon the opinion of Mayer, Brown & Platt.

                                    EXPERTS

   The audited financial statements and schedules (if applicable) of Cabot Industrial Trust, Cabot Industrial Properties, L.P., Cabot Partners Limited Partnership, Existing Investors Property Group, Knickerbocker Properties, Inc. II, Prudential Properties Group, West Coast Industrial, LLC, The 4B's, Seefried Properties Group, Prudential Properties Group II, DFW Trade Center I, L.P., Buildings 1, 2 and 3, 1055 Dornoch Court, San Diego, CA, Hampden I and II Properties Group, South Royal Associates Properties Group, Joseph A. Leroy Family LP Property, Raco/Melaver, L.L.C., TLI/Cahill Partnership--Spiral Drive, Terraden/Ontario, I L.P., Kojo Building Property Group, Everest Investments Limited Partnership Property Group, The Phoenix Group, Arizona Property and Hemmer Properties Group included or incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as of and for the periods indicated in their reports and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The financial statements and related schedule of Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio incorporated by reference in this prospectus have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon also incorporated herein by reference. The financial statements and related schedule have been incorporated by reference herein in reliance upon the report given upon the authority of that firm as experts in accounting and auditing.

   The historical cost basis combined statements of assets and liabilities of Orlando Central Park and 500 Memorial Drive as of December 31, 1997 and 1996 and the related historical cost basis combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated by reference in this prospectus from the registration statement of Cabot Industrial Trust on Form S-11 (No. 333-61543) in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

   The historical cost basis balance sheet of Knickerbocker Properties, Inc. II as of December 31, 1996 and the related historical cost basis statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1996, have been incorporated by reference in this prospectus from the registration statement of Cabot Industrial Trust on Form S-11 (No. 333-61543) in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

 [The following pages 63 through 66 and F-1 through F-15 are alternate pages to be included in the

           prospectus if securities of Cabot L.P. are offered.]

                     INFORMATION CONCERNING CABOT L.P.

   Substantially all of Cabot Trust's assets and interests in industrial properties and other assets are held by, and substantially all of its operations are conducted through, Cabot L.P. Accordingly, the business of Cabot L.P., the properties owned by Cabot L.P. and the management of Cabot L.P. and their compensation are substantially the same as those included in "Item 1. Business," "Item 2. Properties," "Item 7A. Quantitative and Qualitative Disclosures about Market Risk," "Item 10. Directors and Executive Officers of the Registrant," and "Item 11. Executive Compensation" in Cabot Trust's Annual Report on Form 10-K for the year ended December 31, 1998, which Form 10-K has been incorporated by reference into this prospectus.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                         AND RESULTS OF OPERATIONS

Introduction

   The following discussions should be read in conjunction with the financial statements and notes appearing herein. Cabot L.P. is an internally-managed, fully-integrated real estate company, focused on serving a variety of industrial space users in the country's principal commercial markets. Cabot L.P. owns and operates a diversified portfolio of bulk distribution, multitenant distribution and "workspace" (light industrial, research, back office and combination office/warehouse) properties throughout the United States. At December 31, 1998, Cabot L.P. owned 206 industrial properties, 121 of which properties were acquired in connection with the Formation Transactions described in Notes 1 and 3 to the consolidated financial statements herein, and 84 of which properties were acquired during the period from February 4, 1998 through December 31, 1998 (21 of the 84 properties were identified in the prospectus for Cabot Trust's initial public offering dated January 30, 1998). In addition, Cabot L.P. placed one property included within its development program into service in 1998. Cabot L.P. was formed on October 10, 1997, but did not begin operations as a fully integrated real estate company until the completion of the Formation Transactions and Offerings on February 4, 1998, the closing date of Cabot Trust's initial public offering. Cabot L.P. had no operations prior to February 4, 1998.

Results of Operations

   Since Cabot L.P. was formed in October 1997 and did not begin operations until February 4, 1998, the results for the year ended December 31, 1998 represent activity for 331 days (approximately 11 months) only, and no comparison of results to prior periods are available.

 Year Ended December 31, 1998

   Net income attributable to partnership unitholders for the year ended December 31, 1998 totaled $51.0 million, or $1.17 per basic and diluted unit.

   Rental revenues for the year ended December 31, 1998 were $102.4 million, including tenant reimbursements of $13.4 million. Total rental revenue of $74.4 million was generated by the 121 properties still owned as of December 31, 1998, which were also owned as of February 4, 1998, as a result of the Formation Transactions (the "Baseline Properties"), $27.1 million of rental revenue was generated by the 84 properties acquired subsequent to February 4, 1998, and the development property placed into service in 1998 and the remaining $864,000 of rental revenue relates to a property that was sold by Cabot L.P. during 1998. The ratio of tenant reimbursements to operating and real estate tax expenses was approximately 73%. Depreciation and amortization related to real estate investments totaled $20.9 million for the year ended December 31, 1998.

   Interest and other income included $231,000 of earnings from Cabot Advisors. The remainder of such income consists primarily of interest income earned on Cabot L.P.'s invested cash balances. Interest expense represents $1.8 million of interest incurred on $48.2 million of mortgage indebtedness outstanding and also includes interest expense of $5.2 million related to borrowings under the Acquisition Facility, net of amounts capitalized to development projects.

Capital Resources and Liquidity

   As a result of the completion of the Offerings in February 1998, Cabot Trust issued 8,625,000 Common Shares to the public and 1,000,000 Common Shares in a private placement of shares. All of the Common Shares were sold at a price of $20.00 per share. The proceeds from the Offerings, net of offering costs, were $176.3 million and were contributed to Cabot L.P.

   Cabot L.P. intends to rely on cash provided by operations, unsecured and secured borrowings from institutional sources, and public debt as its primary sources of funding for acquisition, development, expansion and renovation of properties. Cabot L.P. may also consider preferred and common equity financing when such financing is available on attractive terms.

   In March 1998, Cabot L.P. executed the Acquisition Facility, which is a $325 million unsecured revolving line of credit, with Morgan Guaranty Trust Company of New York as lead agent to a syndicate of banks. The Acquisition Facility is used to fund property acquisitions, development activities, building expansions, tenant leasing costs and other general corporate purposes. The Acquisition Facility contains certain restrictions and requirements such as total debt-to-assets, debt service coverage, minimum unencumbered assets to unsecured debt ratios and other limitations. Cabot L.P. believes cash flow from operations not distributed to unitholders will be sufficient to cover tenant allowances and costs associated with renewal or replacement of current tenants as their leases expire and recurring non-incremental revenue generating capital expenditures.

   In the normal course of operations, as of March 8, 1999, Cabot L.P. has purchased approximately $5.4 million of real estate assets in 1999 and has commitments to purchase $71.2 million of additional real estate assets. The completed real estate assets acquisitions were primarily funded through Acquisition Facility borrowings.

   As of December 31, 1998, Cabot L.P. had $48.2 million of fixed rate debt secured by properties, $200.0 million of unsecured variable rate borrowings under its Acquisition Facility and a 22% debt-to-total market capitalization ratio. The debt-to-total market capitalization ratio is calculated based on Cabot L.P.'s total consolidated debt as a percentage of the market value of outstanding Units of Cabot L.P. (which is based on the market price of the Common Shares of Cabot Trust into which the Units are convertible), plus total debt. In addition, in February 1999, Cabot L.P. borrowed $87.6 million, secured by properties, the proceeds of which borrowing were used to repay a portion of the outstanding balance under the Acquisition Facility.

   Cabot L.P. entered into an interest rate collar arrangement relating to its LIBOR-based Acquisition Facility for a notional amount of $140 million for the period January 1, 1999, through February 15, 1999. The arrangement is intended to result in limiting the variable LIBOR component of Cabot L.P.'s interest cost on an equivalent amount of borrowings to the range of 5.05% to 6.25% per annum. Cabot L.P. has also entered into an interest rate hedge transaction involving the future sale of $100 million of Treasury Securities based on a rate of approximately 5.54% for such securities in anticipation of a future debt issuance of at least $100 million with a maturity of 10 years. Based on the rate for 10-year Treasury Securities as of close of business on March 8, 1999, the hedge transaction would be settled by Cabot L.P. paying $2.1 million, which would have the effect of increasing Cabot L.P.'s borrowing rate on $100 million of anticipated borrowings by approximately 0.2%. If an offering of the size and maturity contemplated is not completed by the time of, or shortly after, the March 31, 1999 settlement date of the hedge transaction, or if for any other reason the transaction is determined no longer to qualify for hedge accounting treatment, Cabot L.P. would be required to record an expense equal to the fair value of the instrument (or the remaining unmatched portion thereof) as of the earlier of the termination date of the instrument or the date of such determination. As of March 8, 1999, the fair value of the instrument and, accordingly, the expense that Cabot L.P. would have been required to record was $2.1 million. Such amount changes, in amounts that may be material, as the market price and the related yield (5.261% at March 8, 1999) on 10-year Treasury Securities varies.

   Cash and cash equivalents totaled $2.3 million at December 31, 1998. This was the result of $78.7 million of cash generated from operating activities and $322.4 million provided by financing activities, reduced by $398.8 million used for investing activities.

Year 2000

   Cabot L.P. has assessed its Year 2000 readiness with respect to its internal accounting and information systems. Cabot L.P. also has contacted its significant vendors, including banks and software providers, to determine whether those vendors are satisfactorily addressing the Year 2000 problem with respect to the products and services they provide to Cabot L.P. No significant issues or costs of remediation have been identified with respect to such systems or vendors. Cabot L.P. has also completed its review of its other internal systems (consisting primarily of property-related systems, such as elevators and heating, ventilation, and air conditioning systems) and has developed a Year 2000 remedial plan to address issues identified in such review, none of which are considered by Cabot L.P. to be material. Remediation costs to date have not been material, and Cabot L.P. does not expect any significant issues or remediation costs as a result of completion of its remedial plan due to the relatively uncomplicated nature of its real estate assets (industrial properties) and the general nature of its leases, which in many instances provide for the reimbursement of costs from its tenants. Cabot L.P. believes that there will be no direct material effects on its operating performance or results of operations from the Year 2000 problem as it relates to Cabot L.P.'s internal systems and significant vendors. Cabot L.P. further believes that adequate alternative service providers will be available to it if any of its vendors experience unexpected difficulties as a result of Year 2000 systems failures and, accordingly, has not established any specific contingency plans in this regard. It is not possible to quantify any potential indirect effects that may result from the lack of Year 2000 readiness on the part of third parties, including tenants, with whom Cabot L.P. conducts its business.

Inflation

   Substantially all of the leases of the Cabot L.P. properties require the tenant to pay, as additional rent, either all real estate taxes and operating expenses or all increases in real estate taxes and operating expenses over a base amount. In addition, many of such leases provide for fixed or indexed increases (based on the consumer price index or other measures) in base rent. Management believes that inflationary increases in operating expenses will be off-set, in part, by these expense reimbursements and contractual rent increases.

                       INDEX TO FINANCIAL STATEMENTS

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                                                                          Page
                                                                          ----
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheet as of December 31, 1998 and 1997..............  F-3
Consolidated Statement of Operations for the year ended December 31,
 1998....................................................................  F-4
Consolidated Statement of Partners' Equity for the year ended December
 31, 1998................................................................  F-5
Consolidated Statement of Cash Flows for the year ended December 31,
 1998....................................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Schedule III--Real Estate and Accumulated Depreciation................... F-18

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of

 Cabot Industrial Properties, L.P.:

   We have audited the accompanying consolidated balance sheet of Cabot Industrial Properties, L.P. and subsidiaries (Cabot L.P.), a Delaware Limited Partnership, as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' equity, and cash flows for the year ended December 31, 1998 (Note 1). These financial statements are the responsibility of Cabot L.P.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cabot L.P. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to the financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts

February 9, 1999

(except with respect to the matters

discussed in Note 13, as to which

the date is March 8, 1999).

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                        CONSOLIDATED BALANCE SHEET

                              (in thousands)

                                                            As of December 31,
                                                            ----------------------
                                                               1998       1997
                                                            -----------  ---------
                                    ASSETS:
INVESTMENT IN REAL ESTATE:
Land....................................................... $   199,145  $   --
Buildings..................................................     873,530      --
Less: Accumulated Depreciation.............................     (17,290)     --
                                                            -----------  -------
  Net Rental Properties.................................... $ 1,055,385      --
Properties under Development...............................      23,108      --
                                                            -----------  -------
                                                            $ 1,078,493  $   --
                                                            -----------  -------
OTHER ASSETS:
Cash and Cash Equivalents.................................. $     2,301  $     1
Rents and Other Receivables,
 net of reserve for uncollectible accounts of $312.........       2,872      --
Deferred Rent Receivable...................................       2,638      --
Deferred Lease Acquisition Costs, Net......................      17,362      --
Deferred Financing Costs, Net..............................       1,255      --
Investment in and Advances to Related Party................         582      --
Other Assets...............................................       5,067    3,480
                                                            -----------  -------
TOTAL ASSETS............................................... $ 1,110,570  $ 3,481
                                                            ===========  =======
                       LIABILITIES AND PARTNERS' EQUITY:
LIABILITIES:
Mortgage Debt.............................................. $    48,206  $   --
Line of Credit Borrowings..................................     200,000      --
Accounts Payable...........................................         511    2,255
Accrued Real Estate Taxes..................................       7,309      --
Distributions Payable......................................      14,134      --
Due to Related Party.......................................         --     1,225
Tenant Security Deposits and Prepaid Rents.................       4,956      --
Other Liabilities..........................................      18,156      --
                                                            -----------  -------
                                                            $   293,272  $ 3,480
                                                            -----------  -------
COMMITMENTS AND CONTINGENCIES (Note 11)
PARTNERS' EQUITY:
General Partner's Equity................................... $   348,987  $     1
Limited Partners' Equity...................................     468,311      --
TOTAL PARTNERS' EQUITY..................................... $   817,298  $     1
                                                            -----------  -------
TOTAL LIABILITIES AND PARTNERS' EQUITY..................... $ 1,110,570  $ 3,481
                                                            ===========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                   CONSOLIDATED STATEMENT OF OPERATIONS

               (in thousands, except unit and per unit data)

                                                              For the Year Ended
                                                              December 31, 1998
                                                                 (see Note 1)
                                                              ------------------
REVENUES:
Rental Income................................................    $    89,044
Tenant Reimbursements........................................         13,381
                                                                 -----------
                                                                 $   102,425
                                                                 -----------
EXPENSES:
Property Operating...........................................    $     6,579
Property Taxes...............................................         11,843
Depreciation and Amortization................................         20,913
General and Administrative...................................          6,815
Interest.....................................................          7,009
                                                                 -----------
    Total Expenses...........................................    $    53,159
                                                                 -----------
Gain on Sale of Real Estate..................................    $       572
Interest and Other Income....................................          1,120
                                                                 -----------
Net Income...................................................    $    50,958
                                                                 ===========
Earnings per Unit:
  Basic......................................................    $      1.17
                                                                 ===========
  Diluted....................................................    $      1.17
                                                                 ===========
Weighted Average Units:
  Basic......................................................     43,493,198
                                                                 ===========
  Diluted....................................................     43,586,876
                                                                 ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

               (in thousands, except unit and per unit data)

                                                                       Total
                                    Partnership  General   Limited   Partners'
                                       Units     Partner   Partners   Equity
                                    -----------  --------  --------  ---------
Balance, December 31, 1997.........         50   $      1  $    --   $      1
Issuance of Units.................. 43,576,149    349,302   469,965   819,267
Repurchase of Units................    (85,727)      (205)   (1,513)   (1,718)
Net income.........................        --      21,766    29,192    50,958
Distributions ($1.177 per unit)....        --     (21,877)  (29,333)  (51,210)
                                    ----------   --------  --------  --------
Balance, December 31, 1998......... 43,490,472   $348,987  $468,311  $817,298
                                    ==========   ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                   CONSOLIDATED STATEMENT OF CASH FLOWS

                              (in thousands)

                                                             For the Year Ended
                                                             December 31, 1998
                                                                (see Note 1)
                                                             ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.................................................      $  50,958
Adjustments to reconcile net income to cash provided by op-
 erating activities:
  Depreciation and Amortization............................         20,913
  Straight Line Rent.......................................         (2,638)
  Amortization of Deferred Financing Costs.................            466
  Company's Share of Net Income of Cabot Advisors..........           (231)
  Gain on Sale of Real Estate..............................           (572)
  Increase in Rents and Other Receivables..................         (2,872)
  Increase in Accounts Payable.............................            406
  Increase in Other Assets.................................         (2,877)
  Increase in Accrued Real Estate Taxes....................          7,309
  Increase in Tenant Security Deposits and Prepaid Rents...          4,956
  Increase in Other Liabilities............................          2,908
                                                                 ---------
    Net Cash Provided by Operating Activities..............      $  78,726
                                                                 ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Investments in Real Estate....................      $(376,816)
Construction-in-Progress...................................        (19,532)
Purchases of Lease Acquisition Costs.......................         (3,059)
Increases in Lease Acquisition Costs.......................         (3,798)
Improvements to Real Estate................................           (458)
Acquisition Deposits.......................................         (1,579)
Proceeds from Sale of Real Estate..........................          6,874
Advances to Cabot Advisors.................................           (351)
Purchases of Furniture, Fixtures and Equipment.............            (76)
                                                                 ---------
    Net Cash Used in Investing Activities..................      $(398,795)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Deferred Financing Costs.......................      $  (1,721)
Increase in Other Assets...................................           (490)
Debt Principal Repayments..................................        (14,232)
Line of Credit Borrowings, net.............................        200,000
Partner Contributions......................................        177,606
Repurchase of Partnership Units............................         (1,718)
Distributions paid to Unitholders..........................        (37,076)
                                                                 ---------
    Net Cash Provided by Financing Activities..............      $ 322,369
                                                                 ---------
    Net Increase in Cash and Cash Equivalents..............      $   2,300
                                                                 ---------
CASH AND CASH EQUIVALENTS-BEGINNING OF YEAR................              1
                                                                 ---------
CASH AND CASH EQUIVALENTS-END OF YEAR......................      $   2,301
                                                                 =========
Cash paid for interest, net of amounts capitalized.........      $   5,771
                                                                 =========

DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

   In conjunction with the Offering and Formation Transactions, Cabot L.P. assumed $18,413 of indebtedness and issued 33,850,000 Partnership Units in exchange for real estate assets and the advisory business of Cabot Partners valued at $659,021 and $77, respectively.

   In conjunction with the acquisitions of certain real estate, Cabot L.P. assumed $44,025 of indebtedness and issued Units valued at $2,268.

   At December 31, 1998, accrued capital expenditures (including amounts included in accounts payable) totaled $7,243, accrued development costs totaled $3,576 and accrued offering costs totaled $1,290.

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             December 31, 1998

1. General

 Organization

   Cabot Industrial Properties, L.P. ("Cabot L.P.") a Delaware limited partnership, was formed on October 10, 1997. The general partner of Cabot L.P. is Cabot Industrial Trust ("Cabot Trust"), a Maryland real estate investment trust which was also formed on October 10, 1997. As the general partner of Cabot L.P., Cabot Trust has the exclusive power under the agreement of limited partnership to manage and conduct the business of Cabot L.P. Cabot Trust is a fully-integrated, internally-managed real estate company formed to continue and expand the national real estate business of Cabot Partners Limited Partnership ("Cabot Partners"). Cabot Trust expects to qualify as a real estate investment trust (a REIT) for federal income tax purposes. Since Cabot L.P. was formed on October 10, 1997, and did not begin operations until February 4, 1998 (see The Formation Transactions below), the results for the year ended December 31, 1998, represent activity for 331 days, or approximately 11 months.

 The Formation Transactions

   On February 4, 1998, under a Contribution Agreement executed by Cabot Trust, Cabot L.P., Cabot Partners, and various other contributors, 122 industrial real estate properties, certain real estate advisory contracts and other assets were
(i) contributed to Cabot L.P. in exchange for Units in Cabot L.P. that may, subject to certain restrictions, be exchanged for common shares of Cabot Trust or (ii) contributed to Cabot Trust in exchange for common shares. The properties contributed to Cabot Trust were concurrently contributed by it to Cabot L.P. in exchange for the number of general partnership Units in Cabot L.P. equal to the number of common shares exchanged for the property.

   Cabot L.P. contributed the real estate advisory contracts to Cabot Advisors, Inc. ("Cabot Advisors") and received 100% of the non-voting preferred stock of Cabot Advisors, which entitles it to 95% of Cabot Advisors' net operating cash flow. All of the common stock of Cabot Advisors is owned by an officer of Cabot Trust.

   At December 31, 1998, Cabot Trust owned 42.7% of Cabot L.P. The remaining 57.3% was owned by investors that elected to receive Partnership Units.

 The Offerings

   On February 4, 1998, Cabot Trust completed the offering of 8,625,000 common shares at an offering price of $20.00 per share. In addition, Cabot Trust issued 1,000,000 common shares in a private offering at $20.00 per share (collectively, the "Offerings"). Cabot Trust contributed the net proceeds of the Offerings to Cabot L.P. in exchange for the number of general partnership interests in Cabot L.P. equal to the number of common shares sold in the Offerings.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of Cabot L.P. and its subsidiaries over which it exercises control. All significant intercompany accounts and transactions have been eliminated in consolidation.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Investment in Real Estate

   Investments in real estate are carried at cost, less accumulated depreciation. It is Cabot L.P.'s policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. No impairment adjustments have been made as a result of this review process during 1998.

   Investments in real estate are primarily depreciated over 40 years using the straight-line method. Expenditures for ordinary maintenance and repairs are charged to operations as incurred. Significant building renovations and improvements that extend the useful life of or improve the assets are capitalized.

 Cash Equivalents

   Cabot L.P. considers all short-term investments with a maturity of three months or less to be cash equivalents.

 Capitalization of Costs

   Cabot L.P. has capitalized as deferred costs certain expenditures related to the financing and leasing of its properties. Capitalized loan fees are amortized over the term of the related loans and lease acquisition costs are amortized over the term of the related leases, or the estimated useful life of the improvement, if shorter. Deferred Lease Acquisition Costs and Deferred Financing Costs included in the accompanying consolidated balance sheet are presented net of accumulated amortization totaling $3,487,000 and $466,000, respectively, as of December 31, 1998.

 Investment in Cabot Advisors

   Cabot L.P.'s investment in Cabot Advisors is accounted for using the equity method. Under the equity method of accounting, Cabot L.P.'s pro rata share of Cabot Advisors' income (loss) is recorded as an increase (decrease) in the carrying value of its investment, and any distributions received are recorded as decreases in the carrying value.

 Rental Income

   All leases are classified as operating leases. Certain leases provide for tenant occupancy during periods for which no rent is due and minimum rent payments that increase during the term of the lease. Cabot L.P. records rental income for the full term of each lease on a straight-line basis. The resulting Deferred Rent Receivable represents the amount due from tenants, net of reserves, which Cabot L.P. expects to collect over the remaining life of the leases rather than currently. Deferred rental revenue is not recognized for income tax purposes until received.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new statement is effective for fiscal years beginning after June 15, 1999; earlier adoption is allowed. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Cabot L.P. is currently evaluating the impact of this Statement and does not anticipate a material effect on its results of operations or financial position resulting from the adoption of SFAS No. 133 due to its relatively limited use of derivative instruments.

3. Acquisitions of Real Estate Investments

   In accordance with generally accepted accounting principles, Cabot L.P. has accounted for the Formation Transactions using the purchase method of accounting. As such, the assets acquired and liabilities assumed in connection with the Formation Transactions are recorded at the fair value of the consideration surrendered and liabilities assumed, except for the net assets contributed by Cabot Partners, the sponsor and organizer, which were recorded at their historical cost basis. The acquisition cost was then allocated to all identifiable assets based upon their individual estimated fair market values.

   The following is a summary of the acquisition costs recorded in connection with the Formation Transactions:

                                                                     (in 000's)
                                                                     ----------
   Fair value of Cabot L.P.'s Units, based on the February 4, 1998 value of $20 per Unit, issued to the contributing investors
    (except Cabot Partners) and to Cabot Trust......................  $640,608
   Value of Partnership Units issued to Cabot Partners, recorded at
    carryover historical cost basis.................................        77
   Mortgage debt assumed............................................    18,413
   Other acquisition costs and liabilities assumed..................     8,713
                                                                      --------
   Total acquisition cost basis.....................................  $667,811
                                                                      ========
   Acquisition cost basis allocated to:
     Land...........................................................  $129,877
     Buildings......................................................   525,471
     Lease Acquisition Costs........................................    12,412
                                                                      --------
   Acquisition cost basis allocated to Real Estate as a result of the Formation Transactions......................................  $667,760
   Acquisition cost basis allocated to Other Net Assets.............        51
                                                                      --------
   Total cost basis allocated.......................................  $667,811
                                                                      ========

   Subsequent to the Formation Transactions, Cabot L.P. acquired 84 properties with an aggregate of approximately 9.6 million net rentable square feet. The aggregate purchase price for the 84 properties was $426.2 million, including $44.0 million of debt assumed and issuance of $2.3 million in Units of Cabot L.P.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

4. Debt

 The Acquisition Facility

   On March 16, 1998, Cabot L.P. entered into a $325 million unsecured revolving line of credit (the "Acquisition Facility"). The Acquisition Facility matures on March 16, 2001, and the interest rate ranges from LIBOR plus 75 basis points to LIBOR plus 125 basis points depending on Cabot L.P.'s loan-to-value ratio. At December 31, 1998, outstanding borrowings under the Acquisition Facility were $200 million and the interest rate was LIBOR plus 100 basis points, or 6.60%. The weighted average coupon interest rate on the Acquisition Facility was 6.58% for the year ended December 31, 1998, including the effect of the interest rate collar arrangements described below. The Acquisition Facility is intended to be used to acquire and develop properties and for working capital purposes.

   Cabot L.P. has entered into an interest rate collar arrangement relating to its LIBOR-based Acquisition Facility for a notional amount of $140 million for the period from January 1, 1999, through February 15, 1999. The arrangement is intended to result in limiting the LIBOR component of Cabot L.P.'s interest rate on an equivalent amount of borrowings to the range of 5.05% to 6.25% per annum. Similar arrangements in effect during 1998 resulted in interest expense of $47,000. Cabot L.P. has also entered into an interest rate hedge transaction, which expires on March 31, 1999, involving the future sale of $100 million of Treasury Securities based on a rate of approximately 5.54% for such securities in anticipation of a future debt issuance with a maturity of 10 years. (See Note 9.)

 Mortgage Loans

   Cabot L.P. assumed certain loans in connection with the Formation Transactions and has assumed certain loans in conjunction with subsequent real estate acquisitions (the "Mortgage Loans"). The Mortgage Loans bear interest at annual coupon rates ranging from 7.95% to 9.67% and are secured by certain of Cabot L.P.'s properties, with a net book value of $92.6 million as of December 31, 1998. Certain of the debt assumed in conjunction with the acquisition of properties bears a coupon interest rate which differed from the fair market value interest rate at the date of acquisition. In accordance with generally accepted accounting principles, such debt was recorded at fair market value and interest expense recorded in the accompanying consolidated statement of operations is adjusted based on the fair market interest rate at the date of purchase.

   Aggregate principal payments on Mortgage Loans at December 31, 1998, for the five years ending December 31 and thereafter are as follows:

                                                                      (in 000's)
                                                                      ----------
   1999..............................................................  $ 4,100
   2000..............................................................    4,165
   2001..............................................................    1,970
   2002..............................................................    6,648
   2003..............................................................    8,774
   Thereafter........................................................   22,549

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

5. Future Minimum Rents

   Future minimum rental receipts due on noncancelable operating leases for Cabot L.P.'s 206 industrial properties as of December 31, 1998, were as follows:

                                                                      (in 000's)
                                                                      ----------
   1999..............................................................  $102,913
   2000..............................................................    87,579
   2001..............................................................    74,617
   2002..............................................................    56,279
   2003..............................................................    39,762
   Thereafter........................................................    94,594

   Cabot L.P. is subject to the usual business risks associated with the collection of the above-scheduled rents. The above amounts do not include additional rental receipts that will become due as a result of the expense reimbursement and escalation provisions in the leases. In addition, Cabot L.P.'s minimum future rental receipts related to non-industrial properties total $2.3 million.

6. Income Taxes

   No provision for federal and state income taxes has been recorded relating to Cabot L.P. as the partners report their respective share of the net taxable income on their individual tax returns.

7. Employee Benefit Plans

   Cabot Trust has adopted the Cabot Industrial Trust Long Term Incentive Plan (the "Plan") for the purpose of attracting and retaining highly qualified executive officers, Trustees and employees. The Plan is administered by the Executive Compensation Committee of the Board of Trustees, except that the Board of Directors of Cabot Advisors or a committee thereof selects those employees of Cabot Advisors who are eligible for awards under the Plan (in either case, the Administrator). Officers and other employees of Cabot Trust, Cabot L.P. and designated subsidiaries and members of the Board of Trustees who are not employees of Cabot Trust are eligible to participate.

   Options are awarded to Trustees or employees of Cabot Trust in the form of Common Shares and to employees of Cabot L.P. or Cabot Advisors in the form of Units. The Plan, at December 31, 1998, authorizes the issuance of up to 4,347,500 Common Shares and Units. The number of Common Shares and Units available may increase each January 1 to an amount equal to 10% of the aggregate number of outstanding Common Shares and Units on such date, and therefore, currently the Plan authorizes the issuance of up to 4,349,047 Common Shares and Units. The Plan provides for the grant of (i) Common Share options intended to qualify as incentive options under Section 422 of the Code, (ii) Common Share options and Unit options not intended to qualify as incentive options under Section 422 of the Code and
(iii) dividend equivalent rights and distribution equivalent rights (collectively, "DEUs") which entitle a Participant to be credited with additional Common Share or Unit rights.

   In connection with the grant of options under the Plan, other than options to Non-employee Trustees, the Administrator determines the terms of the option, including the option exercise price, any vesting requirements and whether a DEU shall be awarded. The Administrator has authority to award options at less than fair market value but at this time has no intention of doing so. The options granted under the Plan during 1998 have ten-year terms and become exercisable in four equal annual installments commencing on the first anniversary of the

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

date of grant, subject to acceleration of vesting upon a change in control of Cabot Trust (as defined in the Plan). DEUs entitle an option holder to an award of additional shares or units with a positive intrinsic value calculated using a formula that is based on the difference, if any, between the annual distribution rate on the Units and Common Shares versus the average dividend rate on stocks included in the S&P 500 index. DEUs vest on the same vesting schedule as the underlying option and entitle the holder to a share or unit at the earlier of the year of exercise, or the year of expiration, of the underlying option. The options granted in 1998 were generally awarded with DEUs, which resulted in compensation expense of approximately $400,000.

   To the extent an option has not become exercisable at the time of the holder's termination of employment, it will be forfeited unless the Administrator has previously exercised its reasonable discretion to make such option exercisable, and all vested options which are not exercised by the expiration date described in the Plan will be forfeited. Any Common Shares or Units subject to an option which is forfeited (or which expires without exercise) will again be available for grant under the Plan.

   A summary of Cabot Trust's option activity is as follows:

                                                                1998
                                                     ---------------------------
                                                                     Weighted
                                                      Number of      Average
                                                     Shares/Units Exercise Price
                                                     ------------ --------------
Options outstanding, beginning of year..............        --           --
  Granted...........................................  3,195,015       $20.04
  Exercised.........................................        --           --
  Forfeited.........................................    (68,400)      $20.00
                                                      ---------       ------
Options outstanding, end of year....................  3,126,615       $20.04
                                                      =========       ======
Distribution Equivalent Units, end of year..........     89,384       $  --
                                                      =========       ======
Options exercisable.................................        --           --
                                                      =========       ======
Options available for grant.........................  1,131,501          --
                                                      =========       ======

   A summary of the status of Cabot Trust's options at December 31, 1998, is as follows:

                                               Options Outstanding
                                   --------------------------------------------
                                                Weighted Average    Weighted
                                    Number of      Remaining        Average
Range of Exercise Prices           Shares/Units Contractual Life Exercise Price
------------------------           ------------ ---------------- --------------
$17.00--$19.99....................    973,015      9.95 years        $19.76
$20.00............................  2,028,100      9.10 years        $20.00
$20.01--$24.16....................    125,500      9.37 years        $22.90

   Substantially all options granted pursuant to the plan during 1998 related to Cabot L.P.

 Pro Forma Stock-based Compensation Expense

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, Cabot L.P. has elected to apply APB Opinion No. 25 to account for its stock-based compensation plans. Accordingly, except for the distribution equivalent units as

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

described above, no compensation cost has been recognized for Cabot Trust's Long Term Incentive Plan as the option prices at the date of grant were equal to market prices. Had compensation cost for awards in 1998 under Cabot Trust's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on Cabot L.P.'s net income and earnings per share would have been as follows:

   Net income:
     As reported................................................... $50,958,000
     Pro forma.....................................................  49,761,000
   Basic earnings per unit:
     As reported................................................... $      1.17
     Pro forma.....................................................        1.14
   Diluted earnings per unit:
     As reported................................................... $      1.17
     Pro forma.....................................................        1.14

   Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

   The weighted average fair value per unit of options granted was $2.58 in 1998. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                        1998
                                                                     ----------
   Expected volatility..............................................   20.66%
   Risk-free interest rate.......................................... 4.52--5.60%
   Expected life of options.........................................  7 years
   Expected dividend yield..........................................    6.2%

   The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because Cabot L.P.'s employee Unit options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of fair value of its employee Unit options.

 401(k) Savings Plan

   The Cabot Savings Plan 401(k) covers eligible full-time employees of Cabot Trust, Cabot L.P., and their affiliates. Contributions to the plan are made by both the employee and employer. Employer contributions are based on the level of employee contributions. For this plan, Cabot L.P. contributed and charged to expense $44,000 in 1998.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

8. Earnings per Unit

   In accordance with SFAS No. 128, "Earnings per Share", basic earnings per Unit have been computed by dividing net income by the weighted average number of Units outstanding during the period subsequent to Cabot L.P.'s commencement of operations (see Note 1).

   Diluted earnings per Unit have been computed considering the dilutive effect of the exercise of Unit options granted by Cabot L.P. Basic and diluted earnings per Unit were calculated as follows:

                                                                 Period ended
                                                               December 31, 1998
                                                                 (see Note 1)
                                                               -----------------
   Basic:
   Net Income.................................................    $50,958,000
                                                                  -----------
   Weighted Average Units.....................................     43,493,198
                                                                  -----------
   Basic Earnings per Unit....................................    $      1.17
                                                                  ===========
   Diluted:
   Net Income.................................................    $50,958,000
                                                                  -----------
   Weighted Average Units.....................................     43,493,198
   Effect of Unit Options.....................................         93,678
                                                                  -----------
                                                                   43,586,876
                                                                  -----------
   Diluted Earnings per Unit..................................    $      1.17
                                                                  ===========

9. Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires Cabot L.P. to disclose fair value information for all financial instruments, for which it is practicable to estimate fair value, whether or not recognized in the balance sheet. Cabot L.P.'s financial instruments, other than debt and interest rate protection agreements are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, rents and other receivables and accounts payable. The carrying amount of these assets and liabilities in the consolidated balance sheet approximate fair value.

   The carrying amount and fair value of Cabot L.P.'s long-term obligations and off-balance-sheet financial instruments as of December 31, 1998, are as follows:

                                                      Carrying Amount Fair Value
                                                      --------------- ----------
                                                              (in 000's)
Long-term obligations:
  Mortgage loans payable.............................    $(48,206)     $(51,450)
Off-balance-sheet financial instruments:
  Interest rate protection agreements (liability)....         --       $ (6,734)

   Cabot L.P.'s mortgage loans are at fixed rates, which in certain cases differ from borrowing rates currently available to Cabot L.P. with similar terms and average maturities. The fair market values of Mortgage Loans were estimated using a valuation technique which discounts expected future cash flows to net present value. Cabot L.P.'s Acquisition Facility is at a variable rate, which results in a carrying value that approximates its

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

fair value. The fair value of Cabot L.P.'s interest rate protection agreements is the estimated amount that Cabot L.P. would pay if it had terminated the contract as of December 31, 1998, taking into account the change in interest rates and the creditworthiness of the counterparties.

10. Cabot Advisors

   Cabot Advisors is responsible for various activities including management of Cabot L.P.'s properties and properties on behalf of third parties, as well as providing other real estate related services for third parties. Total management fees earned by Cabot Advisors related to Cabot L.P.'s properties are included in Property Operating Expenses in the accompanying consolidated statement of operations and amounted to $1,037,000.

   Summarized unaudited financial information for Cabot Advisors as of December 31, 1998, and for the year then ended, is as follows:

                                                               As of and for the
                                                                  Year Ended
                                                               December 31, 1998
                                                               -----------------
                                                                  (unaudited)
   Total assets...............................................    $1,103,553
   Total revenue..............................................    $3,280,664
   Net income.................................................    $  243,626
   Cabot L.P.'s share of net income...........................    $  231,445

   Cabot Advisors commenced operations on February 4, 1998, therefore, the results for the year ended December 31, 1998 represent activity for 331 days, or approximately 11 months. Cabot L.P.'s share of Cabot Advisors' net income is included in Interest and Other Income in the accompanying consolidated statement of operations.

11. Commitments and Contingencies

 Concentration of Credit Risk

   Cabot L.P. maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management of Cabot L.P. believes the risk is not significant.

 Environmental

   Cabot L.P., as an owner of real estate, is subject to various environmental laws of federal and local governments. All of Cabot L.P.'s properties were subject to Phase I Environmental Assessments, which consist of, among other things, a visual inspection of the property and its neighborhood and a review of pertinent public records. Compliance by Cabot L.P. with existing laws has not had a material adverse effect on Cabot L.P.'s consolidated financial condition or results of operations and management does not believe it will have such a material adverse effect in the future.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

 Litigation

   Management of Cabot L.P. does not believe there is any litigation threatened against it other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by liability insurance, none of which is expected to have a material adverse effect on the consolidated operating results or financial position of Cabot L.P.

 Minimum Future Lease Obligations

   Minimum future lease obligations under noncancelable operating leases for each of the next five years ending December 31 and thereafter are as follows:

   1999.............................................................. $  588,000
   2000..............................................................    596,000
   2001..............................................................    590,000
   Thereafter........................................................        --
                                                                      ----------
                                                                      $1,774,000

   Cabot L.P. incurred rental expense of $192,000 for the year ended December 31, 1998. In addition, Cabot Advisors incurred rental expense of $181,000 for the year ended December 31, 1998. Cabot L.P.'s only significant leases are for its office space. The leases provide for the payment of base rent and reimbursement of operating expenses and real estate taxes over stated base amounts.

 Employment Agreements

   Senior executives have entered into employment agreements with Cabot Trust and Cabot L.P. Agreements with three of the senior executives are for an initial term of three years, and each year the term automatically extends an additional year unless terminated in advance. Agreements with four other senior executives are for an initial term of two years, and each year the term automatically extends an additional year unless terminated in advance. Each agreement provides for annual base compensation in amounts ranging from $175,000 to $265,000 ($1,385,000 in the aggregate in 1998) and an annual cash bonus to be determined by the Board of Trustees or the Executive Compensation Committee. The base annual compensation may be increased in subsequent years by action of the Board of Trustees or the Executive Compensation Committee. Each of the employment agreements provides for severance payments in the event of a change in control of Cabot Trust equal to three times the sum of the current base salary and the annual bonus paid for the preceding year and also provides for tax reimbursements in certain circumstances.

 Severance Agreements

   On December 17, 1998, Cabot Trust's Board of Trustees approved a retention and severance plan covering all full-time employees of Cabot Trust and its affiliates not covered by employment agreements which will provide for six to twenty-one months of compensation to be paid, under certain circumstances, in the event of a change in control.

   As of December 31, 1998, total costs payable under the employment and severance agreements covering senior executives and other employees in the event of a change in control approximated $11 million.

                     CABOT INDUSTRIAL PROPERTIES, L.P.

                             December 31, 1998

12. Supplementary Quarterly Data

                                              (Unaudited, in 000's)
                                  ---------------------------------------------
                                  March 31, June 30, September 30, December 31,
                                   1998(1)    1998       1998          1998
                                  --------- -------- ------------- ------------
Rental income....................  $14,733  $26,159     $28,417      $33,116
Gain on sale of real estate......      --       --          --           572
Net income.......................    8,126   14,242      14,055       14,535
Earnings per unit, basic.........      .19      .33         .32          .33
Earnings per unit, diluted.......      .19      .33         .32          .33

--------

(1) Since Cabot L.P. did not begin operations until February 4, 1998, the results for the quarter ended March 31, 1998, represent activity for 56 days only.

13. Subsequent Events

   In February 1999, Cabot L.P. borrowed $87.6 million, secured by properties with a net book value of approximately $130 million. The borrowing has a fixed interest rate of 7.25% per annum and a 10-year term. Monthly installments of principal and interest are due based on a 25-year amortization rate, and any remaining balance outstanding is due at the end of the 10-year term. This borrowing is subject to various customary covenants. The proceeds from the borrowing were used to repay a portion of the balance outstanding under the Acquisition Facility.

   Subsequent to December 31, 1998, Cabot L.P. acquired the following industrial properties, which acquisitions were funded primarily through proceeds from the Acquisition Facility:

Property Location               Building Type       Square Feet Acquisition Cost
-----------------          ------------------------ ----------- ----------------
Farmers Branch, TX........ Multitenant Distribution   82,756       $3,250,000
Carrollton, TX............ Workspace                  56,531        2,180,000

   In addition, as of March 8, 1999, Cabot L.P. has entered into separate agreements to acquire 33 additional industrial properties with an estimated acquisition cost of $71.2 million.

                    CABOT INDUSTRIAL PROPERTIES, L.P.

         Schedule III -- Real Estate and Accumulated Depreciation

                            December 31, 1998

                          (dollar amounts 000's)

                                                                             Costs Capitalized
                                                                               Subsequent to     Gross Amount Carried
                                                            Initial Cost        Acquisition     as of December 31, 1998
                                                         ------------------- ------------------ ----------------------------
                  Number of                      Encum-        Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings       Location       brances Land  Improvements  Land Improvements   Land        Improvements
----------------  ---------       --------       ------- ----- ------------- ---- ------------- ----------- ----------------
North 104th
Avenue..........       1    Tolleson, AZ          $  --  $ 651    $6,476     $--       $ 3      $       651    $      6,479
North 47th
Avenue..........       1    Phoenix, AZ             --     471     3,675     --        --               471           3,675
South 55th
Avenue..........       1    Phoenix, AZ             --     334     1,953     --         31              334           1,984
South 63rd
Avenue..........       1    Phoenix, AZ             --     528     4,471     --        --               528           4,471
South 84th
Avenue..........       1    Tolleson, AZ            --     553     6,067     --        --               553           6,067
West Van Buren..       1    Tolleson, AZ            --     475     6,224     --        --               475           6,224
South 41st
Avenue..........       2    Phoenix, AZ           8,561  1,261    10,524     --        --             1,261          10,524
South 49th
Avenue..........       1    Phoenix, AZ           2,463    787     3,069     --        --               787           3,069
44th Avenue.....       1    Phoenix, AZ             --     575     3,629     --        121              575           3,750
South 9th
Street..........       1    Phoenix, AZ           2,968  1,394     5,709     --        --             1,394           5,709
South 39th
Avenue..........       1    Phoenix, AZ           4,663    550     7,606     --        --               550           7,606
South 40th
Avenue..........       2    Phoenix, AZ           3,703  1,036     7,474     --        --             1,036           7,474
South 53rd
Avenue..........       1    Phoenix, AZ           2,426    226     3,667     --        --               226           3,667
South 40th
Avenue..........       1    Phoenix, AZ             --   1,131     5,680     --        --             1,131           5,680
East Encanto
Drive...........       1    Tempe, AZ               957    460     2,906     --        --               460           2,906
West Alameda
Drive...........       4    Tempe, AZ               --   1,000     4,572     --        --             1,000           4,572
South Priest
Drive...........       1    Tempe, AZ               --     813     3,140     --        147              813           3,287
DeForest
Circle..........       1    Mira Loma, CA           --   1,870     7,794     --        --             1,870           7,794
Santa Anita
Avenue..........       1    Rancho Cucamonga, CA    --   1,641     6,093     --        --             1,641           6,093
East Jurupa
Street..........       1    Ontario, CA             --   1,256     2,702     --         24            1,256           2,726
South
Rockefeller
Avenue..........       1    Ontario, CA             --   1,259     4,249     --        --             1,259           4,249
South Vintage
Avenue..........       2    Ontario, CA             --   4,026    12,031     --        --             4,026          12,031
Vintage Avenue..       1    Ontario, CA             --   2,139     7,224     --        --             2,139           7,224
San Fernando
Road............       1    Sun Valley, CA          --   2,612     7,118     --        --             2,612           7,118
Rowland Street..       1    City of Industry, CA    --   2,000     6,102     --        165            2,000           6,267
East Dyer Road..       1    Santa Ana, CA           --   8,160     6,172     --        --             8,160           6,172
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
North 104th
Avenue..........   $7,130     $(146)          1995   02/04/98    10-40
North 47th
Avenue..........    4,146       (88)          1986   02/04/98    10-40
South 55th
Avenue..........    2,318       (35)          1986   02/04/98    10-40
South 63rd
Avenue..........    4,999      (102)          1990   02/04/98    10-40
South 84th
Avenue..........    6,620      (141)          1989   02/04/98    10-40
West Van Buren..    6,699      (123)          1997   03/16/98    10-40
South 41st
Avenue..........   11,785       (73)          1985   09/22/98    10-40
South 49th
Avenue..........    3,856       (22)          1989   09/22/98    10-40
44th Avenue.....    4,325       (77)          1997   03/16/98    10-40
South 9th
Street..........    7,103       (84)          1983   06/30/98    10-40
South 39th
Avenue..........    8,156       (51)          1989   09/22/98    10-40
South 40th
Avenue..........    8,510       (50)          1990   09/22/98    10-40
South 53rd
Avenue..........    3,893       (25)          1987   09/22/98    10-40
South 40th
Avenue..........    6,811         0           1987   12/29/98    10-40
East Encanto
Drive...........    3,366       (57)          1990   03/17/98    10-40
West Alameda
Drive...........    5,572       (32)          1984   09/21/98    10-40
South Priest
Drive...........    4,100       (23)          1998   09/21/98    10-40
DeForest
Circle..........    9,664      (170)          1992   02/06/98    10-40
Santa Anita
Avenue..........    7,734      (149)          1988   02/04/98    10-40
East Jurupa
Street..........    3,982       (80)          1986   02/04/98    10-40
South
Rockefeller
Avenue..........    5,508      (109)          1986   02/04/98    10-40
South Vintage
Avenue..........   16,057      (308)          1986   02/04/98    10-40
Vintage Avenue..    9,363      (170)          1988   02/04/98    10-40
San Fernando
Road............    9,730      (130)          1980   04/07/98    10-40
Rowland Street..    8,267       (45)          1998   09/01/98    10-40
East Dyer Road..   14,332      (138)     1954/1965   02/04/98    10-40

                    CABOT INDUSTRIAL PROPERTIES, L.P.

                            December 31, 1998

                          (dollar amounts 000's)

                                                                              Costs Capitalized
                                                                                Subsequent to      Gross Amount Carried
                                                             Initial Cost        Acquisition     as of December 31, 1998
                                                         -------------------- ------------------ ----------------------------
                  Number of                      Encum-         Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings       Location       brances  Land  Improvements  Land Improvements    Land       Improvements
----------------  ---------       --------       ------- ------ ------------- ---- ------------- ----------- ----------------
Industry
Circle..........       1    La Mirada, CA           --    1,802     3,325     --        --             1,802          3,325
East Santa Ana
Street..........       2    Ontario, CA           1,272   1,230     5,190     --        --             1,230          5,190
Jersey Court....       1    Rancho Cucamonga, CA    --      736     2,420     --        --               736          2,420
12th Street.....       1    Chino, CA               --      889     3,170     --        --               889          3,170
West Rincon
Street..........       1    Corona, CA              --    1,955     6,318     --        --             1,955          6,318
Artesia Avenue..       2    Fullerton, CA           --    1,186     3,208     --        --             1,186          3,208
Commonwealth
Avenue..........       1    Fullerton, CA           --      640     1,333     --        --               640          1,333
East Howell
Avenue..........       2    Anaheim, CA             --    1,382     3,242     --        --             1,382          3,242
Kovacs Lane.....       1    Huntington Beach, CA    --    1,750     6,243     --        --             1,750          6,243
Anza Drive......       3    Valencia, CA            --      588     1,460     --        --               588          1,460
Royal Avenue....       1    Simi Valley, CA         --      443     1,320     --        --               443          1,320
Union Place.....       2    Simi Valley, CA         --      915     4,032     --          6              915          4,038
Dornoch Court...       1    San Diego, CA           --    1,870     9,030     --        --             1,870          9,030
Avenida
Encinas.........       2    Carlsbad, CA            --    3,675     9,900     --        --             3,675          9,900
Airway Road.....       2    Otay Mesa, CA           --    1,301     6,460     --        --             1,301          6,460
Reed Avenue.....       2    West Sacramento, CA     --    1,837     5,843     --        --             1,837          5,843
Huntwood
Avenue..........       1    Hayward, CA             --      880     3,587     --        --               880          3,587
Brisbane
Industrial
Park............      14    Brisbane, CA            --   10,007    15,220     --          5           10,007         15,225
Pepes Farm
Road............       1    Milford, CT             --    1,637     6,533     --        --             1,637          6,533
Landstreet Road,
Building 1......       1    Orlando, FL             --    1,340    13,221     --          2            1,340         13,223
Kingspointe
Parkway.........       1    Orlando, FL             --      600     2,791     --          3              600          2,794
Orlando Central
Park............       6    Orlando, FL             --    7,083    31,176     --        113            7,083         31,289
Exchange Drive..       1    Orlando, FL             --      400     3,270     --         14              400          3,284
Boggy Creek
Road............       2    Orlando, FL             --      649     4,939     --        --               649          4,939
Landstreet
Road............       2    Orlando, FL             --      649     4,817     --        --               649          4,817
Boggy Creek
Road, Building
3...............       1    Orlando, FL             --      345     1,802     --        --               345          1,802
Highway 316.....       1    Dacula, GA              --    1,279    10,424     --        --             1,279         10,424
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
Industry
Circle..........    5,127       (17)        1966     10/21/98    10-40
East Santa Ana
Street..........    6,420       (80)        1990     05/20/98    10-40
Jersey Court....    3,156       (21)        1989     09/30/98    10-40
12th Street.....    4,059       (25)        1990     09/30/98    10-40
West Rincon
Street..........    8,273       (47)        1986     09/30/98    10-40
Artesia Avenue..    4,394       (73)        1991     02/04/98    10-40
Commonwealth
Avenue..........    1,973       (30)        1965     02/04/98    10-40
East Howell
Avenue..........    4,624       (75)        1968     02/04/98    10-40
Kovacs Lane.....    7,993       (84)        1988     06/17/98    10-40
Anza Drive......    2,048       (20)        1990     06/29/98    10-40
Royal Avenue....    1,763       (18)        1988     06/29/98    10-40
Union Place.....    4,953       (55)        1985     06/29/98    10-40
Dornoch Court...   10,900      (197)        1988     02/06/98    10-40
Avenida
Encinas.........   13,575      (225)        1972     02/04/98    10-40
Airway Road.....    7,761      (101)        1996     05/08/98    10-40
Reed Avenue.....    7,680      (133)        1988     02/04/98    10-40
Huntwood
Avenue..........    4,467       (90)        1982     02/04/98    10-40
Brisbane
Industrial
Park............   25,232      (350)        1968     02/04/98    10-40
Pepes Farm
Road............    8,170      (149)        1980     02/04/98    10-40
Landstreet Road,
Building 1......   14,563      (301)        1997     02/04/98    10-40
Kingspointe
Parkway.........    3,394       (64)        1991     02/04/98    10-40
Orlando Central
Park............   38,372      (747)        1983     02/04/98    10-40
Exchange Drive..    3,684       (36)        1979     07/30/98    10-40
Boggy Creek
Road............    5,588      (111)        1992     02/13/98    10-40
Landstreet
Road............    5,466      (102)        1997     02/13/98    10-40
Boggy Creek
Road, Building
3...............    2,147         0         1998     03/04/98    10-40
Highway 316.....   11,703      (228)        1989     02/06/98    10-40

                    CABOT INDUSTRIAL PROPERTIES, L.P.

                            December 31, 1998

                          (dollar amounts 000's)

                                                                           Costs Capitalized
                                                                               Subsequent      Gross Amount Carried
                                                          Initial Cost       to Acquisition   as of December 31, 1998
                                                       ------------------- ------------------ ----------------------------
                  Number of                    Encum-        Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings      Location      brances Land  Improvements  Land Improvements   Land        Improvements
----------------  ---------      --------      ------- ----- ------------- ---- ------------- ----------- ----------------
Westgate
Parkway.........       1    Fulton County, GA    --    1,619     4,782     --          2            1,619           4,784
Atlanta
Industrial
Drive...........       1    Atlanta, GA          --    1,032     2,999     --         14            1,032           3,013
Westpark Drive..       2    Fulton County, GA    --    1,404     7,065     --        --             1,404           7,065
Cobb
International
Place...........       2    Kennesaw, GA         --      750     4,605     --          2              750           4,607
South Royal
Drive...........       3    Tucker, GA           --    1,125     4,426     --        --             1,125           4,426
Town Park
Drive...........       2    Kennesaw, GA         --    1,089     4,716     --          3            1,089           4,719
Ambassador
Road............       1    Naperville, IL       --    1,060     6,738     --        101            1,060           6,839
Arthur Avenue...       1    Elk Grove, IL        --      747     5,877     --        --               747           5,877
Harvester
Drive...........       1    Chicago, IL          --      763     6,358     --        --               763           6,358
Mark Street.....       1    Wood Dale, IL        --    1,570     7,541     --        --             1,570           7,541
Remington
Street..........       1    Bolingbrook, IL      --      980     7,544     --        --               980           7,544
West 73rd
Street..........       3    Bedford Park, IL     --    2,540    20,809     --          6            2,540          20,815
North Raddant
Road............       1    Batavia, IL          --      931     5,977     --        --               931           5,977
High Grove
Lane............       1    Naperville, IL       --      800     3,156     --        --               800           3,156
Medinah Road....       2    Chicago, IL          --    2,936    17,471     --        --             2,936          17,471
Western Avenue..       1    Lisle, IL            --      700     2,241     --        --               700           2,241
Swenson Avenue..       1    St. Charles, IL      --      650     2,479     --        --               650           2,479
Feehanville
Drive...........       1    Mount Prospect, IL   --    1,043     3,819     --        --             1,043           3,819
Business Center,
Building 1......       1    Mount Prospect, IL   --      757     2,867     --        --               757           2,867
Tower Lane......       1    Bensenville, IL      --      740     4,040     --          1              740           4,041
Business Center,
Building 2......       1    Mount Prospect, IL   --    1,456     5,250     --        --             1,456           5,250
North State Rd.
#9..............       1    Howe, IN             --      239     6,583     --         32              239           6,615
Holton Drive....       1    Independence, KY     --    2,100     8,244     --        --             2,100           8,244
International
Way.............       1    Hebron, KY           --      663     4,897     --        --               663           4,897
Empire Drive....       1    Florence, KY         --      403     2,563     --        --               403           2,563
Spiral Drive....       2    Florence, KY         --      317     3,734     --        --               317           3,734
Airport Exchange
Drive...........       1    Erlanger, KY         --      744     3,769     --        --               744           3,769
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
Westgate
Parkway.........    6,403      (109)          1988   02/04/98    10-40
Atlanta
Industrial
Drive...........    4,045       (29)          1986   09/11/98    10-40
Westpark Drive..    8,469       (59)          1981   09/08/98    10-40
Cobb
International
Place...........    5,357       (91)          1996   03/13/98    10-40
South Royal
Drive...........    5,551       (94)          1987   02/27/98    10-40
Town Park
Drive...........    5,808       (73)          1995   03/31/98    10-40
Ambassador
Road............    7,899      (153)          1996   02/04/98    10-40
Arthur Avenue...    6,624      (103)          1978   02/04/98    10-40
Harvester
Drive...........    7,121      (145)          1974   02/04/98    10-40
Mark Street.....    9,111      (144)          1985   02/04/98    10-40
Remington
Street..........    8,524      (171)          1996   02/04/98    10-40
West 73rd
Street..........   23,355      (433)          1982   02/04/98    10-40
North Raddant
Road............    6,908       (58)          1991   08/31/98    10-40
High Grove
Lane............    3,956       (71)          1994   02/04/98    10-40
Medinah Road....   20,407      (400)          1986   02/04/98    10-40
Western Avenue..    2,941       (51)     1979/1985   02/04/98    10-40
Swenson Avenue..    3,129       (18)          1988   09/24/98    10-40
Feehanville
Drive...........    4,862       (73)          1987   03/31/98    10-40
Business Center,
Building 1......    3,624       (44)          1985   05/26/98    10-40
Tower Lane......    4,781       (49)          1977   07/14/98    10-40
Business Center,
Building 2......    6,706       (27)          1989   10/16/98    10-40
North State Rd.
#9..............    6,854      (151)          1988   02/04/98    10-40
Holton Drive....   10,344      (188)          1996   02/04/98    10-40
International
Way.............    5,560      (112)          1990   02/04/98    10-40
Empire Drive....    2,966       (63)          1991   02/04/98    10-40
Spiral Drive....    4,051       (66)          1988   03/19/98    10-40
Airport Exchange
Drive...........    4,513       (27)          1997   09/18/98    10-40

                    CABOT INDUSTRIAL PROPERTIES, L.P.

                            December 31, 1998

                          (dollar amounts 000's)

                                                                               Costs Capitalized
                                                                                  Subsequent       Gross Amount Carried
                                                              Initial Cost       to Acquisition   as of December 31, 1998
                                                           ------------------- ------------------ ----------------------------
                  Number of                        Encum-        Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings        Location        brances Land  Improvements  Land Improvements   Land        Improvements
----------------  ---------        --------        ------- ----- ------------- ---- ------------- ----------- ----------------
First Avenue....       1    Needham, MA               --   2,530     4,123     --        --             2,530           4,123
John Hancock
Road............       1    Taunton, MA             1,510    257     1,872     --        --               257           1,872
Technology
Drive...........       1    Auburn, MA                --     663     1,269     --        --               663           1,269
Oceano Avenue...       1    Jessup, MD                --   1,629     7,862     --        --             1,629           7,862
Tar Bay Drive...       1    Jessup, MD                --   1,415     6,475     --        --             1,415           6,475
Port Capital
Drive...........       1    Jessup, MD              1,307    900     4,106     --        --               900           4,106
The Crysen
Center..........       2    Jessup, MD                --   1,365     5,454     --        --             1,365           5,454
Guilford Road...       1    Annapolis Junction, MD    --   1,123     4,718     --        --             1,123           4,718
Bristol Court...       1    Jessup, MD                --     785     3,132     --        --               785           3,132
West Nursery
Road............       2    Linthicum, MD           3,504  1,019     6,749     --        --             1,019           6,749
Fontana Lane....       2    Baltimore, MD           4,531    915     5,771     --        --               915           5,771
Sysco Court.....       1    Grand Rapids, MI        2,038    354     1,788     --        --               354           1,788
Woodale Drive...       4    Mounds View, MN           --   2,835    17,455     --        --             2,835          17,455
Industrial Drive
South...........       1    Gluckstadt, MS            --     320     5,697     --        --               320           5,697
Reames Road.....       1    Charlotte, NC             --     365     2,922     --         21              365           2,943
Old Charlotte
Highway.........       1    Monroe, NC                --     833     4,196     --        --               833           4,196
Airport Road....       1    Monroe, NC                --     555     2,793     --        --               555           2,793
Birch Creek
Road............       1    Bridgeport, NJ            --     862     6,900     --        --               862           6,900
Herrod
Boulevard.......       1    South Brunswick, NJ       --   2,600    15,289     --        --             2,600          15,289
Pierce Street...       1    Franklin Township, NJ     --   1,400     6,716     --        --             1,400           6,716
South Middlesex
Avenue..........       2    Cranbury, NJ              --   2,700    12,532     --        --             2,700          12,532
Colony Road.....       2    Port Jersey, NJ           --   2,816    10,266     --        --             2,816          10,266
Industrial
Drive...........       3    Port Jersey, NJ           --   3,024    13,298     --        --             3,024          13,298
Port Jersey
Boulevard.......       2    Port Jersey, NJ           --   5,493    18,974     --        --             5,493          18,974
Pulaski
Boulevard.......       1    Port Jersey, NJ           --   1,769     5,572     --        --             1,769           5,572
Memorial Drive..       1    Franklin Township, NJ     --   1,859     4,844     --        --             1,859           4,844
New England
Avenue..........       1    Piscataway, NJ            --   1,350     2,423     --        --             1,350           2,423
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
First Avenue....    6,653       (94)     1961/1992   02/04/98    10-40
John Hancock
Road............    2,129       (41)          1986   02/04/98    10-40
Technology
Drive...........    1,932       (29)          1973   02/04/98    10-40
Oceano Avenue...    9,491      (180)          1987   02/04/98    10-40
Tar Bay Drive...    7,890      (148)          1990   02/04/98    10-40
Port Capital
Drive...........    5,006       (42)          1974   08/06/98    10-40
The Crysen
Center..........    6,819      (118)          1985   02/04/98    10-40
Guilford Road...    5,841       (50)          1989   08/03/98    10-40
Bristol Court...    3,917       (37)          1988   08/03/98    10-40
West Nursery
Road............    7,768       (50)          1989   08/03/98    10-40
Fontana Lane....    6,686       (57)          1988   08/03/98    10-40
Sysco Court.....    2,142       (40)          1985   02/04/98    10-40
Woodale Drive...   20,290      (347)          1992   03/31/98    10-40
Industrial Drive
South...........    6,017      (130)          1988   02/04/98    10-40
Reames Road.....    3,308       (67)          1994   02/04/98    10-40
Old Charlotte
Highway.........    5,029       (96)     1957/1972   02/04/98    10-40
Airport Road....    3,348       (64)     1957/1972   02/04/98    10-40
Birch Creek
Road............    7,762      (176)     1991/1997   02/04/98    10-40
Herrod
Boulevard.......   17,889      (350)          1989   02/04/98    10-40
Pierce Street...    8,116      (153)          1984   02/04/98    10-40
South Middlesex
Avenue..........   15,232      (286)          1989   02/04/98    10-40
Colony Road.....   13,082      (239)          1976   02/04/98    10-40
Industrial
Drive...........   16,322      (310)          1976   02/04/98    10-40
Port Jersey
Boulevard.......   24,467      (453)     1974/1982   02/04/98    10-40
Pulaski
Boulevard.......    7,341      (145)          1974   02/04/98    10-40
Memorial Drive..    6,703      (106)          1988   02/04/98    10-40
New England
Avenue..........    3,773       (36)     1975/1995   06/26/98    10-40

                    CABOT INDUSTRIAL PROPERTIES, L.P.

                            December 31, 1998

                          (dollar amounts 000's)

                                                                               Costs Capitalized
                                                                                   Subsequent       Gross Amount Carried
                                                             Initial Cost        to Acquisition   as of December 31, 1998
                                                        ---------------------- ------------------ ----------------------------
                  Number of                     Encum-           Buildings and      Buildings and             Buildings and
Property Name(s)  Buildings      Location       brances   Land   Improvements  Land Improvements    Land       Improvements
----------------  ---------      --------       ------- -------- ------------- ---- ------------- ----------- ----------------
Equity Drive....       2    Columbus, OH            --     1,854      7,301    --          91           1,854         7,392
Westbelt Drive..       2    Columbus, OH            --     1,849     12,301    --           6           1,849        12,307
Dividend Drive..       1    Columbus, OH            --       449      3,712    --         --              449         3,712
International
Street..........       1    Columbus, OH            --       517      2,657    --         --              517         2,657
Port Road.......       2    Franklin County, OH     --     1,402     10,085    --         --            1,402        10,085
Twin Creek
Drive...........       1    Columbus, OH            --       702      3,416    --         --              702         3,416
International
Road............       2    Cincinnati, OH          --     2,041      9,833    --         --            2,041         9,833
Kingsley Drive..       2    Cincinnati, OH          --     2,766      9,519    --           8           2,766         9,527
Lake Forest
Drive...........       2    Blue Ash, OH            --     2,320      9,482    --         --            2,320         9,482
Creek Road......       1    Blue Ash, OH            --       902      2,790    --         --              902         2,790
Brackbill Blvd..       2    Mechanicsburg, PA     6,870    3,722     14,226    --         --            3,722        14,226
Cumberland
Parkway.........       1    Harrisburg, PA          --     1,851     11,317    --         --            1,851        11,317
Ritter Road.....       1    Mechanicsburg, PA     1,433      332      1,934    --         --              332         1,934
Pilot Drive.....       1    Memphis, TN             --     1,364      6,231    --         --            1,364         6,231
Airline Drive...       2    Coppell, TX             --     1,012      5,999    --         --            1,012         5,999
DFW Trade
Center..........       3    Grapevine, TX           --     5,273     45,755    --         141           5,273        45,896
Luna Road.......       1    Carrollton, TX          --     1,020      6,097    --         --            1,020         6,097
113th Street....       1    Arlington, TX           --       506      2,055    --         --              506         2,055
North Lake
Drive...........       1    Coppell, TX             --     1,165      4,914    --         --            1,165         4,914
10th Street.....       2    Plano, TX               --     1,677      6,532    --         --            1,677         6,532
Diplomat Drive,
Building 1......       1    Farmers Branch, TX      --       110      2,456    --         --              110         2,456
Oakville
Industrial
Park............       6    Alexandria, VA          --     5,720     13,736    --         --            5,720        13,736
Nokes
Boulevard.......       1    Sterling, VA            --     1,344      4,799    --         --            1,344         4,799
Kent West
Corporate Park
II..............       1    Kent, WA                --     2,528      9,256    --          17           2,528         9,273
Kent West
Corporate Park
I...............       4    Kent, WA                --     1,549      5,691    --          10           1,549         5,701
                     ---                        ------- --------   --------    ---     ------     -----------   -----------
                     206                        $48,206 $199,145   $872,441    $--     $1,089     $   199,145   $   873,530
                     ===                        ======= ========   ========    ===     ======     ===========   ===========
                                              Date              Depreciable
                             Accumulated  Constructed/   Date      Lives
Property Name(s)   Total(1)  Depreciation  Renovated   Acquired  in Years
----------------  ---------- ------------ ------------ -------- -----------
Equity Drive....       9,246       (166)      1980     02/04/98    10-40
Westbelt Drive..      14,156       (294)      1979     02/04/98    10-40
Dividend Drive..       4,161        (87)      1980     02/04/98    10-40
International
Street..........       3,174        (61)      1988     02/04/98    10-40
Port Road.......      11,487       (238)      1995     02/04/98    10-40
Twin Creek
Drive...........       4,118        (78)      1989     02/04/98    10-40
International
Road............      11,874       (247)      1990     02/04/98    10-40
Kingsley Drive..      12,293       (150)      1981     06/09/98    10-40
Lake Forest
Drive...........      11,802       (246)      1978     02/04/98    10-40
Creek Road......       3,692        (73)      1983     02/04/98    10-40
Brackbill Blvd..      17,948       (349)      1984     02/17/98    10-40
Cumberland
Parkway.........      13,168       (248)      1992     02/06/98    10-40
Ritter Road.....       2,266        (43)      1986     02/04/98    10-40
Pilot Drive.....       7,595       (143)      1987     02/04/98    10-40
Airline Drive...       7,011       (137)      1990     02/04/98    10-40
DFW Trade
Center..........      51,169       (964)      1996     02/04/98    10-40
Luna Road.......       7,117       (139)      1997     02/04/98    10-40
113th Street....       2,561        (47)      1979     02/04/98    10-40
North Lake
Drive...........       6,079       (122)      1982     02/04/98    10-40
10th Street.....       8,209        (91)      1997     06/10/98    10-40
Diplomat Drive,
Building 1......       2,566        (56)      1997     02/04/98    10-40
Oakville
Industrial
Park............      19,456       (316)      1955     02/04/98    10-40
Nokes
Boulevard.......       6,143          0       1998     12/15/98    10-40
Kent West
Corporate Park
II..............      11,801       (212)      1989     02/04/98    10-40
Kent West
Corporate Park
I...............       7,250       (130)      1989     02/04/98    10-40
                  ---------- ------------
                  $1,072,675   $(17,290)
                  ========== ============

-----

(1) The aggregate cost for federal income tax purposes as of December 31, 1998 was approximately $1,057 million.

                    CABOT INDUSTRIAL PROPERTIES, L.P.

                            December 31, 1998

                      Reconciliation of Real Estate

   The changes in total investment in real estate assets for the year ended December 31, 1998, are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
                                                                     (in 000's)
      Balance, Beginning of Year...................................  $      --
      Acquisitions.................................................   1,077,994
      Improvements.................................................       1,089
      Disposition of Assets........................................      (6,408)
                                                                     ----------
      Balance, End of Year.........................................  $1,072,675
                                                                     ==========

                Reconciliation of Accumulated Depreciation

   The changes in accumulated depreciation for the year ended December 31, 1998, are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
                                                                     (in 000's)
      Balance, Beginning of Year...................................   $   --
      Depreciation Expense.........................................    17,396
      Disposition of Assets........................................      (106)
                                                                      -------
      Balance, End of Year.........................................   $17,290
                                                                      =======

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The expenses to be paid in connection with the issuance and distribution of the securities being registered are estimated as follows and will be borne by the registrants:

   SEC Registration Fee............................................. $  278,000
   Accounting fees and expenses.....................................    150,000
   Legal fees and expenses (other than Blue Sky)....................    300,000
   Blue sky fees and expenses.......................................     20,000
   Printing and engraving expenses..................................    250,000
   Rating agencies fees.............................................    250,000
   Trustee and transfer agent fees (including counsel fees).........     10,000
   NASD fee.........................................................     30,500
   Miscellaneous expenses...........................................    125,000
                                                                     ----------
   Total............................................................ $1,413,500
                                                                     ==========

Item 15. Indemnification of Directors and Officers.

   Article 9, Section 1 of Cabot Trust's Declaration of Trust provides as follows with respect to the limitation of liability for Trustees and officers and indemnification:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a REIT, no trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor the repeal of this
  Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to the amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees or officers of a Maryland REIT for money damages in a suit by or on behalf of the Trust or by any shareholder, no trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in the proceeding that the trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of the action adjudicated in the proceeding."

   Article 9, Section 3 of the Cabot Trust's Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

  "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify the persons against the liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (a) create a trust fund, (b) establish any form of self-insurance, (c) secure its indemnity obligation by grant of any security interest or other lien on the assets of the Trust, or (d) establish a letter of credit, guaranty or surety arrangement. Any insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and the insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving the insurance or other arrangement to liability on any ground, regardless of whether Trustees participating and approving the insurance or other arrangement shall be beneficiaries thereof."

   Cabot Trust has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of the officer or Trustee, arising out of any lawsuit or claim against the officer or Trustee due to the fact that the person was or is serving as an officer or Trustee, except for the liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations.

   It is expected that forms of underwriting agreements that may be filed in connection with this Registration Statement will provide for reciprocal indemnification by the underwriters, and their respective directors, officers and controlling persons, against liabilities under the Securities Act.

Item 16. Exhibits.

   See the Exhibit Index which is hereby incorporated herein by reference.

Item 17. Undertakings.

   The undersigned Registrants hereby undertake:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrants hereby undertake to supplement the prospectus, after the expiration of any subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent offering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

   The undersigned registrants hereby undertake that:

   (a) or purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

   (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 22nd day of March, 1999.

                                          CABOT INDUSTRIAL TRUST

                                             /s/ Neil E. Waisnor
                                          By: _________________________________

                                             Neil E. Waisnor

                                             Senior Vice President

                                          CABOT INDUSTRIAL PROPERTIES, L.P.

                                          By: Cabot Industrial Trust, as
                                           general partner

                                             /s/ Neil E. Waisnor
                                          By: _________________________________

                                             Neil E. Waisnor

                                             Senior Vice President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dated indicated.

              Signature                           Title                  Date
              ---------                           -----                  ----

  /s/ Ferdinand Colloredo-Mansfeld*    Chairman of the Board,       March 22, 1999
______________________________________  Chief Executive Officer,
     Ferdinand Colloredo-Mansfeld       Trustee (Principal
                                        Executive Officer)

      /s/ Robert E. Patterson*         President, Trustee           March 22, 1999
______________________________________
         Robert E. Patterson

    /s/ Franz Colloredo-Mansfeld*      Chief Financial Officer and  March 22, 1999
______________________________________  Senior Vice President
       Franz Colloredo-Mansfeld         (Principal Financial
                                        Officer)

        /s/ Neil E. Waisnor            Senior Vice President--      March 22, 1999
______________________________________  Finance, Treasurer,
           Neil E. Waisnor              Secretary (Principal
                                        Accounting Officer)

    /s/ Christopher C. Milliken*       Trustee                      March 22, 1999
______________________________________
       Christopher C. Milliken

         /s/ Maurice Segall*           Trustee                      March 22, 1999
______________________________________
            Maurice Segall

             Signature                           Title                  Date
             ---------                           -----                  ----

    /s/ W. Nicholas Thorndike*       Trustee                       March 22, 1999
____________________________________
       W. Nicholas Thorndike

      /s/ Ronald L. Skates*          Trustee                       March 22, 1999
____________________________________
          Ronald L. Skates

  /s/ Neil E. Waisnor

*By:
  ------------------------------

  Neil E. Waisnor

  As attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                           Document Description
 -------                          --------------------
    1.1  Form of Underwriting Agreement for Debt Securities.*
    1.2  Form of Underwriting Agreement for Preferred Shares.*
    1.3  Form of Underwriting Agreement for Common Shares.*
    4.1  Amended and Restated Declaration of Trust of Cabot Trust, dated
         January 26, 1998 (incorporated by reference to Exhibit 3.1 to Cabot
         Trust's Form S-11 Registration Statement No. 333-38383 (the "Form S-
         11")).
    4.2  Amended and Restated Bylaws (incorporated by reference to Exhibit 2 to the Cabot Trust's Form 8-K filed on September 16, 1998).
    4.3  Second Amended and Restated Agreement of Limited Partnership of Cabot
         L.P., dated February 4, 1998 (incorporated by reference to Exhibit 3.5 to the Form S-11).
    4.4  Form of Common Share Certificate (incorporated by reference to Exhibit
         3.4 to the Form S-11).
    4.5  Form of Preferred Share Certificate.*
    4.6  Form of Warrant Agreement.*
    4.7  Form of Deposit Agreement.*
    4.8  Form of Registration Rights and Lock-Up Agreement between Cabot Trust and the persons listed on the signature page thereto (included as
         Exhibit B to Exhibit 4.10).
    4.9  Form of Registration Rights and Lock-Up Agreement, between Cabot Trust and Morgan Stanley Asset Management, Inc., on behalf of certain of its institutional investors (incorporated by reference to Exhibit 10.3 to the Form S-11).
    4.10 Contribution Agreement relating to the Capitalization of Cabot Trust, dated as of October 10, 1997, among Cabot Trust, Cabot L.P., Cabot
         Partners Limited Partnership and various contributors and title holding entities identified therein (incorporated by reference to
         Exhibit 4.1 to the Form S-11).
    4.11 Form of Indenture to be entered into among Cabot L.P., Cabot Trust and
         The Bank of New York, as trustee.
    5.1  Opinion of Mayer, Brown & Platt as to the validity of the securities being registered.
    5.2  Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered.**
    8.1  Opinion of Mayer, Brown & Platt as to tax matters.
   12.1  Statement re: Computation of Ratio of Earnings to Fixed Charges and
         Preferred Distributions (Cabot Trust).
   12.2  Statement re: Computation of Ratio of Earnings to Combined Fixed
         Charges (Cabot L.P.).
   23.1  Consent of Arthur Andersen LLP
   23.2  Consent of Arthur Andersen LLP
   23.3  Consent of KPMG LLP
 23.4.1  Consent of PricewaterhouseCoopers LLP
 23.4.2  Consent of PricewaterhouseCoopers LLP
   23.5  Consent of Mayer, Brown & Platt (included in the opinions filed as
         Exhibit 5.1 and 8.1 to this Registration Statement).
   23.5  Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in the opinion filed as Exhibit 5.2).
   24.1  Power of Attorney pursuant to which amendments to this Registration
         Statement may be filed (included on page II-4 of this Registration
         Statement as originally filed).
   25.1  Statement of Eligibility of Trustee on Form T-1.

--------

* To be filed by amendment or incorporated by reference in connection with an offering of the related securities.

** Previously filed.